Exhibit 10.1

STOCK AND ASSET PURCHASE AGREEMENT

BY AND BETWEEN

PERRIGO COMPANY PLC

AND

VESTAS PHARMA LLC

Dated as of March 1, 2021

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TABLE OF CONTENTS

EXHIBITS

Exhibit A	Form of Purchaser FDA Transfer Letters
Exhibit B	Form of Seller FDA Transfer Letters
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Assignment and Assumption Agreement and Bill of Sale
Exhibit E-1	Form of Purchaser Manufacturing and Supply Agreement
Exhibit E-2	Form of Seller Manufacturing and Supply Agreement
Exhibit E-3	Form of ORx Distribution Agreement
Exhibit F	Form of IP Assignment Agreements

Annex A	Internal Restructuring Plan

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STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT, dated as of March 1, 2021 (this “Agreement”), is by and between PERRIGO COMPANY PLC, an Irish public limited company (“Seller”), and VESTAS PHARMA LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are each referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Seller Entities desire to sell, assign, transfer and convey to Purchaser, and Purchaser desires to purchase and acquire from the Seller Entities, all of their right, title and interest in and to the Purchased Assets, and Purchaser desires to assume the Assumed Liabilities (the “Transaction”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, Altaris Health Partners IV, L.P., a Delaware limited partnership, Altaris Health Partners V, L.P., a Delaware limited partnership, and Altaris Constellation Partners IV, L.P., a Delaware limited partnership (each, a “Guarantor”), have duly executed and delivered to Seller a guaranty, dated as of the date of this Agreement, in favor of Seller (the “Guaranty”); and

WHEREAS, simultaneously with the Closing, Seller, Purchaser and certain of their respective Subsidiaries desire to enter into certain other agreements in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, on the terms and subject to the conditions of this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Accounts Payable” means (a) any and all trade accounts payable and other payment obligations to suppliers, including all trade accounts payable representing amounts payable in respect of goods shipped or products sold or services rendered, and (b) any and all other accounts and notes payable.

“Accounts Receivable” means (a) any and all trade accounts receivable and other rights to payment from customers, including all trade accounts receivable in respect of goods shipped or products sold or services rendered and (b) any and all other accounts and notes receivable.

“Adjustment Amount” means an amount (which may be a positive or negative amount or zero) equal to (a) the Closing Working Capital minus (b) the Target Working Capital.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this Agreement, the Seller Entities shall not be considered Affiliates of Purchaser, nor, as of and after the Closing, of the Purchased Entities. Notwithstanding the foregoing, in the case of Purchaser, except with respect to Section 4.4(f) and Section 10.12, the term “Affiliate” shall not include any “portfolio company” (for the avoidance of doubt, other than Purchaser, the Purchaser Designees and their respective Subsidiaries, including, following the Closing, the Purchased Entities) of any Guarantor or of any other investment fund managed by Altaris Capital Partners, LLC.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, the UK Bribery Act of 2010, Title 5 of the Israeli Penalty Law (Bribery Transactions) and the Israeli Prohibition on Money Laundering Law, 2000 and all other similar anti-corruption Laws of any jurisdiction.

“Antitrust Approvals” means all Approvals from Governmental Entities that are required under applicable Antitrust Laws to permit the consummation of the Transaction and the other transactions contemplated by this Agreement.

“Base Purchase Price” means an aggregate of $1,500,000,000, in cash.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retirement, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock or other equity or equity-based, incentive, deferred compensation, severance, termination, change in control, vacation, holiday pay, “education fund”, managers’ insurance, recuperation pay, part time off, sick pay, disability, medical, vision, life, accident or material fringe benefit or other plan, program, agreement or arrangement sponsored, maintained or contributed to by Seller or any of its Subsidiaries for the benefit of any Business Employee, other than any Multiemployer Plan and any employee benefit plan or program required to be sponsored, maintained or contributed to by a Governmental Entity.

“Books and Records” means all documents, instruments, papers, books, records, books of account and files, including (a) all of the work papers, personnel and employment records, employee benefits and compensation plans and records, supplier lists, repair and performance records, financial and accounting records, purchase orders and invoices, sales orders and sales order log books, credit and collection records, inventory records, cost and pricing information, quality control records and manuals, service records, product development files, records and stability and clinical studies, manufacturing manuals or records, catalogs, brochures, sales literature, promotional materials, certificates, correspondence and miscellaneous records with respect to customers, distributors, suppliers or other third parties (including telephone and facsimile numbers and email addresses), plans and designs of buildings, structures, fixtures and equipment, environmental control and monitoring, (b) all Marketing Records and (c) all Regulatory Documentation.

“Business” means the Rx Business and the PDI Business.

“Business Books and Records” means all Books and Records to the extent related to the Business; provided that the Business Books and Records shall not include (a) Tax Returns and other Books and Records related to Taxes (except for (x) Tax Returns and other Books and Records solely related to Taxes of the Purchased Entities and (y) in the case of any Tax Return related to Taxes of the Purchased Entities that are not described in clause (x), the portion of such Tax Return to the extent solely related to Taxes of the Purchased Entities, but only if reasonably separable from such Tax Return), (b) personnel and employment records for employees and former employees who are not Business Employees, (c) all Books and Records to the extent related to an Excluded Asset or a Retained Liability (it being understood that copies of Books and Records relating to a Specified Liability shall, to the extent reasonably available to Seller and subject to Section 5.4, be provided to Purchaser)), (d) Business Technology and (e) any Books and Records that are not reasonably separable from Books and Records that are not exclusively related to the Business.

“Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks are required or authorized to be closed in New York, New York, Tel Aviv, Israel, or Dublin, Ireland.

“Business Employee” means any (a) Purchased Entity Employee and (b) any other employee of Seller or any of its Subsidiaries who is exclusively or primarily employed in the Business, or who is exclusively or primarily dedicated to supporting the Business, in each case, as of the date hereof and as listed on Section 1.1(a) of the Seller Disclosure Schedules (including any such employee who is on sick leave, military leave, military reserve duty, vacation, holiday, short-term or long-term disability or other similar leave of absence). Notwithstanding the foregoing, (x) each individual listed on Section 1.1(a)(x) of the Seller Disclosure Schedules, which individuals provide shared services to the Business but are not exclusively or primarily dedicated to the Business, shall be considered a Business Employee and (y) no individual listed on Section 1.1(a)(y) of the Seller Disclosure Schedules shall be considered a Business Employee. Section 1.1(a) of the Seller Disclosure Schedules shall be updated from time to time (including as of the day immediately prior to the Closing, and including promptly following request by Purchaser) to reflect hirings and terminations of employment in compliance with this Agreement between the date hereof and the Closing.

“Business Intellectual Property” means the Intellectual Property Rights owned or purported to be owned by Seller or any of its Subsidiaries that are primarily related to, or primarily used in or practiced in, the conduct of the Business; provided, that notwithstanding the foregoing, (i) with respect to Patents, Trademarks and Internet Properties, the Business Intellectual Property includes only those Patents, Trademarks and Internet Properties listed on Section 1.1(b)(i) of the Seller Disclosure Schedules and (ii) the Business Intellectual Property excludes the Intellectual Property Rights listed on Section 1.1(b)(ii) of the Seller Disclosure Schedules.

“Business IP Contract” means any Contract: (a) pursuant to which any Purchased Entity or Seller Entity obtained any right or license to any third party’s Intellectual Property Rights or Software or databases that are exclusively related to or exclusively used in or practiced in the conduct of the Business; or (b) by which any Purchased Entity or Seller Entity has granted a third party any right or license to any Business Intellectual Property, including, in the case of clauses (a) and (b), license agreements, settlement agreements and covenants not to sue.

“Business Material Adverse Effect” means any event, occurrence, change or development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole; except that no event, occurrence, change, development or effect resulting or arising from, or in connection with, any of the following matters may be deemed, either alone or in combination, to constitute or contribute to a “Business Material Adverse Effect”:

(a) the general conditions in the industries in which the Business operates, including economic, regulatory, legal and tax conditions and competition in any of the geographic areas in which the Business operates, except to the extent that such event, occurrence, change, development or effect has a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates;

(b) political, economic, business, monetary, financial or capital or credit market conditions or trends (including interest rates), except to the extent that such event, occurrence, change, development or effect has a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates;

(c) changes in global or national political, economic, business, monetary, financial or capital or credit market conditions or trends, except to the extent that such event, occurrence, change, development or effect has a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates;

(d) any act of civil unrest, insurrection, war or terrorism (including by cyberattack or otherwise), including an outbreak or escalation of hostilities involving the United States or any other country or the declaration by the United States or any other country of a national emergency or war, except to the extent that such event, occurrence, change, development or effect has a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates;

(e) any conditions resulting from natural disasters, weather developments, man-made disasters or acts of God, except to the extent that such event, occurrence, change, development or effect has a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates that were also affected by such disasters, developments or acts of God;

(f) the failure of the financial or operating performance of the Seller Entities, the Purchased Entities or the Business to meet internal, Seller, Purchaser or analyst or other external projections, forecasts or budgets for any period (provided that the facts, causes or occurrences giving rise to or contributing to such failure will not be excluded pursuant to this clause (f); provided, further, that this clause (f) will not be construed as implying that Seller is making any representation or warranty under this Agreement with respect to any internal, Seller, Purchaser or analyst or other external projections or forecasts for any period);

(g) the timing, acceleration, or delay of any determination or decision by, or of any recommendation, statement or other pronouncement made or proposed by, any Governmental Entity or any panel or advisory body empowered or appointed thereby, with respect to the Regulatory Approval of, or with respect to the uses for, or the Manufacturing, Labeling, Product Specifications or safety of, any Products relative to any products or product candidates of current or potential competitors of the Business, or with respect to any applications therefor;

(h) as disclosed (including as deemed disclosed pursuant to the preamble of Article III) with respect to the representations and warranties in Section 3.7;

(i) any Retained Liabilities;

(j) any changes to Seller’s share price or trading volume, provided that the causes underlying such changes shall not be excluded pursuant to this clause (j);

(k) any action taken or omitted to be taken by Seller or any of its Subsidiaries or any of their respective Representatives at the written request of or with the prior written consent of Purchaser or any of its Representatives, or as contemplated, required or permitted by this Agreement, or as required by Law;

(l) the execution, announcement, pendency or consummation of this Agreement, the Transaction or the other transactions contemplated by this Agreement, or the identity of Purchaser or its Affiliates or any communication by Purchaser or any of its Affiliates (including in respect of its plans or intentions (including in respect of the Business Employees)), including any loss of Business Employees, customers, suppliers, distributors, licensees, licensors, collaboration partners or other business relationships resulting from any of the foregoing (provided, that this clause (l) shall not apply with respect to any representation or warranty explicitly addressing the consequences of the execution, announcement, pendency or consummation of this Agreement, the Transaction or the other transactions contemplated by this Agreement or with respect to the condition to Closing contained in Section 7.2(a), to the extent it relates to such representations and warranties);

(m) any actions taken, or omitted to be taken, by Purchaser or any of its Representatives;

(n) changes in Law or GAAP or other applicable accounting principles or standard or, in each case, any interpretations thereof, except to the extent that such change has a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates; or

(o) any epidemic, pandemic or disease outbreak (including COVID-19) or any worsening thereof or any COVID-19 Measures or other restrictions that relate thereto or arise therefrom, except to the extent that such event, occurrence, change, development or effect has a materially disproportionate effect on the Business in the aggregate relative to similarly situated businesses in the industries in which the Business operates that are also affected by such epidemic, pandemic or disease outbreak (including COVID-19) or any worsening thereof or any COVID-19 Measures or other restrictions that relate thereto or arise therefrom.

“Business Patents” means the Patents listed on Section 1.1(c) of the Seller Disclosure Schedules.

“Business Registered Intellectual Property” means any Registered Intellectual Property, including applications therefor, set forth on Section 1.1(d) of the Seller Disclosure Schedules.

“Business Software” means Software that constitutes a Purchased Asset.

“Business Technology” means (a) copies of any Copyable Technology, with respect to which Seller or any of its Subsidiaries owns or purports to own the Intellectual Property Rights embodied therein, to the extent used in, or held for use in, the operation of the Business and (b) any Technology (other than Copyable Technology), with respect to which Seller or any of its Subsidiaries owns or purports to own the Intellectual Property Rights embodied therein, used primarily in the Business and in the possession and control of the Purchased Entities; provided that Business Technology does not include Information Technology or Tangible Personal Property.

“Business Trademarks” means the registered and unregistered Trademarks set forth on Section 1.1(e) of the Seller Disclosure Schedules.

“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“Cash Amounts” means, of any Person and as of any time, all cash and cash equivalents, bank and other depositary accounts and safe deposit boxes, demand accounts, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts, in each case, of such Person as of such time; provided that Cash Amounts shall (a) exclude the aggregate amount of checks or drafts written by such Person that remain uncleared as of such time, (b) include the amount of checks and drafts received but not yet posted by such Person as of such time and (c) exclude (i) cash and cash equivalents held as security deposits or in marketing funds, in each case, the transfer of which is prohibited by a contractual obligation, (ii) cash and cash equivalents in escrow accounts, the release of which is subject to the consent of a third party other than the escrow provider, and (iii) custodial cash held on behalf of third parties.

“Closing Cash Amount” means an amount equal to the sum of the Cash Amounts (including Restricted Cash) of the Purchased Entities as of immediately prior to the Closing; provided, that if the aggregate Restricted Cash of the Purchased Entities in Israel immediately prior to the Closing exceeds $10,000,000 (the aggregate amount of such excess in Israel, “Excess Restricted Cash”), the Restricted Cash included in the Closing Cash Amount shall be reduced by 15% of Excess Restricted Cash; provided, further, however, that, after giving effect to the foregoing, any Restricted Cash of the Purchased Entities that in the aggregate is in excess of $20,000,000 shall be deemed not to be included in the Closing Cash Amount.

“Closing Funded Debt” means an amount equal to the sum of the aggregate Funded Debt of the Purchased Entities and any Seller Entities (to the extent such Funded Debt of any Seller Entities is an Assumed Liability), in each case as of immediately prior to the Closing.

“Closing Purchase Price” means an amount equal to (a) the Base Purchase Price, plus (b) the Estimated Closing Cash Amount, plus (c) the Estimated Adjustment Amount (which may be a positive or negative number), minus (d) the Estimated Closing Funded Debt, minus (e) the Estimated Transaction Expenses.

“Closing Working Capital” means the Working Capital as of immediately prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means any affiliated, combined, consolidated, unitary or similar group Tax Return (including, for the avoidance of doubt, Tax Returns with respect to the Ohio Commercial Activity Tax for fiscal years 2013 through 2018) that (i) includes any Seller Entity or any of its respective Affiliates (other than a Purchased Entity), on the one hand, and any of the Purchased Entities, on the other hand and (ii) for which Seller or any of its Affiliates (other than the Purchased Entities) was the parent of or was otherwise primarily liable for Taxes of the affiliated, combined, consolidated, unitary or similar group for the relevant Tax period.

“Comparable Position” (a) shall have the meaning set forth in the Seller U.S. Severance Policy or (b) with respect to a Business Employee who does not participate in such policy as of immediately prior to the Closing, means a position with Purchaser in which (i) the Transferred Business Employee’s level of authority, duties and responsibilities is not significantly reduced from that in effect immediately prior to the Closing and (ii) the Transferred Business Employee’s principal job site is not relocated to a new location that increases the Transferred Business Employee’s commute from his or her home by thirty (30) miles or more relative to the Transferred Business Employee’s commute immediately prior to the Closing.

“Contamination” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, migration, disposing, dumping or release of any Hazardous Material to, on, onto, into, under or in the environment.

“Contract” means any binding contract, lease, license, commitment, customer order, loan or credit agreement, indenture or agreement, whether written or oral, other than a Permit or a Benefit Plan.

“Copyable Technology” means Technology that is in a form that can be copied or replicated essentially without cost or undue effort, including documentation, records, files, Software, and computer and data files.

“Covered Losses” means losses, liabilities, claims, fines, deficiencies, damages, payments (including those provided for in any settlement or Judgment relating to any claim, investigation or Proceeding and those to D&O Indemnified Parties pursuant to D&O Indemnified Party Arrangements), Taxes, penalties, assessments, interest, costs and expenses, including reasonable attorneys’ and accountants’ fees and disbursements; provided, that, in the case of any Covered Losses in respect of Specified Recall Liabilities, “Covered Losses” means (a) the out-of-pocket fees and expenses referred to in clause (a) of the definition of Specified Recall Liabilities and (b) the personal injury, wrongful death or product liability damages referred to in clause (b) of the definition of Specified Recall Liabilities; provided, further, that “Covered Losses” shall exclude (i) any punitive damages, lost profits or damages calculated on multiples of earnings or other metrics approaches, provided that none of such exclusions in this clause (i) shall apply to amounts paid by an Indemnified Party pursuant to a Third-Party Claim (whether awarded by a court or other Governmental Entity or pursuant to a settlement or compromise) and (ii) in the case of any Covered Losses in respect of Specified Liabilities, any attorneys’, economists’, accountants’, consultants’ and other similar out-of-pocket professional services fees and expenses, and court costs, provided that none of such exclusions in this clause (ii) shall apply to amounts paid by an Indemnified Party pursuant to a Third-Party Claim (whether awarded by a court or other Governmental Entity or pursuant to a settlement or compromise).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar applicable Law, directive, recommendation or guideline of a Governmental Entity, public health authority or industry group, in each case, in connection with or response to COVID-19, including the CARES Act and the Families First Act.

“DEA” means the U.S. Drug Enforcement Administration.

“Debt Financing Entities” means the Debt Financing Sources, together with their Affiliates, and their and their Affiliates’ current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners and their respective successors and assigns.

“Debt Financing Sources” means the Persons that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described in the Debt Commitment Letter (or any replacement debt financings) in connection with the transactions contemplated by this Agreement, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.

“Disregarded Entity” means each Purchased Entity that is disregarded as separate from its owner for U.S. federal income tax purposes within the meaning of Treasury Regulations Section 301.7701-2(a).

“Environmental Laws” means, collectively, any and all Laws and Judgments that regulate or relate to (a) protection or clean-up of the environment, (b) pollution control, (c) human or occupational health or safety, (d) industrial hygiene, (e) the use, generation, transportation, storage, distribution in commerce, release or disposal of hazardous or toxic substances, materials and wastes or (f) Contamination or Hazardous Materials.

“Environmental Permits” means all Permits relating to any Environmental Law.

“Equity Securities” of any Person means capital stock or partnership, membership or other ownership interest in or of such Person, or any other securities or similar rights with respect to such Person (including securities directly or indirectly convertible into or exchangeable or exercisable for any such stock or interest, any phantom stock or stock appreciation right, or options, warrants, calls, commitments or rights of any kind to acquire any such stock or interest).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Taxes” means, without duplication, (a) any Taxes imposed with respect to the Purchased Assets, the Assumed Liabilities and the Business for any Pre-Closing Period, other than any Taxes imposed on any of the Purchased Entities, (b) any Taxes imposed with respect to any Combined Tax Return (including any such Taxes for which a Purchased Entity is liable pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law)), (c) any Taxes of any Seller Entity or its Affiliates (other than a Purchased Entity) for which Purchaser or any of its Subsidiaries (including a Purchased Entity after the Closing) is liable as a transferee or successor, including as a result of the application of “bulk sale” or “bulk transfer” Laws or similar Laws directly as a result of the Transaction, as a result of an event or transaction that occurred at or before the Closing, (d) any Taxes imposed on the Israeli Purchased Entities by the State of Israel or any subdivision, locality or Governmental Entity thereof (i) for any Pre-Closing Period, including any Taxes directly resulting from and payable upon the settlement, compromise or resolution of item # 1 of Section 3.14 (Taxes) of the Seller Disclosure Schedules and (ii) for any Post-Closing Period to the extent directly resulting from any deemed intercompany loan deemed to have been created in a Pre-Closing Period on account of certain intellectual property owned by a U.K. Subsidiary of Seller being treated by the ITA as being owned by an Israeli Purchased Entity (as asserted by the ITA in connection with item # 1 of Section 3.14 (Taxes) of the Seller Disclosure Schedules or as similarly treated by ITA in a Pre-Closing Period), but solely if and to the extent relating to such intercompany loan being deemed to remain in place in a Post-Closing Period (including, for the avoidance of doubt, any Taxes imposed on any deemed interest on such intercompany loan accruing in a Post-Closing Period or any deemed dividend resulting from the extinguishment of such intercompany loan in a Post-Closing Period), (e) any Taxes for which Seller is responsible pursuant to Section 6.7, (f) any Taxes imposed with respect to the Excluded Assets or the Retained Liabilities, and (g) any Taxes imposed on or with respect to the Purchased Entities for any Pre-Closing Period as a direct result of the Internal Restructuring Plan (other than any incremental Taxes (determined in aggregate on a “with and without” basis) imposed as a result of any change or modification to the Internal Restructuring Plan requested by the Purchaser after the date hereof), other than, in the case of each of clauses (a) through (g), any Taxes (i) to the extent reflected as a liability in the Post-Closing Statement (as finally determined pursuant to Section 2.9), (ii) for which Purchaser is responsible pursuant to Section 2.6(f), Section 2.6(h) or Section 6.7, or (iii) arising from any action taken or transaction entered into (other than the Section 336/338 Elections) by Purchaser or any of its Subsidiaries (including the Purchased Entities) after the Closing on the Closing Date (other than any action taken or transaction entered into by the Purchased Entities in the ordinary course of business).

“FDA” means the U.S. Food and Drug Administration, or any successor entity thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq.

“Funded Debt” means, of any Person and as of any time, the aggregate amount of Indebtedness of such Person as of such time, without duplication (such amount calculated in a manner consistent with the Transaction Accounting Principles); provided, that (a) with respect to Indebtedness of the nature set forth in clause (c) of the definition thereof, Funded Debt shall only include obligations of such Person for the reimbursement of any obligor on any letter of credit, surety bonds, banker’s acceptances, bank guarantees and similar instruments, in each case solely to the extent that amounts have actually been drawn and are outstanding and payable thereunder and (b) with respect to Indebtedness of the nature set forth in clause (e) of the definition thereof, Funded Debt shall include only the termination payment (which may be positive or negative) that would be required to be made by such Person in connection with a termination of such Contract giving rise to such Indebtedness at such time.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time, consistently applied throughout the periods involved.

“Gage Payments” means payments pursuant to obligations set forth on Section 1.1(f) of the Seller Disclosure Schedules.

“Government Contract Laws” means the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the Procurement Integrity Act, 41 U.S.C. § 423; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Trade Agreements Act, 19 U.S.C. § 2501; and any similar Laws of the State of Israel or any subdivision, locality or Governmental Entity thereof regulating the contractual relationships between government suppliers, on the one hand, and Governmental Entities, on the other hand, that are referenced in a provision of a contract between any Seller Entity or Purchased Entity, on the one hand, and a Governmental Entity, on the other hand.

“Governmental Grant” means all pending and outstanding grants with respect to the Business or any Business Intellectual Property obtained from any Israeli or and United States federal, state or local Governmental Entity.

“Government Programs” means any federal healthcare program, as defined in 42 U.S.C. § 1320a-7b(f) (including the Medicare program, the federal Medicaid program or arising under the Medicaid program of one of the various states) or any other healthcare plan (such as TRICARE) or payment program administered or financed in whole or in part by any U.S. federal, state or local government and any successor program to any of the above.

“Governmental Entity” means any national, state, local, supranational or foreign government or court, administrative agency or commission or other national, state, local, supranational or foreign governmental authority or instrumentality, or any arbiter or arbitral body, in the case of each of the foregoing, of competent jurisdiction.

“Hazardous Material” means any substance, pollutant, contaminant, material or waste, whether solid, liquid or gas, that is or comes to be defined or characterized by any Governmental Entity or classified in or regulated by any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” “infectious,” “reactive,” “corrosive,” “ignitable,” “flammable,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas and any carcinogenic materials.

“Health Care Professional” means any physician, physician assistant, registered nurse, or other licensed professional employed by or contracted to provide professional healthcare services to or on behalf of any Seller Entity with respect to the Business or any Purchased Entity.

“Healthcare Legal Requirement” means all federal, state, local and non-U.S. health care Laws applicable to the Business or to payment for any health care related items or services rendered, provided or furnished by the Seller Entities with respect to the Business, including, to the extent applicable to the Business or to payment for any health care related items services rendered, provided or furnished by the Seller Entities with respect to the Business, Laws relating to: (a) nonclinical and clinical testing, research, investigation, Manufacturing, ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, and/or handling of the Products; (b) billing, coding, reimbursement, claims submission, collections and payment related to a Government Program or collection of accounts receivable or refund of overpayments; (c) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, 42 U.S.C. § 1395w-3a (a)(1) (Use of average sales price payment methodology) and the Ethics in Patient Referrals Act, as amended, or “Stark Law,” 42 U.S.C. § 1395nn; (d) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute), including specifically, the Medicaid Drug Rebate Program, 42 U.S.C. §§ 1396r-8; (e) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (f) the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; (g) the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; (h) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (i) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (j) the Exclusion Laws, 42 U.S.C. § 1320a-7; (k) HIPAA (as defined below); (l) the Patient Protection and Affordable Care Act (Pub. L. 111 148) as amended by the Health Information Technology for Economic and Clinical Health Act Care and Education Reconciliation Act of 2010 (Pub. L. 111 152); (m) the HIPAA false statement provisions, 18 U.S.C. § 1035; (n) the HIPAA health care fraud provisions, 18 U.S.C. § 1347; (o) the Open Payments provisions of the Patient Protection and Affordable Care Act, 42 U.S.C. § 1320a-7h; (p) the Drug Sample Reporting provisions of the Patient Protection and Affordable Care Act, 42 U.S.C. § 1320a-7i; (q) Section 340B of the Federal Public Health Service Act, 42 U.S.C. § 256B; (r) the Medicare as Secondary Payer provisions of the Social Security Act, 42 U.S.C. § 1395y(b); (s) the Public Health Service Act,

42 U.S.C. ch. 6A § 201 et seq. and the FDCA, as amended, all applicable regulations promulgated thereunder, all applicable FDA guidance documents, and all equivalent applicable international Laws and regulations; (t) the Israel Pharmacists Ordinance, 1981; (u) the Israel Pharmacists Regulations (Pharmaceutical Drugs) 1986; (v) the Israel Pharmacists Regulations (Good Manufacturing Procedures) 2008; (w) the Israel Law of Supervision on Products and Services 1957, the Regulations on Supervision on Products and Services (maximum prices for prescription drugs), 2001, and the Order of Supervision on Products and Services (applying the law on drugs), 2001; (x) the Israel National Health Insurance Law, 1994; (y) the Israel People Health Regulations (Research Involving Human Subjects), 1980 and Israel Ministry of Health procedures concerning research; (z) the Israel Patient’s Rights Act 1996; (aa) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., as amended, and all applicable regulations promulgated thereunder; (bb) state Laws governing the Manufacture, possession, sale, distribution or use of controlled substances and other pharmaceuticals, including state price transparency reporting laws; (cc) all state board of pharmacy Laws; (dd) all state Laws relating to fee splitting, professional practice, or kickbacks with respect to health care items, services or providers and suppliers, self-referral by healthcare providers and suppliers, corporate practice of a profession, and licensure and registration of Health Care Professionals; (ee) the Veterans Health Care Act of 1992, 38 U.S.C. § 8126; (ff) any other Law or regulation of any Government Program which regulates lithotripsy services, the provision of durable medical equipment, the operation of a lithotripter or the provision of cryotherapy services and (gg) notices or warnings required by the California Safe Drinking Water and Toxic Enforcement Act of 1986.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, as incorporated in the American Recovery and Reinvestment Act of 2009, and the regulations promulgated thereunder, including the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Part 160 and Part 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information at 45 C.F.R. Part 160 and Part 164, Subparts A and C, and the Notification of Breach of Unsecured Protected Health Information requirements at 45 C.F.R. Part 164, Subpart D, as each may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICL” shall mean the Israeli Economic Competition Law, 1988 and the Israeli Restrictive Trade Practices Regulations (Registration, Publication and Reporting of Transactions), 2004, promulgated thereunder.

“IND” means an Investigational New Drug Application filed with the FDA pursuant to 21 C.F.R. part 312, or the equivalent application or filing filed with any equivalent agency or Governmental Entity outside of the United States necessary to commence and conduct human clinical trials in such jurisdiction.

“Indebtedness” means with respect to any Person and as of any time, any of the following, without duplication: (a) the outstanding principal amount of any indebtedness of such Person for borrowed money, including all accrued but unpaid interest thereon; (b) the outstanding principal amount of indebtedness evidenced by notes, debentures, bonds or other similar instruments of indebtedness, including all accrued but unpaid interest thereon; (c) all letter of credit, surety bonds, banker’s acceptances, bank guarantees and similar instruments issued for the account of such Person; (d) obligations pursuant to leases to the extent required to be capitalized in accordance with the Transaction Accounting Principles (other than any liabilities pursuant to leases which would not have been required to be capitalized under GAAP prior to the implementation of ASC 842) (“Capitalized Leases”); (e) obligations arising out of interest rate and currency swap Contracts; (f) obligations in respect of accrued but unpaid dividends of any of the Purchased Entities (other than to another Purchased Entity); (g) all accrued obligations in respect of Israeli post-retirement benefits for Business Employees (labeled as “Reserve for Israel severance pay” in the trial balance of the Business) (regardless of whether such obligations are then due or payable), net of assets used to fund such obligations (labeled as “Funded Provision-Insurance” in the trial balance of the Business), as calculated in accordance with GAAP; (h) prepayment penalties or other similar amounts payable in connection with the repayment of any indebtedness described in clauses (a) through (g) above in connection with the Closing; and (i) all obligations of the type referred to in each of clauses (a) through (h) of any other Person for the payment of which such Person is responsible or liable as obligor or guarantor; provided that Indebtedness shall not include (i) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business or any other liabilities included in Working Capital, (ii) liabilities or obligations solely between any Purchased Entities, (iii) any Retained Liabilities, (iv) any Liabilities in respect of Taxes, (v) any Liabilities for any Gage Payments, (vi) any Transaction Expenses or (vii) Intercompany Arrangements or Intercompany Balances.

“Information Technology” means any tangible computer systems (including computers, screens, servers, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems; provided that Information Technology does not include any Software.

“Intellectual Property Rights” means any and all common law and statutory rights anywhere in the world arising under or associated with: (a) patents and patent applications, and similar or equivalent rights in inventions and designs, including invention disclosures (“Patents”); (b) trademarks, trade names, service marks, trade dress and other designations of origin (“Trademarks”); (c) trade secret and industrial secret rights, and rights in know-how and confidential or proprietary information (“Trade Secrets”); (d) copyrights and any other rights in works of authorship (including Software) and any related rights of authors (“Copyrights”); (e) rights in domain names, uniform resource locators and other names and locators associated with Internet addresses and sites, as well as social media accounts (“Internet Properties”); (f) all registrations and applications for the foregoing (as applicable); and (g) all other similar or equivalent intellectual property or proprietary rights anywhere in the world.

“Interest Rate” means a rate per annum equal to three (3)-month LIBOR (as published by the ICE Benchmark Association, or, if not published by the ICE Benchmark Association, in another authoritative source selected by Seller) on the date the applicable payment was required to be made (or if no quotation for three (3)-month LIBOR is available for such date, on the next preceding date for which such quotation is available) plus 350 basis points.

“Israeli Code” means the Income Tax Ordinance of Israel (New Version), 1961, as amended, and the rules and regulations promulgated thereunder.

“Israeli Purchased Entity” means any Purchased Entity organized under the Laws of the State of Israel or any subdivision, locality or Governmental Entity thereof.

“Israeli Tax Claim” means any claim with respect to Taxes made by the ITA that, if pursued successfully, would reasonably be expected to serve as a basis of a claim by Purchaser for indemnification from Seller pursuant to this Agreement.

“ITA” means the Israel Tax Authority.

“Judgment” means any judgment, injunction, order or decree of any Governmental Entity.

“Key Employee” means any Business Employee who has a base salary equal to or greater than $200,000.

“Knowledge” means, (i) with respect to Seller, the actual knowledge of any Person listed in Section 1.1(g) of the Seller Disclosure Schedules, after reasonable inquiry to the direct report of such Person with primary responsibility for the relevant matter in the applicable knowledge-qualified representation or warranty, and (ii) with respect to Purchaser, the actual knowledge of any Person listed in Section 1.1(g) of the Purchaser Disclosure Schedules.

“Labeling” or “Labeled” means, with respect to a product, such product’s label, packaging and package inserts accompanying such product, and any other written, printed, or graphic materials accompanying such product, including patient instructions or patient indication guides.

“Law” means any U.S. national, state, local, supranational or non-U.S. law, statute, code, order, ordinance, rule, notice, decree, regulation or treaty (including any Tax treaty), in each case, promulgated or imposed by a Governmental Entity.

“Liabilities” means all debts, liabilities, deficiencies, guarantees, assurances, commitments and obligations of any kind, whether fixed, floating, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any mortgage, lien, pledge, security interest, charge, easement, right of way or other similar encumbrance of any kind, for the avoidance of doubt, other than restrictions on transfer arising under applicable securities Laws.

“Manufacture” and “Manufacturing” mean all activities related to the design, production, manufacture, processing, filling, finishing, packaging, Labeling, and shipping and holding (prior to distribution) of a product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

“Marketing Period” means the first period of at least 17 consecutive Business Days beginning on the first day after the date hereof on which Seller shall have delivered to Purchaser all Required Information; provided that the Marketing Period shall end on any earlier date prior to the expiration of such 17 consecutive Business Day period if the Debt Financing is closed on such earlier date; provided, that (a) each of July 2, 2021, July 5, 2021 and November 26, 2021 shall not constitute Business Days for purposes of such period (provided, however, that such exclusion shall not restart such period) and (b) if the period has not been completed on or prior to August 20, 2021, such period shall not commence until September 7, 2021. If Seller in good faith reasonably believes that Seller has delivered the Required Information, Seller may deliver to Purchaser written notice to that effect (stating when Seller believes Seller completed any such delivery), in which case Seller shall be deemed to have delivered such information on the date such notice is received, unless Purchaser in good faith reasonably believes that Seller has not completed delivery of such information and, within three (3) business days after its receipt of such notice from Seller, Purchaser delivers a written notice to Seller to that effect (stating with specificity what information Seller has not delivered).

“Marketing Records” means, with respect to a product, all Labeling, informational letters, advertising, marketing, market research, sales and promotional materials, pricing lists, competitive analyses, consulting deliverables, call center scripts, materials and plans related to media, training (including any related outlines and quizzes/answers, if any), trade shows (including displays), post-marketing clinical data and other related literature, catalogs, publications, videos and materials, including customer lists and distributor lists.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Organizational Documents” means, with respect to a Person, the certificate of incorporation, bylaws or equivalent governing documents, as applicable, of such Person.

“ORx Business” means the business of researching, developing, testing, Manufacturing, marketing, commercializing, distributing and selling any over-the-counter healthcare products that are available for pharmacy fulfillment, including any Specified ORx Products, in each case, as conducted by the Seller Entities and the Purchased Entities anywhere in the world, other than in Israel.

“PDI Business” means (a) the business of researching, developing, testing, Manufacturing, marketing, commercializing, distributing and selling the Specified PDI Products as conducted by the Seller Entities and the Purchased Entities in Israel and (b) all business conducted by the Seller Entities and the Purchased Entities in Israel, including (i) the business of researching, developing, testing, Manufacturing, marketing, commercializing, distributing and selling (x) over-the-counter healthcare, consumer and animal health products, (y) over-the-counter healthcare products that are available for pharmacy fulfillment and healthcare reimbursement when prescribed by a physician, and (z) prescription pharmaceutical products (including biologics or other biosimilar products) and (ii) the Manufacturing, installation, maintenance, marketing and selling of diagnostic and testing equipment and products and automation laboratory solutions, in the case of each of clauses (i) and (ii), in Israel.

“PDI Products” means the Specified PDI Products and any other products or product candidates that have been or are being researched, developed or tested for purposes of being Manufactured, marketed, commercialized, distributed or sold in or by the PDI Business.

“Permits” means permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Entity (including (a) controlled substance quota authorizations from DEA or other regulatory authorities, (b) manufacturer, distributor or wholesaler licenses or permits, (c) controlled substances registrations and (d) establishment registrations), it being understood that Permits shall not include any Regulatory Approval.

“Permitted Liens” means the following Liens:

(a) Liens for Taxes, assessments or other governmental charges or levies that (i) are not yet due and payable or (ii) are being contested in good faith by appropriate Proceedings and for which an adequate reserve has been established in the relevant books and records;

(b) Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen and repairmen and other Liens imposed by Law and on a basis consistent with past practice or in the ordinary course of business;

(c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security;

(d) Liens incurred in the ordinary course of business consistent with past practice securing Liabilities (other than Indebtedness for borrowed money) that are not material, in the aggregate, to the Business or the Purchased Assets;

(e) Liens deemed to be created by this Agreement or any other Transaction Document;

(f) Liens relating to intercompany borrowings solely among the Purchased Entities or solely among Seller and its wholly-owned Subsidiaries (other than any Purchased Entity);

(g) non-exclusive licenses to Intellectual Property Rights or Technology;

(h) with respect to real property, the following items, but only to the extent that they do not, individually or in the aggregate, materially interfere with the ordinary conduct of the Business, materially impair the continued use and operation of such real property for the purpose for which is currently used or has been used in the last twelve (12) months, or materially impair the value of any real property to which such matter relates:

(i) defects or imperfections of title;

(ii) easements, declarations, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances affecting title to real estate;

(iii) zoning ordinances, variances, conditional use permits and similar regulations, Permits, approvals and conditions;

(iv) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any Transferred Leased Property, including master leases or ground leases; and

(v) any set of facts that an accurate up-to-date survey would show.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Closing Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning on the day after the Closing Date.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Proceedings” means any judicial, administrative or arbitral actions, claims, suits or proceedings by or before any Governmental Entity.

“Product Specifications” means the specifications for the Manufacture, release and final testing of a product and its precursors.

“Products” or “Product” means, collectively or individually, the Rx Products and the PDI Products.

“Purchased Entities” means the Direct Purchased Entities and the Subsidiaries of any Direct Purchased Entity. A list of the Purchased Entities is set forth on Section 1.1(h) of the Seller Disclosure Schedules.

“Purchased Entity Benefit Plan” means any Benefit Plan solely sponsored, maintained or contributed to by, or for, any Purchased Entity, or any Benefit Plan that is an agreement that is entered into by a Purchased Entity with any Business Employee employed by a Purchased Entity.

“Purchased Entity Employee” means any individual who is employed by a Purchased Entity immediately prior to the Closing.

“Purchaser Designee” means each applicable Affiliate of Purchaser (if any) that shall acquire all or a portion of the Purchased Assets (including Direct Purchased Entity Shares) and/or assume all or a portion of the Assumed Liabilities in any applicable jurisdiction; provided that Purchaser shall provide a written notice to Seller at least ten (10) Business Days prior to the anticipated Closing Date of the identity of each such Purchaser Designee and the Purchased Assets to be acquired by each such Purchaser Designee and the Assumed Liabilities to be assumed by each such Purchaser Designee.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to Seller.

“Purchaser FDA Transfer Letters” means letters from Purchaser or any of its Affiliates to the FDA assuming responsibility for the Transferred Regulatory Approvals from Seller or its Affiliates, as applicable, in substantially the form set forth on Exhibit A hereto.

“Purchaser Licensed IP” means all Business Intellectual Property (other than Patents, Trademarks and Internet Properties) that is (a) embodied in any Excluded Assets (including copies of Copyable Technology that is also Business Technology) retained by Seller or its Subsidiaries, and (b) practiced, used or exploited by, or absent a license thereto or ownership thereof, would be infringed by, the Retained Seller Business as of the Closing Date.

“Purchaser Supply Agreement Materials” means any raw materials, works-in-process, finished goods, supplies, active pharmaceutical ingredients, excipients, intermediaries, reagents, packaging and production supplies in respect of goods or products (including over-the-counter healthcare products) which goods or products Seller will be obligated to purchase pursuant to the Purchaser Manufacturing and Supply Agreement.

“Purchaser Taxes” means, without duplication, any (a) Taxes imposed on the Purchased Entities, other than Excluded Taxes, (b) Taxes imposed with respect to the Purchased Assets, the Assumed Liabilities or the Business, in each case, other than Excluded Taxes, any Taxes imposed on any of the Purchased Entities and any Taxes imposed with respect to the Purchased Entities for a Pre-Closing Period, (c) Taxes arising from any action taken or transaction entered into (other than the Section 336/338 Elections) by Purchaser or any of its Subsidiaries (including the Purchased Entities) on the Closing Date after the Closing (other than any action taken or transaction entered into by the Purchased Entities in the ordinary course of business), (d) Taxes for which Purchaser is responsible pursuant to Section 6.7 and (e) any incremental Taxes (determined in aggregate on a “with and without” basis) imposed on the Seller Entities or any of their Affiliates with respect to the Internal Restructuring Plan as a result of any change or modification to the Internal Restructuring Plan requested by the Purchaser after the date hereof.

“Registered Intellectual Property” means Intellectual Property Rights that have been registered, filed, applied for or issued by any state, government or other public or quasi-public legal authority anywhere in the world, including the United States Patent and Trademark Office and the United States Copyright Office, including issued Patents and Patent applications, registered Trademarks and Trademark applications, registered Copyrights and Copyright applications and Internet Property registrations.

“Regulatory Approval” means (a) any approval by the FDA of any “new drug application,” “abbreviated new drug application,” “premarket notification,” or “premarket approval application” (as such terms are used under the FDCA) with respect to a Product, or comparable required clearances, approvals, or market authorizations for any applicable jurisdiction and (b) any INDs or other investigational authorizations with respect to a Product, in each case held by the Purchased Entities and the Seller Entities immediately prior to the Closing, which are required by a Governmental Entity for the lawful investigation, Manufacture, commercialization or marketing of a Product, and in each case of clauses (a) and (b), together with approval of any subsequent submissions, supplements or amendments thereto, or any applications therefor.

“Regulatory Documentation” means all (a) documentation with respect to a Regulatory Approval or Permit, (b) Product Specifications and correspondence, in each case, submitted to any Governmental Entity with respect thereto, including research files, raw data, expert reports, research lab notes, regulatory applications, formulation data, and clinical and pre-clinical data, (c) submissions and filings in connection with the foregoing clauses (a) and (b), (d) relevant supporting documents including all regulatory drug lists, materials submitted to the FDA under FDA Form 2253, final versions of advertising and promotional materials (to the extent not included in the definition of “Marketing Records”) and adverse drug experience reports, and (e) copies of required records under Healthcare Legal Requirements, including but not limited to 21 C.F.R. Chapters 1 and 2 regarding manufacturing, labeling, packaging, holding and storage, marketing, import, and distribution of Products and their components.

“Representatives” of a Person means any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, investment bankers, attorneys, accountants and other advisors and representatives.

“Required Information” means the (a) information required by paragraph 9 of Exhibit B to the Debt Commitment Letter (as in effect on the date hereof) (with references therein to the “Closing Date” deemed to refer to the first day of the Marketing Period) and (b) all customary financial and other pertinent information regarding the Business necessary to permit Purchaser to prepare the pro forma financial information specified in paragraph 10 of Exhibit B to the Debt Commitment Letter (as in effect on the date hereof) (with references therein to the “Closing Date” deemed to refer to the day that is the first day of the Marketing Period).

“Restricted Cash” means, of any Person and as of any time, any Cash Amount of such Person which would be subject to Taxes if repatriated from a non-U.S. jurisdiction (i.e., other than the United States (including any state, commonwealth, territory or jurisdiction thereof)) to the United States or another foreign jurisdiction under the Laws of which Purchaser or any Subsidiary is formed or is a resident.

“Retained Seller Business” means all of the activities or businesses, other than the Business, conducted or engaged in by Seller or its Affiliates (including any of the Seller Entities or any of the Purchased Entities and their respective predecessors in interest) prior to the Closing.

“Rx Business” means the business of researching, developing, testing, Manufacturing, marketing, commercializing, distributing and selling prescription pharmaceutical products (including biologics or other biosimilar products), including the Specified Rx Products, in each case, as conducted by the Seller Entities, any of their Affiliates and the Purchased Entities in the United States (including each and every state, commonwealth, territory or jurisdiction thereof), and which, for the avoidance of doubt, shall not include the ORx Business.

“Rx Products” means the Specified Rx Products and any other products or product candidates that have been or are being researched, developed or tested for purposes of being Manufactured, marketed, commercialized, distributed or sold in or by the Rx Business.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. federal government through the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (ii) the government of Israel, or (iii) any other Governmental Entities in any jurisdiction applicable to the Business.

“Section 336/338 Entities” means Perrigo Company of South Carolina, Inc., Perrigo Pharmaceuticals Company, and Perrigo Sourcing Solutions.

“Seller Benefit Plan” means any Benefit Plan other than a Purchased Entity Benefit Plan.

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchaser.

“Seller Entities” means Seller and each of its Subsidiaries listed on Section 1.1(i) of the Seller Disclosure Schedules that transfer Purchased Assets (including Direct Purchased Entity Shares) and/or Assumed Liabilities to Purchaser or any of the Purchaser Designees pursuant to this Agreement.

“Seller FDA Transfer Letters” means letters from Seller or any of its Subsidiaries, as applicable, to the FDA, transferring the rights to the Transferred Regulatory Approvals to Purchaser or any of the Purchaser Designees, in substantially the form set forth on Exhibit B hereto.

“Seller Licensed IP” means all Intellectual Property Rights (other than Patents, Trademarks and Internet Properties) that are (a) owned by Seller or its Subsidiaries as of the Closing Date, (b) embodied in or practiced by any Purchased Assets, and (c) practiced, used or exploited by, or absent a license thereto or ownership thereof, would be infringed by, the Business as of the Closing Date.

“Seller Licensed Patents” means any Patents that are (a) owned by Seller or its Subsidiaries as of the Closing Date, and (b) practiced by, or absent a license thereto or ownership thereof would be infringed by, the Business as of the Closing Date.

“Seller Marks” means the corporate names of Seller or any of its Subsidiaries, and any Trademarks owned by Seller or its Subsidiaries, whether or not registered, in any jurisdiction, other than the Business Trademarks.

“Seller Supply Agreement Materials” means any and all raw materials and works-in-process in respect of Products which Products Purchaser will be obligated to purchase pursuant to the Seller Manufacturing and Supply Agreement.

“Seller U.S. Severance Policy” means the Perrigo Company U.S. Severance Policy, as amended and restated effective February 13, 2019 (as in effect on the date hereof without giving effect to any amendments or modifications subsequent to February 13, 2019).

“Shared Contract” means any Contract that is primarily related, but not exclusively related, to the Business, provided that Shared Contracts do not include (x) any Intercompany Arrangement or (y) any Contract set forth on Section 1.1(j) of the Seller Disclosure Schedules.

“Software” means computer programs, including software implementation of algorithms, models and methodologies, whether in source code, object code, firmware or other form.

“Specified Antitrust Matters” means (a) each of the Proceedings in Section 3.5 of the Seller Disclosure Schedules listed under Section 4 thereof (Antitrust Cases) and under paragraph E under the caption “Threatened Proceedings/Investigations”, (b) any amendments to any of the Proceedings described in the foregoing clause (a), including any amended claims, causes of action or requests for relief or damages, and (c) any other claim, investigation or Proceeding (whether initiated, commenced or asserted before, at or after the Closing) to the extent (i) relating to any conduct, act or omission by Seller or its Subsidiaries (including any Purchased Entity) with respect to the Business prior to the Closing and (ii) arising out of, relating to or involving (A) fixing, rising, maintaining or stabilizing of the price of any Product, or of any other product designed, developed, Manufactured, marketed, commercialized, distributed or sold by or on behalf of any Purchased Entity or by the Business by Seller or any of Seller’s Affiliates with respect to the Business, (B) allocating customers, dividing markets, agreeing with competitors on quantities to be sold or rigging bids with respect to the Business, any Purchased Entity, any Product or any other product designed, developed, Manufactured, marketed, commercialized, distributed or sold by or on behalf of any Purchased Entity or the Business, or (C) any actual or alleged conspiracy or over-arching conspiracy or similar claim with respect to the conduct described in clauses (A) and (B), in the case of each of clauses (A), (B) and (C), by Seller or its Subsidiaries (including any Purchased Entity) with respect to the Business in violation of the Sherman Act, the Clayton Act, the ICL or any other U.S. federal, state, non-U.S. or other antitrust or consumer protection Law.

“Specified Liabilities” means, collectively, (a) Liabilities arising out of (i) the Specified Antitrust Matters and (ii) the Specified Opioid Matters, and (b) the Specified Recall Liabilities.

“Specified Opioid Matters” means (a) each of the Proceedings in Section 3.5 of the Seller Disclosure Schedules listed under Section 2 thereof (Opioid Cases) and under paragraph A under the caption “5.    Threatened Proceedings/Investigations”, (b) any amendments to any of the Proceedings described in the foregoing clause (a), including any amended claims, causes of action or requests for relief or damages, and (c) any other claim, investigation or Proceeding (whether initiated, commenced or asserted before, at or after the Closing) to the extent (i) relating to any conduct, act or omission by Seller or its Subsidiaries (including any Purchased Entity) with respect to the Business prior to the Closing and (ii) arising out of, relating to or involving any research, development, Manufacturing, sale, commercialization, distribution or marketing of any opiate-containing products or opioids, in each case, by Seller or its Subsidiaries (including any Purchased Entity) with respect to the Business, other than with respect to commercial claims not based on harm arising from the fact that the products that are the subject of such claims are opiate-containing products or opioids (e.g., failure to timely deliver a shipment in accordance with delivery terms, claims for shipping expenses, intellectual property claims, tax claims, employment claims, real estate matters, etc.).

“Specified ORx Products” means the products set forth on Section 1.1(k) of the Seller Disclosure Schedules.

“Specified PDI Products” means the products set forth on Section 1.1(l) of the Seller Disclosure Schedules.

“Specified Recall Liabilities” means (a) all out-of-pocket fees and expenses arising out of, relating to or incurred in connection with any recall announced prior to the Closing of albuterol sulfate inhalation aerosol products designed, developed, Manufactured, registered, marketed, commercialized, distributed or sold by or on behalf of Seller or its Subsidiaries (including any Purchased Entity) or the Business at any time prior to the Closing, including Seller’s voluntary recall announced on September 17, 2020 (the “Albuterol Recall”), and (b) personal injury, wrongful death or product liability damages to the extent arising out of, relating to or involving the Albuterol Recall or the Manufacturing or sale prior to the Closing of albuterol sulfate inhalation aerosol products by or on behalf of Seller or its Subsidiaries (including any Purchased Entity) with respect to the Business.

“Specified Rx Products” means the products set forth on Section 1.1(m) of the Seller Disclosure Schedules.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member. For purposes of this Agreement, from and after the Closing, no Purchased Entity shall be considered to be a Subsidiary of any Seller Entity.

“Tangible Personal Property” means machinery, equipment, vehicles, hardware, furniture, fixtures, tools, spare parts and other tangible personal property, provided that Tangible Personal Property does not include any Copyable Technology or Information Technology.

“Target Working Capital” means $275,000,000.

“Tax” means any tax of any kind, including any federal, state, local or non-U.S. income, estimated, sales, use, ad valorem, receipts, value added, goods and services, profits, license, withholding, payroll, employment, unemployment, excise, severance, premium, real or personal property, net worth, capital gains, transfer, stamp, capital stock, documentary, social security, national insurance, environmental, alternative or add-on minimum, business, occupation, windfall profits, and franchise tax, customs duties, and any other duty, assessment or governmental charge in the nature of a tax, in each case imposed by any Governmental Entity, together with all interest, index linkages, penalties and additions, whether disputed or not, imposed with respect to such amounts.

“Tax Benefit” means any decrease in Taxes paid or payable or increase in a refund of Taxes due, including any interest with respect thereto.

“Tax Item” means any item of income, gain, loss, deduction or credit as determined for applicable Tax purposes.

“Tax Proceeding” means any audit, examination, review, inquiry, investigation, contest, litigation or other Proceeding by, with or against any Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund, voucher or electronic equivalent, estimate or information return or statement required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration, assessment, determination, collection or imposition of any Tax, including the ITA.

“Technology” means tangible embodiments of Intellectual Property Rights, including documentation, materials, databases, Software and know-how of employees, relating to or describing processes, methods, designs, formulae, recipes, technical information or Trade Secrets; provided that Technology does not include (x) Information Technology or (y) Tangible Personal Property.

“Transaction Accounting Principles” means the accounting principles set forth on Section 2.9(a)(i) of the Seller Disclosure Schedules.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Purchaser FDA Transfer Letters, the Seller FDA Transfer Letters, the Assignment Agreement and Bill of Sale, the IP Assignment Agreements, the Purchaser Manufacturing and Supply Agreement, the Seller Manufacturing and Supply Agreement, the ORx Distribution Agreement, and the Common Interest Agreement.

“Transaction Expenses” means, without duplication, the sum of all (i) stay bonuses or retention bonuses to be paid by any Purchased Entity to any Business Employee in connection with such Business Employee’s continued employment with Seller, any Seller Entity or any Purchased Entity that arise solely as a result of the transactions contemplated hereby, including any such stay bonuses or retention bonuses payable in connection with any agreement reached under or pursuant to or in connection with any Collective Bargaining Agreement, (ii) transaction-related bonuses and change-of-control-related bonuses due to any Business Employee that arise solely as a result of or solely in connection with the transactions contemplated hereby, including any such transaction-related bonuses and change-of-control-related bonuses payable in connection with any agreement reached under or pursuant to or in connection with any Collective Bargaining Agreement, (iii) commission, success fees, brokerage fees, investment banking fees and similar fees payable by any Purchased Entity to a broker, financial advisor or investment banker specifically in connection with any transactions contemplated hereby, together with any VAT payable with respect thereto (other than any VAT that is recoverable (whether by way of repayment or credit) within four (4) years), and (iv) legal, accounting and other third party advisory or consulting fees and other expenses incurred by any Purchased Entity and payable to outside counsel, attorneys, accountants or consultants in connection with the transactions contemplated hereby, together with any VAT payable with respect thereto(other than any VAT that is recoverable (whether by way of repayment or credit) within four (4) years), in the case of clauses (i) – (iv), that are not paid prior to the Closing and are (x) payable by any of the Purchased Entities following the Closing or (y) otherwise included as Assumed Liabilities; provided, however, that Transaction Expenses (1) shall include, to the extent applicable, any payroll, social security, unemployment or similar Taxes required to be paid by Purchaser or any Purchased Entity in connection with any of the items described in clauses (i) – (iii) of this definition of Transaction Expenses, (2) shall not include any amount included within the definition of Funded Debt, and (3) shall not include any compensation or benefits payable pursuant to an arrangement entered into by or at the request of Purchaser or any of its Affiliates (without limiting Seller’s and its Affiliates’ obligations under Item #1 of Section 5.7(f) of the Seller Disclosure Schedules).

“Working Capital” means, as of a specified time, the amount calculated by subtracting (a) the current liabilities of the Business from (b) the current assets of the Business, in each case, determined in accordance with the Transaction Accounting Principles; provided that in no event shall Working Capital include any amounts with respect to (i) Intercompany Arrangements or Intercompany Balances, (ii) Excluded Assets or Retained Liabilities, (iii) any deferred Tax assets or deferred Tax Liabilities, (iv) any asset or Liability with respect to any U.S. federal income Tax or any other Tax, in each case of this clause (iv), reportable on a Combined Tax Return and primarily payable by Seller or any of its Affiliates (other than the Purchased Entities), (v) any asset or Liability with respect to income Taxes of the Israeli Purchased Entities, (vi) any amount included within the definition of Cash Amounts, Funded Debt or Transaction Expenses or (vii) any Liabilities for or in connection with any Gage Payments.

Section 1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding section of this Agreement:

Term	Section
$	Section 10.13
2019 Balance Sheet Date	Section 3.6(a)
2020 Balance Sheet Date	Section 3.6(a)
Acquisition Proposal	Section 5.19
Agreement	Preamble
Albuterol Recall	Definition of Specified Recall Liabilities
Allocation	Section 6.3(b)
Alternative Financing	Section 5.15(c)
Antitrust Laws	Section 3.4(c)(i)

Approvals	Section 2.10(a)
Artwork Change Period	Section 5.9(e)
Assignment Agreement and Bill of Sale	Section 2.8(a)(iv)
Assumed Liabilities	Section 2.6
Audited Financial Statements	Section 3.6(a)
Bankruptcy Code	Section 5.16(f)
Beneficial Ownership Regulation	Section 5.15(d)(i)
Benefit Continuation Period	Section 5.7(d)
Business Contracts	Section 2.4(b)
Business Financial Statements	Section 3.6(a)
Business Permits	Section 3.12(d)(i)
Capitalized Leases	Definition of Indebtedness
Change Period Products	Section 5.9(e)
Closing	Section 2.3
Closing Date	Section 2.3
Closing Statement	Section 2.9(b)
Closing Transaction Expenses	Section 2.9(c)
Collection Fees and Expenses	Section 8.4(c)
Collective Bargaining Agreements	Section 3.15(h)
Commitment Letters	Section 4.4(b)
Common Interest Agreement	Section 5.22
Confidentiality Agreement	Section 5.3(a)
control	Definition of Affiliate
controlled by	Definition of Affiliate
Copyrights	Definition of Intellectual Property Rights
Current Representation	Section 10.14(a)
D&O Indemnified Party	Section 5.13
D&O Indemnified Party Arrangements	Section 5.13
Data Room	Section 10.13
days	Section 10.13
Debt Commitment Letter	Section 4.4(a)
Debt Financing	Section 4.4(a)
Definitive Debt Financing Agreements	Section 5.15(a)(iii)
Delayed Transfer Employee	Section 5.7(c)(ii)
delivered	Section 10.13
Direct Purchased Entities	Section 2.4(a)
Direct Purchased Entity	Section 2.4(a)
Direct Purchased Entity Shares	Section 2.4(a)
Dispute Notice	Section 2.9(d)
Dispute Resolution Period	Section 2.9(d)
Divested Entity	Section 5.16(e)(ii)
Enforceability Exceptions	Section 3.3
Equity Commitment Letter	Section 4.4(b)
Equity Financing	Section 4.4(b)
Estimated Adjustment Amount	Section 2.9(b)
Estimated Closing Cash Amount	Section 2.9(b)

Estimated Closing Funded Debt	Section 2.9(b)
Estimated Transaction Expenses	Section 2.9(b)
Excess Restricted Cash	Definition of Closing Cash Amount
Excluded Assets	Section 2.5
Excluded Information	Section 5.3(b)(iv)
extent	Section 10.13
Final Purchase Price	Section 2.9(g)
Financing	Section 4.4(b)
Grants	Section 3.9(j)
Guarantees	Section 5.8
Guarantor	Recitals
Guaranty	Recitals
hereby	Section 10.13
herein	Section 10.13
hereof	Section 10.13
hereto	Section 10.13
IIA	Section 3.9(k)
including	Section 10.13
Indemnified Party	Section 9.4(a)
Indemnifying Party	Section 9.4(a)
Independent Accounting Firm	Section 2.9(d)
Information Privacy or Security Laws	Section 3.12(o)(iv)
Intercompany Arrangements	Section 5.6(b)
Intercompany Balances	Section 5.6(a)
Interim Business Balance Sheet	Section 3.6(a)
Interim Financial Statements	Section 3.6(a)
Internal Restructuring	Section 5.6(e)
Internal Restructuring Plan	Section 5.6(e)
Internet Properties	Definition of Intellectual Property Rights
IP Assignment Agreements	Section 2.8(b)(viii)
Israel Union Retention Agreement	Section 5.7(d)(iii)
Israeli Employee	Section 3.15(i)(iii)
Israeli Pre-Closing Tax Proceeding	Section 6.9(b)
Israeli Straddle Period Tax Proceeding	Section 6.9(c)
Israeli Tax Return	Section 6.6(d)
Licensee	Section 5.16(c)(i)
Licensor	Section 5.16(c)(i)
made available	Section 10.13
Material Contract	Section 3.11(a)
Materials	Section 5.9(d)
Non-Antitrust Approvals	Section 2.10(b)
Non-Assignable Assets	Section 2.10(a)
OFAC Regulations	Section 3.12(r)
ORx Distribution Agreement	Section 2.8(a)(vii)
Outside Date	Section 8.1(d)
Pandemic	Section 3.21(b)(i)

Pandemic-Relief Debt	Section 3.21(b)(ii)
Parties	Preamble
Party	Preamble
Patents	Definition of Intellectual Property Rights
Policies	Section 3.18
Post-Closing Statement	Section 2.9(c)
Pre-Closing Israeli Tax Return	Section 6.6(d)
Pre-Closing WC Claims	Section 5.10(b)
Prohibited Person	Section 3.12(r)
Proprietary Software	Section 3.9(h)
Purchase Price	Section 2.2
Purchased Assets	Section 2.4
Purchaser	Preamble
Purchaser 401(k) Plan	Section 5.7(i)
Purchaser Deferred Compensation Plan	Section 5.7(j)
Purchaser Indemnified Parties	Section 9.2
Purchaser Indemnified Party	Section 9.2
Purchaser Manufacturing and Supply Agreement	Section 2.8(a)(v)
Purchaser Material Adverse Effect	Section 4.1
Purchaser’s Allocation Notice	Section 6.3(b)
Qualified Withholding Certificate	Section 2.11
Real Property Leases	Section 2.4(e)
Regulatory Restraint	Section 5.1(d)(iii)
Reimbursement Obligations	Section 5.15(d)
Retained Claims	Section 2.5(o)
Retained Liabilities	Section 2.7
Reverse Termination Fee	Section 8.4(a)
Rx to OTC Switch Product	Section 5.23(a)
Sample Closing Statement	Section 2.9(a)
Section 336/338 Election	Section 6.2(a)
Section 336/338 Forms	Section 6.2(b)
Section 338(h)(10) Election	Section 6.2(c)
Securities Act	Section 4.6
Seller	Preamble
Seller 401(k) Plans	Section 5.7(i)
Seller Deferred Compensation Plans	Section 5.7(j)
Seller Indemnified Parties	Section 9.3
Seller Manufacturing and Supply Agreement	Section 2.8(a)(vi)
Seller Review Period	Section 5.23(b)
Seller’s Allocation	Section 6.3(b)
Severance Pay Law	Section 3.15(i)(iii)
Significant Customer	Section 3.20(a)
Significant Vendor	Section 3.20(b)
Solvent	Section 4.4(i)
Specified Consent Fee Cap	Section 2.10(h)
Specified Consent Fees	Section 2.10(h)

Specified Termination	Section 8.4(a)
Straddle Period Israeli Tax Return	Section 6.6(e)
Switch Product Arrangement	Section 5.23(a)
Switch Product Notice	Section 5.23(a)
Switch Product Offer Notice	Section 5.23(b)
Tax Claim	Section 9.4(c)(i)
Tax Controlling Party	Section 9.4(c)(i)
Tax Non-Controlling Party	Section 9.4(c)(i), Section 6.9(c)
Third-Party Claim	Section 9.4(a)
to the extent	Section 10.13
Trade Secrets	Definition of Intellectual Property Rights
Trademarks	Definition of Intellectual Property Rights
Transaction	Recitals
Transaction Tax Treatment	Section 6.2(d)
Transfer Taxes	Section 6.7
Transferred Business Employee	Section 5.7(c)(iv)
Transferred Leased Property	Section 2.4(e)
Transferred Owned Real Property	Section 2.4(e)
Transferred Permits	Section 2.4(l)
Transferred Regulatory Approvals	Section 2.4(s)
Transferred Tangible Property	Section 2.4(f)
Transition Services Agreement	Section 2.8(a)(iii)
under common control with	Definition of Affiliate
VAT	Section 6.7, Section 3.14(p)
WARN Act	Section 5.7(l)
WC Insurer	Section 5.10(b)
Workers Compensation Policies	Section 5.10(b)

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and Seller shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or, subject to Section 10.2, the applicable Purchaser Designee, all of the Purchased Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall, or shall cause the applicable Purchaser Designee to, assume, and agrees to, or to cause the applicable Purchaser Designee to, pay, discharge and perform, all of the Assumed Liabilities.

Section 2.2 Purchase Price. In consideration for the Purchased Assets and the other obligations of Seller pursuant to this Agreement, at the Closing, Purchaser shall (a) pay to Seller (for the benefit of the Seller Entities) the Closing Purchase Price (the Closing Purchase Price, as it may be adjusted in accordance with Section 2.9(h), the “Purchase Price”) and (b) assume the Assumed Liabilities.

Section 2.3 Closing Date. The closing of the Transaction (the “Closing”) will take place at 9:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, on the third (3rd) Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the Party entitled to the benefits thereof) or at such other place, time and date as may be agreed between Seller and Purchaser in writing; provided, that if the Marketing Period has not ended at the time of the satisfaction (or, to the extent permitted, waiver by the Party entitled to the benefits thereof) of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), then the Closing shall occur instead on (a) the earliest of (i) any Business Day during the Marketing Period as may be specified by Purchaser on not less than three (3) Business Days’ prior written notice to Seller (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing) and (ii) the third Business Day immediately following the final Business Day of the Marketing Period (subject, in the case of (i) and (ii), to the satisfaction (or, to the extent permitted, waiver by the Party entitled to the benefits thereof) of the conditions set forth in Article VII (other than those conditions that are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing)) or (b) such other time, date and place as may be agreed to in writing by Purchaser and Seller; provided, further, that in no event shall the Closing occur prior to May 1, 2021. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be effective at 12:01 a.m., New York City time, on the Closing Date.

Section 2.4 Purchased Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser or, subject to Section 10.2, the applicable Purchaser Designee, and Purchaser or, subject to Section 10.2, the applicable Purchaser Designee shall purchase and acquire from Seller and the other Seller Entities all of Seller’s and the other Seller Entities’ right, title and interest as of the Closing in the following (collectively, the “Purchased Assets”):

(a) one hundred percent (100%) of the equity interests (the “Direct Purchased Entity Shares”) in each of the entities listed on Section 2.4(a)(i) of the Seller Disclosure Schedules (each, a “Direct Purchased Entity,” and, collectively, the “Direct Purchased Entities”), and, except as otherwise set forth on Section 2.4(a)(ii) of the Seller Disclosure Schedules, 100% of the equity interests in each Subsidiary of each of the Direct Purchased Entities that is listed on Section 2.4(a) of the Seller Disclosure Schedules, it being understood that the assets of the Purchased Entities shall constitute Purchased Assets only to the extent that they do not constitute Excluded Assets;

(b) (i) each Contract set forth on Section 2.4(b) of the Seller Disclosure Schedules, (ii) each Contract exclusively related to the Business, (iii) each Business IP Contract and (iv) to the extent of and subject to Section 2.10(e), those portions and only those portions of Shared Contracts to the extent related to the Business, but excluding, in each case, Real Property Leases, which shall be governed by Section 2.4(e)(ii), and Intercompany Arrangements (collectively, such Contracts or portions of Contracts, the “Business Contracts”);

(c) the Business Intellectual Property, including the right to seek damages for the infringement of any Business Intellectual Property and the goodwill of the Business appurtenant to the Business Trademarks;

(d) the Business Technology, including the Business Technology set forth on Section 2.4(d) of the Seller Disclosure Schedules;

(e) (i) the owned real property listed on Section 2.4(e)(i) of the Seller Disclosure Schedules (the “Transferred Owned Real Property”), together with all improvements, fixtures and appurtenances thereto and rights in respect thereof, and (ii) the leases governing the leased real property listed on Section 2.4(e)(ii) of the Seller Disclosure Schedules (such leases, the “Real Property Leases” and such leased real property, the “Transferred Leased Property”);

(f) any and all Tangible Personal Property that is exclusively related to or exclusively used in the Business, and all Tangible Personal Property that is primarily related to or primarily used in the Business and is located at (1) the Transferred Owned Real Property, (2) the Transferred Leased Property or (3) the owned or leased real property of any third-party service provider (including contract manufacturing organization) that, as between the Business and the Retained Seller Business, provides services primarily to the Business (“Transferred Tangible Property”), including the Tangible Personal Property listed on Section 2.4(f) of the Seller Disclosure Schedules;

(g) any and all Information Technology exclusively related to or exclusively used in the Business, and all Information Technology that is primarily related to or primarily used in the Business and is located at the Transferred Owned Real Property or the Transferred Leased Property;

(h) any and all rights to any prepaid expenses (other than prepaid insurance) and deposits (including security, lease, utility and similar deposits), prepayments and bonds, in each case (i) of the Business as of immediately prior to the Closing, or (ii) to the extent related to the Business Contracts (or the portion of any Shared Contract that is a Business Contract) or Real Property Leases;

(i) any and all Cash Amounts of the Purchased Entities as of immediately prior to the Closing, including all Cash Amounts included in the Closing Cash Amount; provided, however, that for purposes of this clause (i), all Restricted Cash of the Purchased Entities as of immediately prior to the Closing to be excluded from the Closing Cash Amount as provided in the definition of “Cash Amounts” shall, notwithstanding such definition, be included in Cash Amounts and be Purchased Assets;

(j) any and all inventory of (i) finished Products, whether or not Labeled, and any raw materials, works-in-process, finished goods, supplies, active pharmaceutical ingredients, excipients, intermediaries, reagents, packaging and production supplies, in each case, exclusively related to the Business, but other than any Seller Supply Agreement Materials and (ii) any Purchaser Supply Agreement Materials;

(k) any and all inventory of finished Specified ORx Products, which as of immediately prior to the Closing is located at or in transit to any Transferred Owned Real Property or Transferred Leased Property;

(l) any and all Permits (including the Environmental Permits) primarily related to, or primarily used in, the Business or the operation of the Transferred Owned Real Property or the Transferred Leased Real Property, in each case, to the extent such Permits may be transferred to Buyer under applicable Law, including those Permits set forth on Section 2.4(l) of the Seller Disclosure Schedules (collectively, the “Transferred Permits”);

(m) any and all Accounts Receivable of the Business included in Closing Working Capital;

(n) any and all claims, causes of action, defenses and rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) at any time to the extent arising out of or related to the other Purchased Assets or the Assumed Liabilities (including (i) all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers and licensors in favor of Seller, a Purchased Entity or any of their respective Affiliates in respect of any other Purchased Assets and (ii) the right to sue and recover damages for past, present or future infringement or other violation of any Business Intellectual Property), and the right to retain all proceeds and monies therefrom, other than any Retained Claims;

(o) any and all Purchased Entity Benefit Plans and any and all assets, trust agreements or any other funding and administrative Contracts related to the Purchased Entity Benefit Plans;

(p) any and all goodwill of the Business;

(q) any and all bank accounts solely in the name of and for the benefit of the Purchased Entities (it being understood that this Section 2.4(q) shall apply solely to the bank accounts themselves and not to the Cash Amounts or other contents thereof, which shall be governed by Section 2.4(i) and Section 2.5(h));

(r) the Business Books and Records; provided that, with respect to any such Business Books and Records, the Seller Entities shall be permitted to (i) retain copies of such Business Books and Records to the extent required to comply with applicable Law or pursuant to internal compliance procedures or retention policies (including until the expiration of the applicable statute of limitations in respect of any Taxes, including any extensions thereof), (ii) retain copies of such Business Books and Records to the extent related to Seller’s and its Subsidiaries’ obligations under the Transaction Documents or to the extent relevant or pertaining to the Retained Seller Business, any Excluded Assets or any Retained Liabilities, (iii) retain Business Books and Records in the form of so-called “back-up” electronic tapes in the ordinary course of business accessible only to information technology, legal, or compliance personnel and (iv) redact those portions of such Business Books and Records that pertain to Excluded Assets or Retained Liabilities, or deliver copies of such Books and Records unredacted, but subject to the confidentiality provisions of this Agreement;

(s) all Regulatory Approvals (including any applications that are in process) held by any of the Seller Entities and exclusively related to any Product, including the Regulatory Approvals listed on Section 2.4(s) of the Seller Disclosure Schedules (collectively, the “Transferred Regulatory Approvals”); and

(t) all other assets, rights and claims that are exclusively used, or held exclusively for use, in the operation of the Business, other than any asset of the type or character described in Section 2.4(a) through Section 2.4(s) and other than assets identified as Excluded Assets in Section 2.5.

For the avoidance of doubt, any assets within clauses (b) through (t) in this Section 2.4 that are assets of a Purchased Entity shall not be acquired by Purchaser directly, but rather indirectly by way of the sale of the Direct Purchased Entity Shares.

Section 2.5 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, Purchaser expressly understands and agrees that the following assets, business lines, properties, rights and claims of Seller and its Subsidiaries (including the Purchased Entities) (collectively, the “Excluded Assets”) will be retained by Seller and its Subsidiaries, and will be excluded from the Purchased Assets and, to the extent applicable, transferred out of the Purchased Entities:

(a) except as set forth in Section 5.7, any and all Seller Benefit Plans, and any and all assets, trust agreements or any other funding and administrative Contracts related to the Seller Benefit Plans;

(b) any and all Intellectual Property Rights, other than the Business Intellectual Property;

(c) any and all Technology other than Business Technology (including copies of any Copyable Technology regardless of whether copies of such Copyable Technology are also Business Technology), and, except as expressly included in Section 2.4(g), any and all Information Technology;

(d) any and all Contracts (or portions of any Contracts), other than the Business Contracts and the Real Property Leases;

(e) except as expressly included in Section 2.4(e), any and all owned real property and leased real property and other interests in real property;

(f) except as expressly included in Section 2.4(f), any and all Tangible Personal Property;

(g) any and all prepaid Taxes and any and all refunds or credits of or against any Taxes of Seller or any of its Subsidiaries (other than the Purchased Entities), or to which Seller is entitled pursuant to Section 6.10;

(h) except as expressly included in Section 2.4(i), any and all Cash Amounts of the Seller and its Subsidiaries as of immediately prior to the Closing;

(i) (i) Tax Returns and other Books and Records related to Taxes paid or payable by the Seller Entities or any of their respective Subsidiaries or Affiliates (other than Tax Returns and other Books and Records, including any portion thereof, that are not Business Books and Records) and (ii) any and all Books and Records other than the Business Books and Records;

(j) any and all insurance policies and binders and interests in insurance pools and programs and self-insurance arrangements whether or not related to the Business, for all periods before, through and after the Closing, including any and all refunds and credits due or to become due thereunder and any prepaid premiums and any and all claims, rights to make claims and rights to proceeds on any such insurance policies for all periods before, through and after the Closing;

(k) any and all Permits, other than the Transferred Permits;

(l) any and all rights to any prepaid expenses and security deposits, other than as expressly included in Section 2.4(h);

(m) any and all Regulatory Approvals (including any applications that are in process) held by any of the Seller Entities, other than the Transferred Regulatory Approvals;

(n) any and all Accounts Receivable, other than those expressly included in Section 2.4(m);

(o) any and all claims, causes of action, defenses and rights of offset or counterclaim, or settlement agreements (in any manner arising or existing, whether choate or inchoate, known or unknown, contingent or non-contingent) at any time to the extent arising out of or related to the other Excluded Assets or Retained Liabilities (including (i) all rights and claims under any and all warranties extended by suppliers, vendors, contractors, manufacturers, distributors, licensees and licensors in favor of the Seller Entities, a Purchased Entity or any of their respective Affiliates in respect of any other Excluded Assets or Retained Liabilities and (ii) the right to sue and recover damages for past, present or future infringement or other violation of any Intellectual Property Rights other than Business Intellectual Property), and the right to retain all proceeds and monies therefrom (collectively, the “Retained Claims”), and any and all other claims and defenses other than the claims and defenses specifically identified as Purchased Assets in Section 2.4(n);

(p) (i) all attorney–client privilege and attorney work-product protection of the Seller Entities, Purchased Entities or associated with the Business, the Purchased Assets or the Assumed Liabilities as a result of legal counsel representing the Seller Entities, the Purchased Entities or the Business in connection with the Transaction and the other transactions contemplated by this Agreement or any of the Transaction Documents, and (ii) all documents or communications subject to the attorney–client privilege or work-product protection described in subclause (i) of this clause (p);

(q) any and all finished Specified ORx Products other than those expressly included in Section 2.4(k), and any and all Seller Supply Agreement Materials;

(r) any and all assets set forth on Section 2.5(r) of the Seller Disclosure Schedules; and

(s) any and all assets, goodwill, business lines, properties, rights and claims of Seller and its Subsidiaries that do not constitute Purchased Assets.

The Parties acknowledge and agree that neither Purchaser nor any of its Subsidiaries, including the Purchased Entities, will acquire or be permitted to retain any direct or indirect right, title or interest in any Excluded Assets.

Section 2.6 Assumed Liabilities. On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall, or Purchaser shall cause the applicable Purchaser Designee to, assume, and Purchaser agrees to pay, discharge, satisfy and perform when due, or to cause the applicable Purchaser Designee to pay, discharge, satisfy and perform when due, all of the following Liabilities of Seller and its Subsidiaries, in each case, (x) whether accruing prior to, on or after the Closing and (y) other than Liabilities expressly identified as Retained Liabilities (the “Assumed Liabilities”):

(a) [reserved];

(b) any and all Liabilities relating to or arising out of the Business Contracts;

(c) (i) any and all Accounts Payable of the Business included in Closing Working Capital, (ii) any and all other Liabilities included in Closing Working Capital and (iii) any and all Indebtedness of the Purchased Entities;

(d) any and all Liabilities with respect to any return, recall, repair, warranty or similar Liabilities relating to the Products or any other products and services of the Business, in each case, other than any Specified Liabilities (except as set forth in Section 2.6(n));

(e) any and all Liabilities for Purchaser Taxes;

(f) any and all Liabilities in respect of Business Employees, other than any Liabilities explicitly retained by Seller pursuant to Section 5.7;

(g) any and all Liabilities to a Governmental Entity relating to or arising out of a grant or public subsidy granted for the research, development, testing or Manufacturing of a Product;

(h) any and all Liabilities relating to or arising out of the Purchased Entity Benefit Plans;

(i) any and all Liabilities relating to or arising out of the Transferred Regulatory Approvals;

(j) any and all Liabilities in respect of any Proceeding other than any Specified Liabilities (except as set forth in Section 2.6(n)), whether class, individual or otherwise in nature, in law or in equity, whether or not presently threatened, asserted or pending, relating to or arising out of the Business;

(k) any and all Liabilities arising under Environmental Laws, of any nature whatsoever, relating to or arising out of the Business;

(l) any and all Liabilities set forth on Section 2.6(l) of the Seller Disclosure Schedules;

(m) any and all Liabilities to the extent relating to or arising out of the ownership, use or conduct of the Business or the Purchased Assets;

(n) fifty percent (50%) of all Specified Liabilities, subject to Section 9.8; and

(o) any and all Liabilities for which Purchaser or its Affiliates (including, following the Closing, the Purchased Entities) expressly has responsibility pursuant to this Agreement or any Transaction Document.

For the avoidance of doubt, any Liabilities within clauses (b) through (o) in this Section 2.6 that are Liabilities of a Direct Purchased Entity shall not be assumed by Purchaser directly, but rather indirectly by way of the sale of the Direct Purchased Entity Shares.

Section 2.7 Retained Liabilities. On the terms and subject to the conditions of this Agreement, Seller and its Subsidiaries (other than the Purchased Entities) shall retain, and remain responsible for paying, discharging, satisfying and performing when due, and Purchaser and its Affiliates shall not assume, the following Liabilities of Seller or any of its Subsidiaries (including the Purchased Entities) (the “Retained Liabilities”):

(a) except as set forth in Section 2.6(c), any Indebtedness of the Seller Entities;

(b) Liabilities to the extent arising out of or related to the Excluded Assets;

(c) except as set forth in Section 5.7, Liabilities relating to or arising under any Seller Benefit Plan;

(d) Liabilities for Excluded Taxes;

(e) except as set forth in Section 2.6(n), all Specified Liabilities;

(f) Liabilities to the extent related to the Retained Seller Business;

(g) any and all Liabilities for which Seller or its Affiliates (other than, following the Closing, the Purchased Entities) expressly has responsibility pursuant to this Agreement or any Transaction Document; and

(h) Liabilities set forth on Section 2.7(h) of the Seller Disclosure Schedules.

For the avoidance of doubt, any Liabilities within clauses (b) through (h) in this Section 2.7 that are Liabilities of a Purchased Entity shall be assumed by Seller and its Subsidiaries (other than any Purchased Entity).

Seller and Purchaser acknowledge and agree that neither Purchaser nor any of its Affiliates (including, following the Closing, the Purchased Entities) will assume, retain, pay, perform or otherwise discharge, or shall otherwise be or become responsible or have any Liability for, any of the Retained Liabilities.

Section 2.8 Closing Deliveries.

(a) At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller (or one or more other Seller Entities designated by Seller or, in the case of the Purchaser FDA Transfer Letters, to the applicable Governmental Entity, with a simultaneous copy to Seller) the following:

(i) payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller (such designation to be made by Seller at least two (2) Business Days prior to the Closing Date), an amount in immediately available funds equal to the Closing Purchase Price;

(ii) the certificate to be delivered pursuant to Section 7.3(c);

(iii) a counterpart of the Transition Services Agreement, in substantially the form attached as Exhibit C hereto (the “Transition Services Agreement”), duly executed by Purchaser and, if applicable, one or more of the Purchaser Designees;

(iv) a counterpart of the Assignment and Assumption Agreement and Bill of Sale for the Purchased Assets and the Assumed Liabilities (to the extent any Purchased Asset or Assumed Liability is not held by a Purchased Entity), by and between the applicable Seller Entities and Purchaser and, if applicable, one or more of the Purchaser Designees, in substantially the form attached as Exhibit D hereto (the “Assignment Agreement and Bill of Sale”), duly executed by Purchaser and, if applicable, one or more of the Purchaser Designees;

(v) a counterpart to the Purchaser Manufacturing and Supply Agreement, in substantially the form attached as Exhibit E-1 hereto (the “Purchaser Manufacturing and Supply Agreement”), duly executed by Purchaser and, if applicable, one or more of the Purchaser Designees;

(vi) a counterpart to the Seller Manufacturing and Supply Agreement, in substantially the form attached as Exhibit E-2 hereto (the “Seller Manufacturing and Supply Agreement”), duly executed by Purchaser and, if applicable, one or more of the Purchaser Designees;

(vii) a counterpart to the ORx Distribution Agreement, in substantially the form attached as Exhibit E-3 hereto (the “ORx Distribution Agreement”), duly executed by Purchaser and, if applicable, one or more of the Purchaser Designees; and

(viii) the Purchaser FDA Transfer Letters, duly executed by Purchaser or the applicable Purchaser Designees.

(b) At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser (or, in the case of the Seller FDA Transfer Letters, to the applicable Governmental Entity, with a simultaneous copy to Purchaser) the following:

(i) the certificate to be delivered pursuant to Section 7.2(c);

(ii) a counterpart of the Transition Services Agreement, duly executed by each Seller Entity named as a party thereto;

(iii) (A) with respect to Direct Purchased Entity Shares of Direct Purchased Entities incorporated in Israel, share transfer deeds with respect to such Direct Purchased Entity Shares duly executed in proper form for transfer and a shareholder register for such Direct Purchased Entity, together with the share registry of each Direct Purchased Entity incorporated in Israel reflecting Purchaser or the appropriate Purchaser Designee or other Purchased Entity (in accordance with this Agreement) as the sole shareholder of such entity (except as otherwise set forth on Section 2.4(a)(ii) of the Seller Disclosure Schedules), and (B) with respect to Direct Purchased Entity Shares of Direct Purchased Entities not incorporated in Israel, certificates evidencing such Direct Purchased Entity Shares, to the extent that such Direct Purchased Entity Shares are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent such Direct Purchased Entity Shares are not in certificated form, other evidence of ownership or assignment (reasonably satisfactory to Purchaser) evidencing the transfer of the relevant Direct Purchased Entity Shares;

(iv) a counterpart of the Assignment Agreement and Bill of Sale duly executed by each Seller Entity named as a party thereto;

(v) a counterpart to the Purchaser Manufacturing and Supply Agreement duly executed by each Seller Entity named as a party thereto;

(vi) a counterpart to the Seller Manufacturing and Supply Agreement duly executed by each Seller Entity named as a party thereto;

(vii) a counterpart to the ORx Distribution Agreement duly executed by each Seller Entity named as a party thereto;

(viii) Assignment Agreements for the Patents, Trademarks and Internet Properties included in the Purchased Assets, substantially in the form of the documents attached as Exhibit F hereto (collectively, the “IP Assignment Agreements”), in each case, duly executed by each Seller Entity named as the assignor thereunder;

(ix) from each Seller Entity that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) a valid duly executed IRS Form W-9;

(x) written resignations or evidence of removal of each corporate director and officer of the Purchased Entities in his or her capacity as such, as Purchaser shall have requested in writing at least ten (10) Business Days prior to the Closing Date; and

(xi) the Seller FDA Transfer Letters, duly executed by one or more of Seller and/or its Subsidiaries, as applicable.

Section 2.9 Adjustment to Closing Purchase Price.

(a) Section 2.9(a) of the Seller Disclosure Schedules sets forth, for illustrative purposes only, a calculation of Working Capital, the sum of the Cash Amounts and Funded Debt of the Purchased Entities, in each case as of the 2020 Balance Sheet Date (the “Sample Closing Statement”).

(b) At least two (2) Business Days prior to the anticipated Closing Date, Seller shall cause to be prepared and delivered to Purchaser a closing statement (the “Closing Statement”) setting forth Seller’s good-faith estimate of (i) the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”), (ii) the Closing Cash Amount (such estimate, the “Estimated Closing Cash Amount”), (iii) the Closing Funded Debt (such estimate, the “Estimated Closing Funded Debt”) and (iv) the Transaction Expenses (such estimate, the “Estimated Transaction Expenses”). The Estimated Adjustment Amount, the Estimated Closing Cash Amount, the Estimated Closing Funded Debt and the Estimated Transaction Expenses will be used to calculate the Closing Purchase Price to be paid by Purchaser to Seller at the Closing. The Closing Statement will be prepared in a format consistent with the Sample Closing Statement and in accordance with the Transaction Accounting Principles and set forth in reasonable detail Seller’s calculations of the Estimated Adjustment Amount, the Estimated Closing Cash Amount, the Estimated Closing Funded Debt and the Estimated Closing Transaction Expenses.

(c) As promptly as reasonably possible and, in any event, within ninety (90) days after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller, a written statement (the “Post-Closing Statement”), setting forth Purchaser’s good-faith calculation of the Adjustment Amount, the Closing Cash Amount, the Closing Funded Debt and the Transaction Expenses (the “Closing Transaction Expenses”). The Post-Closing Statement will be prepared in a format consistent with the Sample Closing Statement and in accordance with the Transaction Accounting Principles and set forth in reasonable detail (including supporting documentation) Purchaser’s calculations of the Adjustment Amount, the Closing Cash Amount, the Closing Funded Debt and the Closing Transaction Expenses.

(d) Within sixty (60) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the Post-Closing Statement (including the calculation, preparation and content thereof) (the “Dispute Notice”); provided that if Seller does not deliver any Dispute Notice to Purchaser within such sixty (60)-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties. The Dispute Notice will set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes and (ii) the proposed amount of such item or dispute. Any item on the Post-Closing Statement that is not disputed by Seller in the Dispute Notice will be final, conclusive and binding on the Parties. Upon receipt by Purchaser of the Dispute Notice, Purchaser and Seller shall negotiate to resolve any disputed items set forth in such Dispute Notice. If Purchaser and Seller fail to resolve any such disputed items within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, KPMG or, if KPMG is unavailable or conflicted, another nationally recognized accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such disputed items; provided that if Seller and Purchaser are unable to agree upon the Independent Accounting Firm, then each of Seller and Purchaser shall select a nationally recognized accounting firm, and the two (2) firms will mutually select a third nationally recognized accounting firm to serve as the Independent Accounting Firm.

(e) As promptly as practicable (and no later than thirty (30) days after the Independent Accounting Firm’s engagement), Purchaser shall prepare and submit a written presentation to the Independent Accounting Firm, with a copy to Seller, detailing Purchaser’s complete statement of proposed resolution of each issue still in dispute (it being understood that the content of such presentation shall be limited to whether the Adjustment Amount, the Closing Cash Amount, the Closing Funded Debt and the Closing Transaction Expenses were properly calculated in accordance with the terms of this Agreement, the proposed resolution of each disputed issue by Purchaser and reasonable supporting detail for the foregoing), supported by any documents and arguments upon which Purchaser relies. As promptly as practicable thereafter (and, in any event, within thirty (30) days following Purchaser’s submission), Seller shall prepare and submit a written presentation to the Independent Accounting Firm, with a copy to Purchaser, detailing Seller’s complete statement of proposed resolution of each issue still in dispute (it being understood that the content of such presentation shall be limited to whether the Adjustment Amount, the Closing Cash Amount, the Closing Funded Debt and the Closing Transaction Expenses were properly calculated in accordance with the terms of this Agreement, the proposed resolution of each disputed issue by Seller and reasonable supporting detail for the foregoing), supported by any documents and arguments upon which Seller relies. Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after (and, in any event, not more than twenty (20) days after) Seller’s submission, make a final determination, binding on the Parties, of the appropriate amount of each of the items that remain in dispute as indicated in the Dispute Notice (as may be narrowed by the submissions). Purchaser and Seller agree that all communications with or to the Independent Accounting Firm will include the other Party and there will be no ex parte communications with the Independent Accounting Firm with respect to any disputes to be resolved by the Independent Accounting firm pursuant to this Section 2.9(e). The Independent Accounting Firm shall make its determination based on the terms and provisions of the Agreement and the written submissions by each Party (and not by independent review). With respect to each disputed item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts proposed by Seller or Purchaser, as applicable, in the Dispute Notice or the Post-Closing Statement, respectively. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any disputed items in the Adjustment Amount, the Closing Cash Amount, the Closing Funded Debt or the Closing Transaction Expenses, as applicable, were properly calculated in accordance with the terms of this Agreement and whether there were any mathematical errors in the Post-Closing Statement. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be allocated to and borne by Seller, on the one hand, and Purchaser, on the other hand, based on the inverse proportion that the Independent Accounting Firm’s determination (before such allocation) in favor of Seller or Purchaser, as applicable, bears to the total amount of the total items in dispute as submitted to the Independent Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Independent Accounting Firm awards $600 in favor of Seller’s position, then sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs of its review would be borne by Seller. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, will be final, conclusive and binding on the Parties, absent fraud or manifest error. The process set forth in this Section 2.9 shall be the sole and exclusive remedy of any of the Parties and their respective Affiliates for any disputes related to the Adjustment Amount, the Closing Cash Amount, the Closing Funded Debt or the Closing Transaction Expenses and the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith. The Parties agree that any adjustment as determined pursuant to Section 2.9(d) or this Section 2.9(e) shall be treated as an adjustment to the Purchase Price, except as otherwise required by Law.

(f) From and after the Closing, for purposes of complying with the terms set forth in this Section 2.9, each of Seller and Purchaser shall (i) reasonably cooperate with and make available to each other and their respective Representatives any non-privileged information, records, data and working papers, (ii) permit reasonable access to its facilities and personnel and (iii) provide data and access, in the case of each of subclauses (i) through (iii) as may be reasonably required in connection with the preparation and analysis of the Post-Closing Statement, the Dispute Notice and the resolution of any disputes related thereto.

(g) The “Final Purchase Price” shall mean the Base Purchase Price plus (i) the Closing Cash Amount, plus (ii) the Adjustment Amount (which may be a positive or negative number), minus (iii) the Closing Funded Debt, minus (iv) the Closing Transaction Expenses, in the case of each of clauses (i), (ii) (iii) and (iv), as finally determined pursuant to Section 2.9(d) and Section 2.9(e).

(h) If (i) the Closing Purchase Price shall exceed the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash, without interest, equal to such excess to Purchaser or one or more of the Purchaser Designees by wire transfer of immediately available funds to an account or accounts designated in writing by Purchaser to Seller or (ii) the Final Purchase Price shall exceed the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash, without interest, equal to such excess to Seller by wire transfer of immediately available funds to an account or accounts designated in writing by Seller to

Purchaser. Any such payment is to be made within five (5) Business Days of the date on which the Adjustment Amount, the Closing Cash Amount, the Closing Funded Debt and the Closing Transaction Expenses are finally determined pursuant to this Section 2.9, and any amounts owed pursuant to this Section 2.9(h) shall be paid in full.

(i) For the avoidance of doubt, no actions taken by Purchaser on its own behalf or on behalf of any Purchased Entity on or following the Closing Date shall be given effect for purposes of determining the Adjustment Amount, the Closing Cash Amount, the Closing Funded Debt or the Closing Transaction Expenses (or other items contained in the Post-Closing Statement), and the determination of the Final Purchase Price shall not take into account any developments or events taking place after the Closing.

Section 2.10 Non-Assignment; Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement does not constitute an agreement to sell, assign, transfer or convey any Purchased Asset if an attempted sale, assignment, transfer or conveyance of the Purchased Asset would be prohibited by Law or would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity (collectively, “Approvals” and such Purchased Assets, collectively, the “Non-Assignable Assets”)

(i) constitute a breach or other contravention thereof;

(ii) be ineffective, void or voidable; or

(iii) adversely affect, in any respect, the rights thereunder of the Seller Entities, the Purchased Entities, Purchaser or any of their respective officers, directors, agents or Affiliates, unless and until such Approval is obtained;

it being understood that the Parties’ obligations to effect the Transaction and the other transactions contemplated by this Agreement are not conditioned upon the receipt of such Approvals, other than the Antitrust Approvals specified in Section 7.1(a).

(b) Seller and Purchaser (and any Purchaser Designee) shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts, prior to the Closing and for a period of one (1) year following the Closing, to obtain, or cause to be obtained, any Approval (other than Antitrust Approvals, which will be governed by Section 5.1) (the “Non-Antitrust Approvals”) required to sell, assign, transfer or convey any Non-Assignable Asset to Purchaser and/or to one or more of the Purchaser Designees (if applicable) at the Closing, and to obtain the unconditional release of Seller and its Affiliates so that, from and after the Closing, Purchaser and its Subsidiaries shall be solely responsible for the Assumed Liabilities. If such Non-Antitrust Approval is not obtained prior to the Closing, then, until the earliest of (w) such time as such Non-Antitrust Approval is obtained, (x) one (1) year following the Closing Date (except for the items identified in the following clause (z)), (y) with respect to a Business Contract, the earlier of the expiration of the term of such Business Contract in accordance with its current term or the execution of a replacement Contract by Purchaser or one of its Affiliates, and (z) with respect to any Transferred Owned Real Property or Transferred Leased Real Property in Israel,

ten (10) years following the Closing Date, Seller shall, and shall cause its controlled Affiliates to, at no out-of-pocket cost to Seller or its Affiliates (other than de minimis administrative charges), reasonably cooperate with Purchaser to put in place a reasonable arrangement that is intended to both (A) provide Purchaser and/or (if applicable) one or more of the Purchaser Designees, to the fullest extent practicable and permissible, the claims, rights, remedies and benefits of any such Non-Assignable Assets and (B) cause Purchaser to assume and bear all costs, obligations and Liabilities (other than any Retained Liability and other than Taxes) thereunder, and bear all net incremental Taxes imposed in respect of any such Non-Assignable Assets operated in accordance with the requirement of Section 2.10(f) for any Post-Closing Period in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, from and after the Closing, Purchaser will timely pay, satisfy, perform and discharge when due any Liability (other than any Retained Liability and other than Taxes) arising thereunder, any net incremental Taxes imposed in respect of any such Non-Assignable Assets operated in accordance with the requirement of Section 2.10(f) for any Post-Closing Period and shall be responsible for all Assumed Liabilities relating thereto in accordance with this Agreement. Upon obtaining the relevant Approval, Seller shall, and shall cause each other applicable Seller Entity to, promptly sell, convey, assign, transfer and deliver to Purchaser and/or (if applicable) one or more of the Purchaser Designees such Purchased Asset for no additional consideration.

(c) Whether or not the Transaction is consummated, Purchaser shall be responsible for all filing fees to any Governmental Entity for any Approval. Neither Seller nor Purchaser shall have any obligation under this Agreement or otherwise to pay any consent, approval or waiver “fee,” discount, rebate or any money or other consideration, or offer or grant any accommodation to any Person (other than de minimis administrative costs or review charges) to obtain any Non-Antitrust Approval or be required to commence litigation against any customer, licensor or other Contract counterparty or take any action that would reasonably be expected to have a material and adverse effect on Seller’s, Purchaser’s, any Purchased Entity’s, or any of their respective Affiliates’ business relationships.

(d) Neither Seller nor any of its Affiliates shall have any Liability whatsoever to Purchaser arising out of or relating to the failure to obtain any Approvals that may be required in connection with the Transaction and the other transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof (except to the extent arising out of or relating to Seller’s failure to perform or comply with any of its covenants contained in this Agreement, subject to the provisions of this Agreement). Purchaser acknowledges that no representation, warranty, covenant or agreement of Seller contained in this Agreement shall be breached or deemed breached solely as a result of (i) the failure to obtain any Approval, (ii) any such termination of a Contract or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approval or any such termination, in each case, in and of itself.

(e) Any Shared Contract shall be assigned, transferred and conveyed only with respect to those portions to the extent related to the Business, to either a Purchased Entity or Purchaser, if so assignable, transferable or conveyable, or appropriately amended prior to, on or after the Closing, so that Purchaser will be entitled to those portions of the Shared Contract that relate to the Business and shall assume the related portion of any Liabilities contemplated by this

Agreement; provided that (i) in no event shall any Person be required to assign (or amend), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals, unless and until such Approvals are obtained, and (ii) if any Shared Contract cannot be so assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals then, as from the Closing until the earliest of (A) such time as such Approval or Approvals are obtained, (B) the expiration of such Shared Contract in accordance with its terms or (C) two (2) years following the Closing, Seller will, at no out-of-pocket cost to Seller or its Affiliates (other than de minimis administrative costs), reasonably cooperate with Purchaser to establish an agency or other similar arrangement reasonably satisfactory to Seller and Purchaser intended to both (x) provide Purchaser, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts of such Shared Contract that relate to the Business and (y) cause Purchaser to bear all costs, net incremental Taxes imposed in respect of any such Shared Contracts operated under in accordance with the requirement of Section 2.10(f) in respect thereof for any Post-Closing Period and Liabilities (other than Taxes), of those parts that relate to the Business from and after the Closing in accordance with this Agreement (including by means of any subcontracting, sublicensing or subleasing arrangement). In furtherance of the foregoing, Purchaser will timely pay, perform or discharge when due any Liability (other than Tax) or net incremental Tax imposed in respect of any such Shared Contracts operated under in accordance with the requirement of Section 2.10(f) imposed in respect thereof for any Post-Closing Period, arising thereunder (to the extent related to the Business) after the Closing. Notwithstanding anything in this Agreement to the contrary, neither Seller nor any of its Affiliates shall be required to assign, transfer or convey all or any portion of a Shared Contract that would (1) constitute a breach of such Shared Contract, (2) be ineffective, void or voidable, (3) adversely affect, in any material respect, the rights thereunder of the Seller Entities, the Purchased Entities or any of their respective officers, directors, agents or Affiliates, or (4) require Seller or any of its Affiliates to pay any amount or incur any obligation (other than de minimis administrative charges) in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of guarantees) to any Person.

(f) From and after the Closing, for so long as the Seller Entities hold any Purchased Assets or are parties to any Shared Contracts and provide Purchaser or any of its Affiliates any claims, rights and benefits (and Purchaser bears all costs, obligations, net incremental Taxes imposed in respect of any such Shared Contracts or Purchased Assets operated in accordance with the requirement of this Section 2.10(f) and Liabilities (other than any Retained Liability or Taxes) thereunder) of any such Purchased Asset or Shared Contract pursuant to an arrangement described in Section 2.10(b) or Section 2.10(e), Seller and the other Seller Entities shall hold and operate such Purchased Assets and operate under such Shared Contracts in a manner consistent in all material respects with the manner in which Seller and the other Seller Entities hold and operate their other assets and operate under their other Contracts, subject to the instructions of the Purchaser and its Affiliates in accordance therewith and herewith. Notwithstanding anything contained in this Agreement to the contrary, the transfer or assignment to Purchaser of any Purchased Asset or any part of a Shared Contract that requires a Non-Antitrust Approval as described above in this Section 2.10 will be conditioned upon the obtainment of such Non-Antitrust Approval.

(g) Without limiting this Section 2.10, notwithstanding the fact that any Approval is not obtained prior to the Closing, each of the assets described in Section 2.4 shall be deemed to Purchased Assets under this Agreement and each of the Liabilities described in Section 2.6 shall be deemed to be Assumed Liabilities under this Agreement, including in each case for purposes of the calculation of Working Capital.

(h) In the event that (i) notwithstanding the efforts of Purchaser and Seller in accordance with this Agreement, the counterparty to any Contract specified on Section 2.10(h) of the Seller Disclosure Schedule has not provided the Approvals required under such Contract in order to avoid the consequences described in any of Section 2.10(a)(i)-(iii), or, in the case of Item #2 of Section 2.10(h) of the Seller Disclosure Schedules, to avoid the consequence described in such Item, and (ii) Purchaser determines in good faith and in consultation with Seller to pay a fee (or, with respect to the Contract on Item #3 of Section 2.10(h) of the Seller Disclosure Schedules, to instruct Seller to pay the fee) to such counterparty solely as consideration to obtain such Approvals (and, for the avoidance of doubt, not any prepayment for any future benefit) (any such fees, “Specified Consent Fees”), Purchaser and Seller shall each bear 50% of such Specified Consent Fees; provided, that from and after the time that the amount of such Specified Consent Fees so paid in respect of all such Contracts, in the aggregate, exceeds $5 million (i.e., when Purchaser has borne $2.5 million of such Specified Consent Fees and Seller has borne $2.5 million of such Specified Consent Fees) (the “Specified Consent Fee Cap”), Purchaser shall be required to bear 100% of any additional Specified Consent Fees in excess of the Specified Consent Fee Cap, and Seller shall not have any responsibility therefor to the extent in excess of the Specified Consent Fee Cap; provided, further, that Seller shall not in any event have any responsibility in respect of any Specified Consent Fees paid prior to the Closing or after the date that is 6 months after the Closing.

Section 2.11 Withholding Taxes. To the extent that any payment to be made by Purchaser pursuant to this Article II is subject to deduction or withholding in respect of Taxes under applicable Tax Law, Purchaser shall have the right to deduct and withhold from such payment such amounts as are so required to be deducted or withheld, and the amounts so withheld shall be treated for all purposes of this Agreement as having been paid by Purchaser to the extent that Purchaser remits such withheld or deducted amounts to the appropriate Governmental Entity in accordance with applicable Tax Law. Except to the extent of a change in applicable Law (including, for the avoidance of doubt, any guidance issued by an applicable Taxing Authority) occurring less than fifteen (15) days prior to the date on which the relevant payment is required to be made hereunder, Purchaser shall promptly (but no later than five (5) days prior to the date on which the relevant payment is required to be made hereunder) notify Seller of any such required deduction or withholding, provided that Purchaser shall have the right to deduct or withhold regardless of whether Purchaser provides such notification (it being agreed and understood that this proviso shall not be interpreted to preclude any claim by Seller or any of its Affiliates against Purchaser in respect of any Losses incurred by Seller or any of its Affiliates as a result of Purchaser’s breach of its obligation to provide timely notice under this Section 2.11). As promptly as practicable following such remittance, Purchaser shall deliver to Seller an official Tax certificate or other evidence of such Tax withholding or deduction obligation as may be reasonably acceptable to Seller, along with supporting calculations, and together with proof of payment to the relevant Governmental Entity of any such deducted or withheld amounts sufficient to enable Seller to substantiate and claim the payment of such Taxes and amounts with the appropriate Governmental Entity. The Parties shall reasonably cooperate to minimize any such withholding Taxes. Notwithstanding any provision herein to the contrary, Purchaser shall have no obligation to provide Seller with any prior notice of deduction or withholding and shall have the right to make such deductions and withholding as required by applicable Tax Law if Seller or any Seller Entity, as applicable, fails to deliver an IRS Form W-9 pursuant to Section 2.8(b)(ix) or a Qualified Withholding Certificate two (2) days prior to the Closing. The Parties shall cooperate in good faith and use reasonable best efforts to obtain a certificate or ruling or any other written instructions regarding Tax withholding issued by the ITA, in form and substance reasonably acceptable to Purchaser (and Seller agrees to provide Purchaser with an opportunity to review and comment on any application to the ITA), that is applicable to the payment to be made pursuant to this Agreement with respect to the acquisition of the Israeli Purchased Entities stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholding (a “Qualified Withholding Certificate”), and Purchaser and any applicable Purchaser Designee shall make all payments hereunder in accordance with such Qualified Withholding Certificate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in, or qualified by any matter set forth in the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section or subsection in the Seller Disclosure Schedules shall be deemed to be disclosed for all purposes of this Agreement as long as the relevance of such disclosure to the other Sections or sub-Sections of this Agreement is reasonably apparent on the face of such disclosure), Seller represents and warrants to Purchaser as follows (it being understood and agreed that notwithstanding any reference to the Business or otherwise, Seller will not be deemed to be giving any representation or warranty with respect to the Excluded Assets or the Retained Liabilities):

Section 3.1 Organization, Standing and Power. Each of the Seller Entities and each Purchased Entity is (or, in the case of Seller Entities and Purchased Entities that have not been formed as of the date of this Agreement, will be as of the Closing) duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization, and duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, and each of the Seller Entities and Purchased Entities has (or, in the case of Seller Entities and Purchased Entities that have not been formed as of the date of this Agreement, will have as of the Closing) all necessary organizational power and authority to carry on the Business as presently conducted, except where the failure to be so organized, existing, in good standing or qualified, or to have such power or authority would not have a Business Material Adverse Effect.

Section 3.2 Purchased Entities. All of the Direct Purchased Entity Shares and the outstanding equity interests of the other Purchased Entities have been (or, in the case of Direct Purchased Entity Shares or outstanding equity interests of Direct Purchased Entities or Purchased Entities that have not been formed as of the date of this Agreement, will be as of the Closing) duly authorized and validly issued and are fully paid and non-assessable (in jurisdictions where such concept is applicable), and such Direct Purchased Entity Shares or other outstanding equity interests will constitute, as of the Closing, all of the issued and outstanding equity interests of the Purchased Entities. There are no outstanding options, warrants, calls, preemptive rights, “phantom” stock rights, purchase rights, subscription rights, exchange rights or other rights, convertible securities, agreements or commitments of any kind pursuant to which any of the Purchased Entities is or may become obligated to:

(a) issue, transfer, sell or otherwise dispose of any of its equity interests, or

(b) redeem, purchase or otherwise acquire any outstanding Direct Purchased Entity Shares or outstanding equity interests of any other Purchased Entity, in each case, other than as may be set forth in the Organizational Documents of such Purchased Entity that have been made available to Purchaser.

The applicable Seller Entity has (or, in the case of Direct Purchased Entities that have not been formed as of the date of this Agreement, will have as of the Closing) good and valid title to the Direct Purchased Entity Shares, and a Purchased Entity has (or, in the case of Purchased Entities that have not been formed as of the date of this Agreement, will have as of the Closing) good and valid title to all of the outstanding equity interests of each of the other Purchased Entities, in each case, free and clear of any Liens (other than any restrictions under applicable securities laws). Section 3.2 of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, (x) the authorized capital stock of each of the Purchased Entities that has been formed and (y) the number of shares of each class or series of capital stock of each of the Purchased Entities that has been formed that are issued and outstanding, together with the registered holder thereof. The Direct Purchased Entity Shares and the outstanding equity interests of the other Purchased Entities have not been (or, in the case of Direct Purchased Entity Shares of Direct Purchased Entities that have not been formed as of the date of this Agreement or outstanding equity interests of Purchased Entities that have not been formed as of the date of this Agreement, will not have been as of the Closing) issued in violation of any right of first refusal, preemptive, subscription or similar rights under any Law, Organizational Documents, or any commitment to which a Seller Entity or a Purchased Entity is subject, bound or a party. There are no voting trusts or other commitments to which any Purchased Entity is a party with respect to the voting of the Direct Purchased Entity Shares or outstanding equity interests of the other Purchased Entities. Except as set forth in Section 3.2 of the Seller Disclosure Schedules, the Purchased Entities do not own or hold the right to acquire any equity securities of any Person.

Section 3.3 Authority; Execution and Delivery; Enforceability. Seller has all necessary power and authority to execute this Agreement and each of the Seller Entities has and will have all necessary power and authority to execute each of the Transaction Documents to which it is or will be a party and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the consummation by Seller of the Transaction and the other transactions contemplated by this Agreement have been, and the execution and delivery by each of the Seller Entities of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby will be as of the Closing, duly authorized by all necessary corporate or other action of Seller or such Seller Entity, as applicable. Seller has duly executed and delivered this Agreement, and as of the Closing each Seller Entity will have duly executed and delivered each other Transaction Document to which it is a party, and assuming due authorization, execution and delivery by Purchaser, this Agreement will constitute Seller’s (and each other Transaction Document will, assuming the due authorization, execution and delivery by the counterparty thereto, constitute as of the Closing each Seller Entity’s (to the extent a party to such Transaction Document) valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

Section 3.4 No Conflicts; Consents. The execution and delivery by Seller of this Agreement by Seller, and the other Transaction Documents to which Seller or any Seller Entity will be a party does not, and the consummation of the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents by Seller and each Seller Entity do not and will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the Purchased Assets (other than Permitted Liens on Purchased Assets that are not Direct Purchased Entity Shares or equity interests of each of the other Purchased Entities) under, any provision of:

(a) the Organizational Documents of any Seller Entity or Purchased Entity,

(b) any Judgment or Law applicable to any of the Purchased Entities, the Purchased Assets or the Assumed Liabilities, except for any such items that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole, or

(c) any Material Contract, except for any such items that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole.

No Approval of any Governmental Entity is required to be obtained or made by or with respect to the Seller Entities or the Purchased Entities in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated by this Agreement, other than:

(i) in respect of any applicable Law or other legal restraint designed to govern competition, trade regulation, non-U.S. investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”),

(ii) the Seller FDA Transfer Letters, and

(iii) those that, if not obtained, made or given, would not reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole.

Section 3.5 Proceedings. There are no, and in the past three (3) years there have not been, any Judgments, or any Proceedings or claims pending, or, to the Knowledge of Seller, threatened, or to the Knowledge of the Seller, any investigation by any Governmental Entity pending or threatened, in each case, against the Purchased Entities, or any of their respective directors or officers (in their respective capacities as such), or the Seller Entities with respect to the Business that (a) would, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole or impair or materially delay the ability of Seller or any other Seller Entity to (i) perform its obligations under the Transaction Documents or (ii) consummate the Transaction and the other Transactions contemplated by this Agreement, (b) have resulted in (i) a Liability in excess of $5,000,000 or (ii) material specific performance or other material equitable relief being imposed on any Purchased Entity or the Business, or (c) involve any actual or alleged violation of Law and arise out of any (i) (A) actual or alleged fixing, rising, maintaining or stabilizing of the price of any Product, or of any other product designed, developed, Manufactured, marketed, commercialized, distributed or sold by any Purchased Entity, (B) actual or alleged allocating customers, dividing markets, agreeing with competitors on quantities to be sold or rigging bids, or (C) actual or alleged violation of the Sherman Act, the Clayton Act or any other U.S. federal, state, non-U.S. or other antitrust or consumer protection Law, (ii) actual or alleged conspiracy or over-arching conspiracy or similar claim with respect to any of the items described in any of the foregoing clause (i), or (iii) investigation (criminal or civil) by any Governmental Entity. Section 3.5 of the Seller Disclosure Schedules sets forth a list of each Proceeding initiated or commenced by or against any Purchased Entity, or by any Seller Entity with respect to the Business under Paragraph IV of the Hatch-Waxman Act of 1984, that are pending as of the date hereof.

Section 3.6 Financial Statements; Absence of Undisclosed Liabilities.

(a) Section 3.6(a) of the Seller Disclosure Schedules sets forth copies of (i)(A) the audited balance sheets of the Business as of December 31, 2019 (such date, the “2019 Balance Sheet Date”), December 31, 2018 and December 31, 2017, and (B) the audited statements of income and cash flows of the Business for the year ending on the 2019 Balance Sheet Date and for the years ending on each of December 31, 2018 and December 31, 2017, in each case together with the notes to such financial statements (subclauses (A) and (B) collectively, the “Audited Financial Statements”), and (ii) (A) the unaudited pre-Tax balance sheet for the Seller’s Prescription Pharmaceuticals Segment as of December 31, 2020 (the “2020 Balance Sheet Date” and such balance sheet, the “Interim Business Balance Sheet”) and (B) the unaudited pre-Tax income statement information for the Seller’s Prescription Pharmaceuticals Segment for the twelve (12) months ended on the 2020 Balance Sheet Date (subclause (ii) the “Interim Financial Statements”, and collectively with the Audited Financial Statements, the “Business Financial Statements”).

(b) The Business Financial Statements (including any related notes) fairly present in all material respects the financial condition, results of operations and, with respect to the Audited Financial Statements, cash flows, of the Business as of the respective dates thereof and for the respective periods covered in such Business Financial Statements, in each case, in accordance with GAAP; provided that (i) the Interim Financial Statements are prepared on a pre-Tax basis, do not include footnote disclosure or year-end adjustments (which in the aggregate are not expected to be material), and reflect the non-GAAP adjustments described on Section 3.6(b)(i)(A) of the Seller Disclosure Schedules, and (ii) the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate stand-alone entity and therefore the Business Financial Statements, which were prepared for purposes of this Agreement, do not include all of the costs necessary for the Business to operate as a separate stand-alone entity.

(c) The Business does not have any Liabilities that would be required by GAAP to be reflected on a balance sheet of the Business, other than Liabilities that:

(i) are reflected or reserved against in the Interim Business Balance Sheet;

(ii) were incurred since the 2020 Balance Sheet Date in the ordinary course of business;

(iii) are Retained Liabilities;

(iv) are Liabilities for Taxes;

(v) are Transaction Expenses;

(vi) are expressly permitted or contemplated by this Agreement or the other Transaction Documents or incurred in connection with the Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents;

(vii) are obligations to perform in the future under Contracts that are (A) disclosed in the Seller Disclosure Schedules or (B) not required to be disclosed in the Seller Disclosure Schedules because their size, term or subject matter is not covered by any representations or warranties in this Article III; or

(viii) would not reasonably be expected, individually or in the aggregate to be material to the Business and the Purchased Entities, taken as a whole.

(d) Since January 1, 2019 through the date hereof, there have been no internal investigations regarding financial reporting or accounting policies or practices at or with respect to the Seller Entities and the Purchased Entities, in each case relating to the Business, initiated at the direction of the chief executive officer or chief financial officer, or board of directors of the Seller or any one or more individual members of such board. Since January 1, 2019 through the date hereof, there have not been any material weaknesses or significant deficiencies in, and no written notices (including reports from any auditor of Seller), or, to the Knowledge of Seller, oral notices, have been received by Seller or any Purchased Entity, regarding the internal controls over financial reporting of any Seller Entity or Purchased Entity, in each case with respect to the Business.

(e) Section 3.6(e) of the Seller Disclosure Schedule lists all Indebtedness for borrowed money, under letters of credit, or in respect of Capitalized Leases, in each case of the Business or any Purchased Entity outstanding as of the date hereof, and specifies the Contract under which such Indebtedness has been issued.

(f) All material inventory of the Business (whether or not allocated to contracts in process), including raw materials, work in process and finished products, packaging, items purchased for distribution or resale and items which have been ordered or purchased by the Purchased Entities, was acquired or manufactured in the ordinary course of business, and, except for obsolete or excessive inventory (that, to the extent written off or written down, has been so written off or written down in accordance with GAAP), is generally of a quality and quantity usable and, with respect to finished goods, saleable consistent in all material respects with past practice in the ordinary course of business.

(g) All material Accounts Receivable reflected in the Business Financial Statements, and all material Accounts Receivable of the Business arising since the 2020 Balance Sheet Date, to the extent still outstanding, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business and are not subject to any material dispute, claim, set-off or other defense or counterclaims other than returns or other gross to net adjustments in the ordinary course of business.

Section 3.7 Absence of Certain Changes. From September 30, 2020 until the date hereof, there has not occurred any event, occurrence, change, or development that has had a Business Material Adverse Effect. From the 2020 Balance Sheet Date until the date hereof, none of the Seller Entities or the Purchased Entities have taken any of the actions that, if taken during the period from the date of this Agreement through the Closing Date without Purchaser’s consent, would constitute a breach of clauses (i), (ii), (iii), (iv), (ix), (xi), (xii) or (xiv) of Section 5.2(b).

Section 3.8 Title and Condition; Sufficiency of Assets.

(a) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Entities, taken as a whole, Seller, or another Seller Entity or Purchased Entity, has good and valid title to (or a valid leasehold interest in or license to) all of the Purchased Assets, free and clear of any Liens (except for (i) Permitted Liens with respect to the Purchased Assets other than the Direct Purchased Entity Shares or outstanding equity interests of any other Purchased Entities and (ii) restrictions on transfer imposed by applicable securities Laws with respect to the Direct Purchased Entity Shares or outstanding equity interests of any other Purchased Entities). The Tangible Personal Property and Information Technology included in the Purchased Assets are in good operating condition and repair (except for normal wear and tear and except as would not reasonably be expected, individually or in the aggregate to be material and adverse to the Business and the Purchased Entities, taken as a whole.

(b) As of the Closing, the Purchased Assets constitute all of the assets necessary to conduct the Business immediately following the Closing in substantially the same manner, in all material respects, as conducted by Seller and its Subsidiaries as of immediately prior to the Closing and during the twelve (12) month period prior to the Closing, after

(i) taking into account and giving effect to all of the assets (including tangible and intangible assets), services, products and real property to be provided, acquired, leased or licensed under Section 2.10 and the Transaction Documents,

(ii) assuming all Approvals have been obtained and

(iii) excluding all administrative support, Information Technology and corporate level services and related computer Software programs currently provided to the Business by Seller and its Subsidiaries.

(c) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Business and the Purchased Entities, taken as a whole, all Transferred Tangible Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate in all material respects for the uses to which it is being put.

Section 3.9 Intellectual Property.

(a) Section 3.9(a) of the Seller Disclosure Schedules sets forth a true and complete list of all Business Registered Intellectual Property as of the date hereof, including the name of the Purchased Entity or Seller Entity that owns such Business Registered Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole, (i) a Seller Entity or Purchased Entity owns all Business Registered Intellectual Property free and clear of all Liens other than Permitted Liens, (ii) has properly executed and recorded all documents necessary to perfect title to such Business Registered Intellectual Property and (iii) Seller and the Purchased Entities have filed all documents and paid all taxes, fees, and other financial obligations required to renew and maintain in force and effect all such Business Registered Intellectual Property until Closing.

(b) Section 3.9(b) of the Seller Disclosure Schedules sets forth a list of all material unregistered Trademarks included in the Business Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole: (i) a Seller Entity or Purchased Entity is the sole and exclusive owner of each item of material Business Intellectual Property owned or purported to be owned by such entity, and no Seller Entity or Purchased Entity has granted to any third party any licenses or rights to use such Business Intellectual Property, except for non-exclusive licenses granted to third parties in the ordinary course of business or pursuant to a Material Contract identified pursuant to Section 3.13(a); (ii) none of the Business Intellectual Property is subject to any Judgment adversely affecting (A) the use of the Business Intellectual Property by the Seller Entities and the Purchased Entities, or (B) the Seller Entities’ and the Purchased Entities’ rights to the Business Intellectual Property; (iii) there is no opposition or cancellation Proceeding pending against the Seller Entities or the Purchased Entities concerning the ownership, validity or enforceability of any Business Intellectual Property (other than ordinary course Proceedings related to the application for any item of Business Intellectual Property); and (iv) to the Knowledge of Seller, none of the Business Intellectual Property is invalid, abandoned or unenforceable or being challenged by any third party in any government court, tribunal or agency.

(c) To the Knowledge of Seller, no third party is infringing, misappropriating or otherwise violating any material Business Intellectual Property in any material respect. To the Knowledge of Seller, with respect to Business Trademarks, the Retained Seller Business is not using any trade name that is confusingly similar to any Business Trademark. Within the two (2)-year period prior to the date of this Agreement, neither Seller nor any Subsidiary of Seller has initiated any Proceeding against, or put any third party on written notice, claiming the infringement or misappropriation, or other violation, of any Business Intellectual Property.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole, the operation of the Business and the manufacture, sale, offer for sale, and/or use of the Products do not infringe the Intellectual Property Rights of any third party. Within the two (2)-year period prior to the date of this Agreement, none of the Seller Entities or the Purchased Entities have received any written notice, or to the Knowledge of Seller, oral notice, alleging that any of the Business operations, Business Intellectual Property or the Products infringe, misappropriate, violate or otherwise conflict with any material Intellectual Property Rights of any other Person.

(e) The Business Intellectual Property, together with the Seller Licensed Patents and Seller Licensed IP as licensed pursuant to Section 5.16(a), constitute all of Seller’s and its Subsidiaries’ Intellectual Property Rights used by Seller or its Subsidiaries immediately prior to the Closing and during the twelve (12) months prior to the date hereof and that would be used to conduct the Business immediately following the Closing in substantially the same manner, in all material respects, as conducted by Seller and its Subsidiaries as of immediately prior to the Closing and during the twelve (12) months prior to the date hereof.

(f) Each of the Seller Entities and the Purchased Entities, as applicable, has taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Business Intellectual Property, and (i) to the Knowledge of Seller, there are no material unauthorized uses or disclosures of any such Trade Secrets and (ii) no Seller Entity (with respect to the Business) or Purchased Entity is making unauthorized use of any material Trade Secrets of any Person.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole, each of the Seller Entities and the Purchased Entities, as applicable, has obtained from its employees, agents, consultants and contractors who have developed any material Business Intellectual Property written assignments (where such assignment does not happen by operation of Law) of all rights in the material Business Intellectual Property developed by such Persons within the scope of their employment or engagement, as applicable, and no such Person has retained any ownership rights with respect to such developed material Business Intellectual Property, including any ownership or other right, license, claim or interest whatsoever in or with respect to such material Business Intellectual Property, including, with respect to employees located in the State of Israel, any rights to receive compensation or royalty payments. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole, no funding, facilities, or personnel of any Governmental Entity, university, hospital or other medical institution, college, other educational institution or research center or funding from any other Person was used directly or indirectly in the development of any material Business Intellectual Property in such a manner as to give any of the foregoing entities any claim or right, current or contingent, in or to any material Business Intellectual Property.

(h) No portion of any material Business Software that is owned by a Seller Entity or Purchased Entity and not licensed from a third party (“Proprietary Software”) is subject to the terms of any “open source” or similar license (including any GNU General Public License) in a manner that would require the source code of Proprietary Software to be publicly disclosed, licensed or distributed. Except as would, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities takes as a whole, each applicable Seller Entity and Purchased Entity has obtained and possesses valid licenses to use all of the Business Software and databases that constitute a Purchased Asset used by it in connection with the Business and is in compliance in all material respects with all provisions of any material Contract pursuant to which it uses any such Business Software and databases.

(i) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole, each Purchased Entity has complied in all material respects with all applicable Laws, contractual obligations, and applicable privacy policies relating to the use, collection, storage, processing, destruction, disclosure and transfer of any personal data, health information, payment card data or other legally protected information collected or maintained in connection with the Business.

(j) Section 3.9(j) the Seller Disclosure Schedules sets forth a complete list of all Governmental Grants with respect to which there are any outstanding material Liabilities from any Governmental Entity granted to any Purchased Entity or Seller Entity in relation to the Business as of the date hereof (collectively, “Grants”), including (i) Grants from the Investment and Development Authority for Industry and Economy (formerly, the Israeli Investment Center) including under the Approved, Benefited or Preferred Enterprise Status (including all letters of approval provided by the Israeli Investment and Development Authority for Industry and Economy, and details regarding the period for which Tax incentives apply and the nature of such Tax incentives), (ii) Grants from the National Authority for Technological Innovation (formerly the Office of Chief Scientist of the Israeli Ministry of Industry and Trade, the “IIA”) (including all letters of approval provided by the IIA), and (iii) any binational foundation, including the Israel-U.S. Binational Industrial Research and Development Foundation.

Section 3.10 Real Property.

(a) The Seller Entities or the Purchased Entities have valid title to the Transferred Owned Real Property, free and clear of all Liens, other than Permitted Liens. There is no pending or, to the Knowledge of Seller, threatened condemnation or eminent domain Proceeding with respect to any of the Transferred Owned Real Property. Within the two (2)-year period prior to the date of this Agreement, none of the Seller Entities or Purchased Entities have received written notice of any material default under any restrictive covenants affecting the Transferred Owned Real Property, and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default under any such restrictive covenants. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Transferred Owned Real Property or any portion thereof or interest therein.

(b) The Seller Entities or the Purchased Entities have a valid leasehold estate (as lessee) in the Transferred Leased Property as lessee, free and clear of all Liens, other than Permitted Liens. The Seller has provided Purchaser with a true, correct, and complete copy of each lease for the Transferred Real Property. Except as would not, individually or in the aggregate reasonably be expected to be material and adverse to the Business and the Purchased Entities (taken as a whole), (i) the Real Property Leases are in full force and effect and are enforceable against the applicable Purchased Entities in all material respects in accordance with their terms, subject to the Enforceability Exceptions, and (ii) none of any Seller Entity, Purchased Entity, nor, to the Knowledge of Seller, any other party to a Real Property Lease is in material breach or material violation of, or material default under, any Real Property Lease and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or material default (whether by lapse of time or notice or both) thereunder.

(c) Other than the Real Property Leases, there are no material written leases, subleases, licenses or other use or occupancy agreements granting to any Person (other than any landlord of such property and other than any Person who would be entitled to access any such property in the ordinary course of business) the right of use or occupancy of any portion of the Transferred Owned Real Property or the Transferred Leased Property.

(d) Section 3.10(d) of the Seller Disclosure Schedules sets forth (i) with respect to the Transferred Owned Real Property, the physical address of each Transferred Owned Real Property and the name of the owner thereof and (ii) with respect to the Transferred Leased Property, the physical address of each Transferred Leased Property and the Real Property Lease applicable thereto.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole, the Seller Entities or the Purchased Entities have (i) obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to use and operate the Transferred Owned Real Property in all material respects in the manner in which the Transferred Owned Real Property is currently being used and operated, and (ii) all Permits necessary to own or operate the Transferred Owned Real Property as currently owned and operated, and no such Permits, including from the Israel Lands Administration, will be required as a result of the transactions contemplated by this Agreement to be issued after the date hereof in order to permit the Purchased Entities or, following the Closing, to continue to own or operate the Transferred Owned Real Property in all material respects currently owned or operated by the Business, other than any such Permits that are ministerial in nature and are normally issued in due course upon application therefor without substantial action by the applicant.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole, the Seller Entities or the Purchased Entities have (i) obtained all appropriate material certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to operate the Leased Real Property in all material respects in the manner in which the Leased Real Property is currently being used and operated, other than any such instruments that are normally obtained by the lessor of property and (ii) have all Permits necessary to operate the Leased Real Property as currently operated; and no such Permits, including from the Israel Lands Administration, will be required as a result of the transactions contemplated by this Agreement to be issued after the date hereof in order to permit the Purchased Entities, following the Closing, to continue to operate the Leased Real Property in all material respects in the same manner as currently operated, other than any such instruments that are normally obtained by the lessor of the property and any such Permits that are ministerial in nature and are normally issued in due course upon application therefor without substantial action by the applicant.

Section 3.11 Contracts.

(a) Section 3.11(a) of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of each of the following Contracts (other than Intercompany Arrangements) (x) to which any Purchased Entity or Seller Entity is a party and (y) which is (or a portion of which is) a Purchased Asset (each, a “Material Contract”):

(i) Contracts, including Contracts relating to the Manufacture, supply, distribution, commercialization, sale or marketing of any Products or any other products, pursuant to which the Business (A) is expected to make aggregate payments under any such Contract in excess of $3,500,000 or receive aggregate payments under any such Contract in excess of $10,000,000 during the twelve (12)-month period following the date of this Agreement, or (B) made aggregate payments under any such Contract in excess of $3,500,000 or received aggregate payments under any such Contract in excess of $10,000,000 during the year ended December 31, 2020;

(ii) Contracts entered into in the last three (3) years for the co-development of any Products or providing for any Grant, or entered into with Gage, including a schedule of all Gage Payments as of the date hereof remaining that have not yet been paid and that are payable at any time after the date hereof;

(iii) Contracts obligating the Business to make future capital expenditures in excess of $2,000,000 after the date of this Agreement;

(iv) any Contract (A) relating to the acquisition or disposition of (1) any business (whether by merger, sale of stock, sale of assets or otherwise) or (2) assets (other than sales of inventory or obsolete equipment in the ordinary course of business) in excess of $3,000,000, in either such case, under which after the Closing, the Business or any Purchased Entity would reasonably be expected to have a continuing material obligation with respect to an “earn out,” contingent purchase price, milestone or similar contingent payment obligation that by its terms could result in a payment by any Purchased Entity or Purchaser after the Closing in excess of $2,000,000;

(v) any joint venture, partnership or other similar agreement involving co-investment between the Business with a third party;

(vi) any material Business IP Contract, including any Contract relating to Business Software or databases with license or user-fees in excess of $1,000,000 per annum, but excluding (A) non-exclusive licenses granted to third parties in the ordinary course of business and (B) “shrink wrap” or “click through” or similar licenses to or for commercially available Software or Intellectual Property Rights;

(vii) any Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) of any of the Products under which, after the Closing, the Business will have a continuing material obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation that by its terms could result in a payment by any Purchased Entity or Purchaser after the Closing in excess of $1,000,000;

(viii) any Contract containing covenants that would materially restrict or materially limit the ability of any Purchased Entity to compete in any business or with any Person or in any geographic area; and

(ix) any Contract that contains a provision requiring the Business after the Closing to purchase or provide products or services from or to any third party on an exclusive basis;

(x) any lease of Tangible Personal Property or Information Technology by or to a Purchased Entity with rentals in excess of (or reasonably anticipated to be in excess of) $750,000 per year;

(xi) any Contract with respect to any Indebtedness for borrowed money, under letters of credit or in respect of Capitalized Leases of any Purchased Entity with an aggregate outstanding principal amount exceeding $2,500,000;

(xii) any Contract granting a material Lien, other than Permitted Liens, upon any material assets or properties of the Purchased Entities or any other Purchased Assets;

(xiii) any material currency exchange, interest rate exchange or commodity exchange Contract to which a Purchased Entity is a party;

(xiv) any indemnification agreement between any Purchased Entity and any D&O Indemnified Party; and

(xv) any Contract providing for Government Grants.

Prior to the date of this Agreement, a copy of each Material Contract has been made available by Seller to Purchaser (other than purchase orders, statements of work, invoices, standard terms and conditions and similar instruments entered into or used in the ordinary course of business).

(b) (i) Except as would not, individually or in the aggregate reasonably be expected to be material and adverse to the Business and the Purchased Entities (taken as a whole), each Material Contract is in full force and effect and is valid, binding and enforceable against the Seller Entity or Purchased Entity party to such Material Contract and, to the Knowledge of Seller, the other parties to such Material Contract, in accordance with its terms, in each case, subject to the Enforceability Exceptions; (ii) neither the Seller Entity or Purchased Entity party, nor, to the Knowledge of Seller, any other party to a Material Contract, is in material breach or violation of, or material default under, any Material Contract and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or material default (whether by lapse of time or notice or both); and (iii) as of the date of this Agreement, no Seller Entity or Purchased Entity has received any written notice, or to Seller’s Knowledge, oral notice, of the express intention of any other party to a Material Contract to terminate any Material Contract.

Section 3.12 Compliance with Applicable Laws; Permits; Recalls.

(a) None of the Purchased Entities or the Seller Entities is, or since January 1, 2019 has been in violation of any Law applicable to the conduct of the Business, except for violations that individually or in the aggregate would not reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole or impair or materially delay the ability of Seller to (A) perform its obligations under the Transaction Documents or (B) consummate the Transaction and the other transactions contemplated by this Agreement.

(b) None of the Purchased Entities or the Seller Entities is, or has been in the last two (2) years, subject to any actual or, to Seller’s Knowledge, threatened enforcement action or investigation by the FDA, the Centers for Medicare and Medicaid Services and the U.S. Department of Health and Human Services, U.S. Department of Justice, the Israel Ministry of Health or any other Governmental Entity that has jurisdiction over the operations of the Business except for enforcement actions or investigations that individually or in the aggregate would not reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole.

(c) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, since the date three (3) years prior to the date hereof, none of the Purchased Entities, the Seller Entities the Business, or, to the Knowledge of Seller, the directors, officers, employees, or contractors of the Purchased Entities has been, or is, in violation of the Healthcare Legal Requirements applicable to the conduct of the Business.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, the Seller Entities and the Purchased Entities:

(i) hold and have held for the last 12 months all Permits (the “Business Permits”) required for the conduct of the Business as presently conducted and as conducted for the last twelve (12) months, including all Permits required by the Healthcare Legal Requirements, and all such Permits are valid and in full force and effect in all material respects and will not be invalidated by consummation of the transactions contemplated by this Agreement; and

(ii) are, and in the last two (2) years have been, in compliance with the terms of the Business Permits, and there are no Proceedings pending or to the Knowledge of the Seller, threatened, that would reasonably be expected to result in the revocation or termination or that would result in the impairment of the relevant Seller Entity’s or Purchased Entity’s rights with respect to any such Permit, and no Proceeding is pending or, to the Knowledge of Seller, threatened, to revoke, limit or enforce any such Permit.

(e) The Seller Entities and the Purchased Entities hold all Regulatory Approvals required for the conduct of the Business as presently conducted, and such Regulatory Approvals are in full force and effect, other than any such Regulatory Approvals the absence of which would not reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole. The Seller Entities and Purchased Entities have fulfilled and performed all of their material obligations with respect to such Regulatory Approvals, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination of a Regulatory Approval, except where the failure to so perform, or the occurrence of such event would not reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole:

(i) the Products are not, and within the past three (3) years have not been, adulterated or misbranded within the meaning of the FDCA or comparable Laws of other jurisdictions, as applicable;

(ii) since January 1, 2018, none of the Seller Entities or the Purchased Entities has received (A) any FDA Form 483’s (or similar form or other written communication from a similar Governmental Entity) relating to any of the Products; (B) any FDA (or similar Governmental Entity) written notices of adverse findings relating to any Products; or (C) any warning letters, untitled letters or other written correspondence from the FDA, the U.S. Federal Trade Commission, the DEA, the U.S. Consumer Product Safety Commission, any state board of pharmacy, the European Medicines Agency, any certified European Union notified body, or any similar Governmental Entity of any jurisdiction, concerning any Products in which any such Governmental Entity asserted or alleged, that the operations of the Business were not in compliance in any material respect with applicable Laws or guidelines relating to the Products; and

(iii) within the past three (3) years, there have not been any material irregularities in data recording or deviations from validated commercial manufacturing processes with respect to any Products manufactured by or on behalf of the Seller Entities or the Purchased Entities.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole:

(i) the Purchased Entities and the Business have designed and operated a system to monitor and detect suspicious orders of controlled substances, and excessive purchases of listed chemicals, and, in the last two (2) years, have filed all suspicious order reports and excessive purchase reports required under 21 CFR 1301.74(b) and 21 CFR 1310.05(a);

(ii) the Business and the Purchased Entities have filed all necessary DEA theft and significant loss reports for the last twelve (12) months and

(iii) to the Knowledge of the Seller, there are no circumstances that are reasonably likely to give rise to the denial of quotas necessary to manufacture or import controlled substances or listed chemicals.

(h) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, since January 1, 2018:

(i) none of the Seller Entities or the Purchased Entities have either voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, with respect to any Product, any recall, enforcement action, field notifications, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or safety alert; and

(ii) no Governmental Entity has commenced or threatened in writing to initiate any Proceeding to require any Seller Entities or Purchased Entities or the Business to withdraw any Product or request the recall of any Product, or commenced or threatened in writing to initiate any Proceeding to seize or enjoin production of any Product.

(i) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, with respect to the Business, since January 1, 2018, all applications, submissions, information, claims, reports and statistics, and other data derived therefrom, utilized as the basis for or submitted in connection with any and all Regulatory Approvals, when submitted to the FDA or other Governmental Entity, were true, complete and correct in all material respects as of the date of submission and any required updates, changes, corrections or modifications to such applications, submissions, information, claims, reports or statistics have been submitted to FDA and other Governmental Entity to the extent required by applicable Law.

(j) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, with respect to the Business, none of the Seller Entities or the Purchased Entities: (i) is, or within the last two (2) years has been, the subject of any pending or, to Seller’s Knowledge, threatened, investigation or Proceeding in respect to the Business or the Products by the FDA pursuant to its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto; (ii) made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity with respect to any Product tested, manufactured, packaged, labeled, distributed, marketed or sold by or on behalf of the Business, or (iii) to the Knowledge of the Seller, been since January 1, 2018, or is being, investigated by the FDA, DEA, National Institutes of Health, Office of the Inspector General for the Department of Health and Human Services, Department of Justice, or other Governmental Entity for data or healthcare program fraud.

(k) As of the date of this Agreement, none of the Seller Entities or the Purchased Entities are a party to any corporate integrity agreement, monitoring agreements deferred prosecution agreements, non-prosecution agreement, consent decree, settlement order, or similar agreement with or imposed by any Governmental Entity related to the Business, and to Seller’s Knowledge, no such agreement is currently threatened, proposed, or pending.

(l) All pre-clinical (including animal) studies and clinical trials conducted by or on behalf of the Business with respect to the Products have been conducted in material compliance with all applicable Laws promulgated by the FDA relating thereto, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58, 312 and 812, as amended, and, to the extent applicable, comparable Laws of other jurisdictions, except for such noncompliance that, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, none of the Seller Entities or the Purchased Entities have, since January 1, 2018, received notice in writing of instances or allegations of research misconduct, research fraud, or improper or inaccurate data collection or recording that would reasonably be expected compromise or affect the integrity, reliability, completeness or accuracy of the resulting data, or the rights, safety or welfare of the research participants.

(m) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, to the Knowledge of the Seller, none of the Seller Entities or the Purchased Entities, or any of their respective officers and employees, with respect to the Business:

(i) is or has been disqualified by FDA or debarred under 21 U.S.C. § 335a or excluded pursuant to 42 U.S.C. § 1320a-7, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment of the Purchased Entities’ officers and employees under 21 U.S.C. § 335a or exclusion pursuant to 42 U.S.C. § 1320a-7;

(ii) is or has been or charged with or convicted under United States federal Law for conduct relating to the development or approval or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992, the FDCA or any other similar Law; or

(iii) has been convicted of or charged with, any violation of applicable Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or manufacture, storage, distribution or sale of controlled substances.

(n) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, to the Knowledge of the Seller, none of the Seller Entities or the Purchased Entities, or any of their respective officers or employees, is or has since January 1, 2018, in each case with respect to the Business, engaged in any conduct that is prohibited under, or fails to comply with any Government Contract Laws, including, but not limited to:

(i) failing to make any report, submission, certification or filing that is required to be made to a Governmental Entity for compliance with any Government Contract Law or Healthcare Legal Requirement;

(ii) making or causing to be made any report, submission, certification or filing to any Governmental Entity that is materially incomplete or materially inaccurate;

(iii) making or causing to be made a false statement or misrepresentation of a material fact to any Governmental Entity; or

(iv) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or Regulatory Approval.

(o) Information Privacy and Security Compliance.

(i) The Purchased Entities and the Business, to the extent their operations are subject to the administrative simplification provisions of HIPAA and the implementing regulations contained in 45 C.F.R. Parts 160, 162 and 164, are in compliance in all material respects with those administrative simplification provisions and implementing regulations, including in conducting any of the standard transactions set forth in 45 C.F.R. Part 162, and are in compliance in all material respects with all other applicable Information Privacy or Security Laws.

(ii) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, neither the Purchased Entities nor the Business are, to the Knowledge of the Seller, under investigation by any Governmental Entity for a violation of any Information Privacy or Security Laws, including the receipt of any written notices from the United States Department of Health and Human Services Office of Civil Rights, Federal Trade Commission, Department of Justice or Israel Privacy Protection Authority relating to any such violations.

(iii) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, during the past three (3) years, with respect to the Business, neither any Purchased Entity nor the Business has (a) suffered any breach in security that has permitted any unauthorized access to the personal data under the Business’s control or possession that has resulted in any obligation to report to any Governmental Entity, or (b) received any material written claims, notices or complaints regarding their information practices and/or their collection, use, disclosure, retention and/or misuse of any personal data.

(iv) For the purposes of this Section 3.12(o), “Information Privacy or Security Laws” means HIPAA and regulations as set forth in any other Healthcare Legal Requirements or other applicable Law concerning the privacy and/or security of personal information applicable to the Purchased Entities and the Business, including the Israeli Privacy Protection Law 1981, the Israeli Privacy Protection Regulations (Data Privacy) 2017.

(p) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, since January 1, 2016, none of any Purchased Entity, any of the officers, directors or employees of a Purchased Entity or the Business has, in each case, with respect to the Business (i) made or accepted any gift, bribe, payoff or kickback to from any person in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations promulgated thereunder (in each case to the extent such Laws are applicable to any Purchased Entity), or any other applicable Anti-Corruption Laws, or (ii) made, authorized, offered or promised to make in order to assist any such Person in improperly obtaining or retaining business for or with any Person, in directing business to any Person or in securing any improper advantage, any payment, gift or promise to give or transfer or authorization of any transfer of anything of material value, directly, indirectly or through a third party, to or for the use or benefit of any official, employee or representative, or any other Person acting in an official capacity for or on behalf of any (A) Governmental Entity, (B) public international organization, political party or official thereof or (C) candidate for political office, in each case in violation of any Anti-Corruption Laws.

(q) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, since January 1, 2016, none of the Seller Entities, the Purchased Entities and/or the Business has, with respect to the Business, violated any Sanctions or Anti-Corruption Law applicable to the conduct of the Business.

(r) Except as would not reasonably be expected to be, individually or in the aggregate, material and adverse to the Business and the Purchased Entities, taken as a whole, (i) since January 1, 2016, no Purchased Entity has entered into a Contract with, or has conducted business with, a Prohibited Person; (ii) there is no pending or threatened Proceeding by any Governmental Entity against any Purchased Entity, nor is there any Judgment or arbitration award imposed (or, to the Knowledge of Seller, threatened to be imposed) upon any Purchased Entity by or before any Governmental Entity, in each case in connection with an alleged violation of applicable Law relating to the import or export of data, goods or services to any non-U.S. jurisdiction against which the United States or the United Nations or the State of Israel maintains sanctions or export controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and the Office of Foreign Asset Controls of the U.S. Department of Treasury. “Prohibited Person” means (A) a Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker” or “blocked person,” within the definitions set forth in the Foreign Assets Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V, as amended (the “OFAC Regulations”), or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations or is owned or controlled by a Person who appears on such list, (B) the government, including any political subdivision, agency, instrumentality or national thereof, of any country against which the United States maintains economic sanctions or embargos, or (C) a Person who appears on the Entity List, maintained as Supplement No. 4 to 15 C.F.R. Part 744 in the Export Administration Regulations, or on the Denied Persons List, maintained by the Bureau of Industry and Security of the Department of Commerce pursuant to 15 C.F.R. Section 764.3(a)(2) and available at https://www.bis.doc.gov/index.php/recent-changes-to-the-denied-persons-list, or as otherwise published by the Bureau of Industry and Security from time to time, or who is owned or controlled by a Person who appears on the Entity List or the Denied Persons List.

Section 3.13 Environmental Matters.

(a) Except for such matters that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole:

(i) the Seller Entities and the Purchased Entities are, and since January 1, 2018 have been, in compliance with all applicable Environmental Laws with respect to the Business and the Transferred Owned Real Property or Transferred Leased Property,

(ii) the Seller Entities and the Purchased Entities are not the subject of any claim, or to the Knowledge of Seller, investigation by any Person regarding any violation of any Environmental Law or Environmental Permit or related to any Contamination or the presence of any Hazardous Material arising or relating to the operation of the Business or at, on or under the Transferred Owned Real Property or Transferred Leased Property,

(iii) the Seller Entities and the Purchased Entities have not received any written notice from any Governmental Entity or any Person seeking any investigation or remediation pursuant to any Environmental Law or relating to any Contamination in connection with the operation of the Business or the Transferred Owned Real Property or Transferred Leased Property,

(iv) the Seller Entities and the Purchased Entities have obtained and are, and since January 1, 2018 have been, in compliance in all material respects with all Environmental Permits required for the operation of the Business as conducted as of immediately prior to the Closing and in the last twelve (12) months prior to the Closing and all such Environmental Permits are in full force and effect in all material respects, and

(v) there are no Proceedings pursuant or relating to any material violation of Environmental Law by the Business pending or, to the Knowledge of Seller, threatened against the Seller Entities or the Purchased Entities with respect to the Business or the Transferred Owned Real Property or the Transferred Leased Property.

(b) Neither the Seller Entities with respect to the Business nor the Purchased Entities have:

(i) any material Liability for any Contamination at or from any Transferred Owned Real Property or Transferred Leased Property; or

(ii) assumed any material Liability under Environmental Laws or for the cleanup of any Hazardous Material by Contract or by operation of Law.

(c) Except as would not reasonably be expected, to individually or in the aggregate, to be material and adverse to the Business and the Purchased Entities, taken as a whole (it being understood that, solely for purposes of this Section 3.13(c), the Yeruhim Leases and the Yeruhim Facility (as such terms are defined in the Seller Disclosure Schedules) shall be deemed to be Transferred Owned Real Property):

(i) none of the Seller Entities with respect to the Business, the Purchased Entities, or any predecessor in interest thereof has transported Hazardous Materials or arranged for the transportation of such Hazardous Materials to any site that is (A) the subject of federal, state or local enforcement actions or (B) listed on or proposed for listing on any listing on the United States Environmental Protection Agency’s National Priorities List or any other analogous or similar state governmental list of properties or sites that require remediation;

(ii) there are no “Underground Storage Tanks,” as defined in the Resource Conservation and Recovery Act, comparable state law or under any applicable Environmental Law, and to the Knowledge of Seller, none has ever been located on or at any of the Transferred Owned Real Property or Transferred Leased Property;

(iii) there are no asbestos-containing building materials, lead-based paint or capacitors, transformers or other equipment or fixtures containing regulated levels of polychlorinated biphenyls, or mold, located on or at any of the Transferred Owned Real Property or, to the Knowledge of Seller, Transferred Leased Property;

(iv) there are no material unsatisfied obligations due pursuant to written demands made by any Governmental Entity under Environmental Laws with respect to the Business or the Transferred Owned Real Property or, to the Knowledge of Seller, the Transferred Leased Property;

(v) since January 1, 2018, none of the facilities located on the Transferred Owned Real Property or, to the Knowledge of Seller, the Transferred Leased Real Property is or has been used as a manufacturing facility or generates or has generated hazardous wastes (as defined by the Resource Conservation and Recovery Act); and

(vi) no Transferred Owned Real Property or, to the Knowledge of Seller, Transferred Leased Property is or has been enrolled or placed, or, to the Knowledge of the Seller, proposed for placement, in any program administered, run or sanctioned by any Government Entity relating to the investigation or remediation of sites or properties.

Section 3.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole, as of the date of this Agreement:

(a) all Tax Returns required to be filed by the Purchased Entities and all Tax Returns required to be filed with respect to the Purchased Assets, the Assumed Liabilities and the Business have been timely filed (taking into account extensions) and all such Tax Returns are correct and complete;

(b) all Taxes of the Purchased Entities and with respect to the Purchased Assets, the Assumed Liabilities and the Business have been timely paid to the extent due and payable (taking into account extensions);

(c) (i) there is no ongoing, pending or, to the knowledge of the Seller, threatened in writing Tax Proceeding by any Taxing Authority with respect to any Taxes of the Purchased Entities or any Taxes with respect to the Purchased Assets, the Assumed Liabilities and the Business; (ii) none of the Seller Entities, the Purchased Entities or their respective Affiliates have been the subject of any Tax Proceeding with respect to any Taxes of the Purchased Entities or with respect to the Purchased Assets, the Assumed Liabilities and the Business that has not been settled, closed, compromised or resolved; and (iii) in the five (5) years prior to the date hereof, none of the Seller Entities, the Purchased Entities or their respective Affiliates have received any written notices (other than in connection with any Tax Proceeding) from any Governmental Entity relating to any issue that could affect any Tax Liability of the Purchased Entities or with respect to the Purchased Assets, the Assumed Liabilities and the Business after the Closing;

(d) all Taxes that are or were required by Law to be withheld and collected by Purchased Entities and with respect to the Purchased Assets and Assumed Liabilities and the Business in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable;

(e) none of the Seller Entities, the Purchased Entities or their respective Affiliates (i) have entered into a written agreement or waiver or been requested to enter into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes by the Purchased Entities or with respect to the Purchased Assets, the Assumed Liabilities and the Business, in each case, for any tax period that remains open (except, in each case, in connection with any automatic or automatically granted extension to file any Tax Return);

(f) none of the Purchased Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists prior to the Closing: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (B) an installment sale or open transaction; (C) a prepaid amount or deferred revenue; (D) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; or (E) a change in the accounting method of any Purchased Entity pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality;

(g) in the five (5) years prior to the date hereof, no written claim has been made by any Governmental Entity in a jurisdiction where the Purchased Entities do not currently file Tax Returns that any of the Purchased Entities are or may be subject to taxation by that jurisdiction;

(h) there are no written Contracts in effect in relation to the Purchased Entities relating to Tax sharing, Tax allocation or Tax indemnification (other than any Contracts not primarily related to Taxes and any agreement solely between Purchased Entities);

(i) none of the Purchased Entities (i) has been, a member of an affiliated, consolidated, combined, unitary, VAT, group relief or similar Tax group (other than a group of which Seller or any of its Subsidiaries is or was the common parent) or (ii) has any Liability for the Taxes of any Person (other than Seller or any of its Subsidiaries), (A) by reason of being included in any fiscal unity or consolidated, affiliated, combined or unitary group at any time on or before the Closing, (B) pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of Law in any jurisdiction, or (C) as a transferee or successor;

(j) during the five (5)-year period ending on the date of this Agreement, none of the Purchased Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(k) none of the Purchased Entities has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4, or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law;

(l) there are no Liens for Taxes upon any of the Purchased Assets or assets of the Purchased Entities other than Permitted Liens;

(m) each of the Purchased Entities’ (other than any Purchased Entity that is formed after the date hereof) classification for U.S. federal income tax purposes is set forth on Section 3.14(m) to the Seller Disclosure Schedules;

(n) none of the Purchased Entities has a permanent establishment (within the meaning of an applicable Tax treaty) or taxable nexus that subjects a Purchased Entity to Tax in such jurisdiction on a net income tax basis with respect to income attributable to such branch, in any country other than the country of its formation or incorporation;

(o) none of the Purchased Entities is subject to restrictions or limitations pursuant to Part E2 of the Israeli Code or pursuant to any Tax ruling made in connection with the provisions of Part E2 of the Israeli Code and all Purchased Entities have complied in all material respects with all requirements and conditions, and provided notices and reports, in accordance with Part E2 of the Israeli Tax Code and any Tax ruling issued in connection with it;

(p) each of the Purchased Entities located in the State of Israel is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied in all material respects with all requirements concerning VAT. No such entity (i) has made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) which are not allowed under applicable Law, (ii) has failed to collect and timely remit to the relevant Taxing Authority all output VAT which it is required to collect and remit under any applicable Law, and (iii) has received a refund for input VAT for which it is not entitled under any Law;

(q) none of the Purchased Entities has undertaken any transaction which will require special reporting in accordance with Section 131(g), 131D and 131E of the Israeli Code and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, Sections 67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, Section 231(e) of the Israeli Customs Ordinance [New Version] 5717-1957 or Section 21(c) of the Israeli Fuel Excise Law, 5718-1958);

(r) each of the Purchased Entities that has applied for or received “Approved Enterprise,” “Benefitted Enterprise” or “Privileged Enterprise” status or other Tax incentive under the Israeli Law of Encouragement of Capital Investment, 1959 has made a valid election to be treated as such under the Law for Encouragement of Capital Investments, 1959 and has made full, accurate, and complete disclosure of all facts in all correspondence, filings and formal applications made to any Governmental Authority in order to qualify as a “Preferred Enterprise” or similar status. Each applicable Purchased Entity has not revoked any election relating to its status as a Preferred Enterprise (or similar status), or undertaken any action disqualifying it from qualifying as a Preferred Enterprise (or similar status). Each applicable Purchased Entity is in compliance in all material respects with any applicable Law and Tax ruling and has duly fulfilled all conditions, undertakings and other obligations relating to its status as a Preferred Enterprise. No event has occurred, and no circumstance or condition exists, that would reasonably be expected to result in (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of such Preferred Enterprise or the similar status, or (ii) a requirement that a company return or refund, or in a claw-back of, any material benefits provided under any governmental incentive related to such status;

(s) no Purchased Entity is or has ever been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963;

(t) none of the Purchased Entities has any retained earnings which would be subject to recapture of corporate Tax due to the distribution of a dividend or a “deemed dividend” from such earnings, under the Israeli Law of Encouragement of Capital Investment, 1959; and

(u) none of the Purchased Entities is (or holds) a controlled foreign corporation within the meaning of Section 75B of the Israeli Tax Code.

Section 3.15 Labor Relations; Employees and Employee Benefit Plans.

(a) Section 3.15(a) of the Seller Disclosure Schedules sets forth as of the date of this Agreement a list of each Business Employee, each Business Employee’s date of hire, job title, location, status (exempt/non-exempt, full-time/part-time), current base salary or wage rate, and target annual quarterly or other bonus opportunity for 2021.

(b) Section 3.15(b) of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a list of each material Benefit Plan and separately identifies each Purchased Entity Benefit Plan. Seller has made available to Purchaser correct and complete copies of each such Purchased Entity Benefit Plan (or, if no such copy exists, a written description thereof) and any summary plan descriptions. In addition, with respect to each Purchased Entity Benefit Plan, Seller has made available to Purchaser, to the extent applicable, (i) any related trust agreement or other funding instrument, and (ii) the most recent audited financial statements and actuarial valuation reports.

(c) With respect to each Purchased Entity Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities: (i) each Purchased Entity Benefit Plan has been operated in compliance in all material respects with its terms and applicable Law, and (ii) all material contributions required to be made by applicable Law or by the terms of a Purchased Entity Benefit Plan have been timely made or accrued in accordance with GAAP. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, there are no material Proceedings (other than Proceedings for benefits in the ordinary course of business consistent with past practice) pending, or to the Knowledge of Seller, threatened against any Purchased Entity Benefit Plan.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, each Purchased Entity Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and, to the Knowledge of Seller, no event has occurred that could result in the revocation or loss of such tax qualified status.

(e) No Purchased Entity Benefit Plan is subject to Title IV of ERISA, and neither Seller nor any of its Affiliates in respect of any Business Employee, nor any of the Purchased Entities has, within the prior six (6) years, maintained, sponsored or contributed to a plan subject to Title IV of ERISA. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, no events have occurred with respect to any Benefit Plan or Purchased Entity Benefit Plan that would reasonably be expected to subject the Purchaser or the Purchased Entities or any of their respective Affiliates to any material excise or penalty Taxes under the Code, ERISA or other applicable Laws.

(f) Neither Seller nor any of its ERISA Affiliates contributes to or is required to contribute to a Multiemployer Plan or multiple employer plan within the meaning of Section 413(c) of the Code, in each case with respect to Business Employees.

(g) Except as required by applicable Law or as provided in this Agreement, neither the execution of this Agreement nor the consummation of the Transaction (whether alone or together with any other events) will (i) result in any material payment that is the Liability of the Business becoming due to any Business Employee, (ii) materially increase any benefits otherwise payable by the Business to any Business Employee or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(h) Section 3.15(h) of the Seller Disclosure Schedules sets forth, as of the date of this Agreement, a list of each collective bargaining agreement of Seller or any of its Subsidiaries to which any Business Employees are subject (collectively, the “Collective Bargaining Agreements”). During the three (3)-year period immediately prior to the date of this Agreement, there have been no strikes or lockouts involving Business Employees.

(i) With respect to the Purchased Entities:

(i) Each Purchased Entity is, and at all relevant times has been, in compliance in all material respects with all applicable Laws and orders with respect to labor relations, employment and employment practices, including occupational safety and health standards, terms and conditions of employment or services, payment of wages or other compensation, minimum wages, overtime, classification of employees, employment equality, age discrimination, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not engaged in any unfair labor practice. The employment or services of each former employee, consultant or contractor of the Purchased Entities was terminated in material compliance with all applicable Laws, and the Purchased Entities do not have, and would not reasonably be expected to have, any material Liability with respect to any such former employees, consultants or contractors for any such termination of employment or services.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole, all individuals performing services for the Purchased Entities are correctly classified in all material respects under all applicable Laws as either “independent contractors” or “employees” and individuals classified as “independent contractors” are not entitled to the rights of an employee of the applicable Purchased Entity.

(iii) Without limiting the generality of any other representation herein, with respect to each Israeli Business Employee employed by a Purchased Entity (each, an “Israeli Employee”), except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole: (A) all obligations of the applicable Purchased Entity to provide statutory severance pay to such Israeli Employee are in accordance with Section 14 of the Israeli Severance Pay Law (5723-1963) (the “Severance Pay Law”) and are fully funded (except for funding to be made in the ordinary course for the working month during which this

Agreement was executed, or the Closing occurs, as applicable) or are accrued on the applicable Purchased Entity’s financial statements, and all Israeli Employees have been subject to the provisions of Section 14 of the Severance Pay Law with respect to their entire salary, as defined under the Severance Pay Law from the date of commencement of their employment with the applicable Purchased Entity, and the applicable Purchased Entity has been in compliance in all material respects with the requirements of a Section 14 Arrangement (as defined under the Severance Pay Law) with respect to severance pay with respect to the full amount of such salary for which severance pay is due under the Severance Pay Law; (B) no Israeli Employee’s employment by the applicable Purchased Entity requires any special license, permit or other authorization by any Governmental Entity; (C) there are no unwritten policies, practices or customs of the applicable Purchased Entity that entitle any Israeli Employee to material benefits in addition to what such Israeli Employee is entitled to by applicable Laws or under the terms of such Israeli Employee’s employment Contract (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay even when not required under applicable Law, etc.); and (D) all amounts that the applicable Purchased Entity is legally or contractually required either (I) to deduct from such Israeli Employee’s salary or to transfer to such Israeli Employee’s pension or provident, life insurance, incapacity insurance, advance study fund (Keren Hishtalmut) or other similar funds or (II) to withhold from such Israeli Employee’s salary and benefits and to pay to any Israeli Governmental Entity as required by applicable Israeli Tax Law, have, in each case, been duly deducted, transferred, withheld and paid, and the Purchased Entity has no outstanding obligation to make any such deduction, transfer, withholding or payment (except for deduction, transfer, withholding and payments to be made in the ordinary course after the date of this Agreement or after the Closing, as applicable, for the working month during which this Agreement was executed, or the Closing occurs, as applicable).

Section 3.16 Brokers. No broker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Subsidiaries for which Purchaser or any of its Affiliates would be liable.

Section 3.17 Data Security. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Purchased Entities, taken as a whole, since January 1, 2018, there has been no (a) security breach of the Information Technology included in the Purchased Assets or Business Software, (b) unauthorized access to or use of, any personal information collected, used, or held for use in connection with the Business, or (c) disruption in any Information Technology included in the Transferred Tangible Property or Business Software. The applicable Seller Entities or Purchased Entities have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.

Section 3.18 Insurance. Section 3.18 of the Seller Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies and self-insurance plans insuring the properties, assets, or operations of the Business (collectively, the “Policies”). Each of the Policies is valid, binding and in full force and effect in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Business and the Purchased Entities, taken as a whole, (i) neither Seller nor any of the Purchased Entities is in material default, whether as to payment of premiums or otherwise, under the Policies, (ii) there are no material Proceedings by Seller or any of its Subsidiaries or other controlled Affiliates under any Policy as to which Seller or any of its Subsidiaries or other controlled Affiliates has received notice indicating that, with respect to the Business, coverage has been denied, questioned or disputed by the underwriter(s) of any Policy, (iii) neither Seller nor any of its Subsidiaries or other controlled Affiliates has received written notice from or on behalf of any insurance carrier issuing any Policy that, with respect to coverage provided to the properties, assets or operations of the Business, there shall hereafter be a termination or cancellation or non-renewal or disallowance or reduction in coverage of any Policy and (iv) there are no material claims pending against the Business, the Purchased Entities, the Purchased Assets or any Assumed Liability under any of the Policies where the insurer under such Policy has denied or questioned coverage or for which a reservation of rights letter has been issued by an insurer under such Policy.

Section 3.19 Intercompany Arrangements. Except for any Contracts that are solely between or among Purchased Entities, as of the date hereof, there are no material Contracts solely between or among Seller and/or its Subsidiaries (other than the Purchased Entities), on the one hand, and any Purchased Entity, on the other hand, other than the Transaction Documents and other than the Organizational Documents of the Purchased Entities.

Section 3.20 Customers; Suppliers.

(a) Listed in Section 3.20(a) of the Seller Disclosure Schedules are the names of the top ten (10) customers (by revenue) of the Business (each, a “Significant Customer”) for the twelve (12)-month period ended December 31, 2020 and the approximate amount of net sales for each such customer by the Business during such period (treating affiliated customers as a single customer). From January 1, 2020 through the date of this Agreement, none of the Significant Customers has terminated or threatened in writing, or to Seller’s Knowledge, threatened orally, to terminate, its relationship with (i) the Seller Entities with respect to the Business, or (ii) the Purchased Entities.

(b) Listed in Section 3.20(b) of the Seller Disclosure Schedules are the names of the (i) top ten (10) most significant vendors of goods or services (by dollar volume of purchases) of the Business conducted in North America, and (ii) ten (10) most significant vendors (by dollar volume of purchases) of the Business conducted in Israel (each of the vendors in clause (i) and clause (ii) to the Business (each, a “Significant Vendor”), in each case, for the twelve (12)-month period ended December 31, 2020 and the approximate amount the Business purchased from each such vendor during such period (treating affiliated suppliers as a single supplier). From January 1, 2020 through the date hereof, none of the Significant Vendors has terminated, or threatened in writing, or to Seller’s Knowledge, threatened orally, to terminate, its business or relationship with (A) the Seller Entities with respect to the Business, or (B) the Purchased Entities.

Section 3.21 COVID-19 Matters.

(a) Except as set forth on Section 3.21(a) of the Seller Disclosure Schedules, no Purchased Entity has applied for or incurred any Pandemic-Relief Debt.

(b) As used herein:

(i) “Pandemic” means the outbreak of COVID-19.

(ii) “Pandemic-Relief Debt” means any Indebtedness incurred prior to the date of this Agreement in connection with any Law or program involving any Governmental Entity providing any loan, guaranty, investment, participation, grant, program or other assistance in direct response to or to provide relief for the Pandemic, including, without limitation, any loan incurred under 15 U.S.C. § 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act), any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program announced by the U.S. Department of Treasury and Board of Governors of the Federal Reserve, or any other similar domestic or non-U.S. federal, state or local Governmental Entity program.

Section 3.22 No Other Representations or Warranties. Seller expressly agrees and acknowledges, on behalf of itself and its Subsidiaries, that none of Purchaser or any of its Representatives has made or makes any representation or warranty, expressed or implied, as to their financial condition, results of operations or the accuracy or completeness of any information, except as expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in, or qualified by any matter set forth in, the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any section or subsection in the Purchaser Disclosure Schedules shall be deemed to be disclosed for all purposes of this Agreement as long as the relevance of such disclosure to the other Sections or sub-Sections of this Agreement is reasonably apparent on the face of such disclosure), Purchaser represents and warrants to Seller as follows:

Section 4.1 Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, and has all necessary organizational power and authority to carry on its business as presently conducted, except where the failure to be so organized, existing, in good standing or qualified, or to have such power and authority would not, and would not reasonably be expected to, individually or in the aggregate, impair or materially delay the ability of Purchaser to (a) perform its obligations under the Transaction Documents or (b) consummate the Transaction and the other transactions contemplated by this Agreement (any such impairment or delay, a “Purchaser Material Adverse Effect”).

Section 4.2 Authority; Execution and Delivery; Enforceability. Purchaser has and will have all necessary power and authority to execute this Agreement and the other Transaction Documents to which it will be a party and to consummate the Transaction and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by Purchaser of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action of Purchaser. Purchaser has duly executed and delivered this Agreement, and as of the Closing will have duly executed and delivered each other Transaction Document to which it is a party, and assuming due authorization, execution and delivery by Seller, this Agreement and the other Transaction Documents to which Purchaser is a party will constitute Purchaser’s valid and binding obligations, enforceable against Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser will be a party and the consummation by Purchaser of the Transaction and the other transactions contemplated by hereby and thereby do not and will not, conflict with, or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Subsidiaries together with all tangible and intangible assets held by the Purchaser under, any provision of (a) the Organizational Documents of Purchaser, (b) any Judgment or Law applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries, or (c) any material Contract applicable to Purchaser or its Subsidiaries, except, in the case of clause (b) or (c), for any such items that would not reasonably be expected to have a Purchaser Material Adverse Effect. No material Approval of any Governmental Entity is required to be obtained or made by or with respect to Purchaser or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction and the other transactions contemplated by this Agreement, other than (i) in respect of any applicable Antitrust Laws, (ii) the Purchaser FDA Transfer Letters and (iii) in respect of any other Approvals set forth on Section 4.3 of the Purchaser Disclosure Schedules.

Section 4.4 Financial Ability to Perform; Financing; Solvency.

(a) Purchaser has delivered to Seller a true, complete and correct copy of the fully executed debt commitment letter, together with any related fee letters (in the case of the fee letters, redacted solely for confidential provisions related to fees, “flex” terms and other economic terms (in each case, other than provisions related to any ticking fee), none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing contemplated thereby in any respect), dated as of the date of this Agreement, by and among the Debt Financing Sources party thereto and Purchaser, providing for debt financing as described in such debt commitment letter (together with all exhibits, schedules and annexes thereto, and the related fee letters, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, the Debt Financing Sources party thereto have agreed to lend the amounts set forth in the Debt Commitment Letter (the “Debt Financing”).

(b) Purchaser has delivered to Seller a true, complete and correct copy of the fully executed equity commitment letter, dated as of the date of this Agreement (together with all exhibits, schedules and annexes thereto, the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) by and among the Guarantors and Purchaser, pursuant to which the Guarantors have agreed, subject to the terms and conditions thereof, to directly or indirectly invest in Purchaser the amounts set forth in the Equity Commitment Letter (the “Equity Financing” and, together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides that Seller is an express third-party beneficiary of, and is entitled to enforce, the Equity Commitment Letter on the terms and subject to the conditions contained therein.

(c) As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the valid, binding and enforceable obligation of Purchaser and the Guarantors, and, to the Knowledge of Purchaser, the other parties thereto, enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. There are no conditions precedent related to the funding of the full amount of the Debt Financing or Equity Financing, as applicable, other than the conditions precedent expressly set forth in the applicable Commitment Letter.

(d) Except as expressly permitted under Section 5.15(b): the Commitment Letters have not been amended or modified in any manner, and the respective commitments contained in the Commitment Letters have not been terminated, reduced, withdrawn or rescinded in any respect by Purchaser or the Guarantors or, to the Knowledge of Purchaser, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Purchaser or the Guarantors or, to the Knowledge of Purchaser, any other party thereto. Purchaser is not in default or material breach under the terms and conditions of any of the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or material breach or a failure to satisfy a condition under the terms and conditions of any of the Commitment Letters.

(e) As of the date of this Agreement, Purchaser has no reason to believe that (i) any of the conditions precedent expressly set forth in the Commitment Letters will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Commitment Letters will not be available to Purchaser on the Closing Date or at any time thereafter.

(f) There are no side letters, understandings or other agreements or arrangements relating to any of the Commitment Letters or the Financing to which Purchaser or any of its Affiliates is a party that could affect the Financing contemplated by the Commitment Letters in any material respect. Purchaser or an Affiliate of Purchaser on its behalf has fully paid any and all commitments or other fees and amounts required by the Commitment Letters to be paid on or prior to the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.

(g) The Financing, when funded in accordance with the Commitment Letters, will provide Purchaser with cash proceeds on the Closing Date sufficient to enable Purchaser to perform all of its obligations hereunder, including to deliver the Closing Purchase Price and the Final Purchase Price to Seller as and when contemplated by this Agreement and to pay or otherwise perform all of the obligations of Purchaser under the other Transaction Documents. As of the date of this Agreement, Purchaser has no reason to believe that the representations and warranties contained in the immediately preceding sentence will not be true at and as of the Closing Date.

(h) Without limiting the effect of the proviso to Section 2.3, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser hereunder.

(i) No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser and its Subsidiaries (including the Purchased Entities). Immediately after giving effect to the consummation of the Transaction, assuming (i) that the Purchased Entities are Solvent immediately prior to the Closing, (ii) the satisfaction of the conditions to Purchaser’s obligation to consummate the transactions set forth herein, (iii) the accuracy in all material respects of the representations and warranties of Seller set forth in Article III and the performance in all material respects by Seller and the Seller Entities of the covenants and agreements contained in this Agreement and (iv) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, Purchaser and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.4, “Solvent” means, with respect to Purchaser and its Subsidiaries, taken as a whole, that:

(i) the fair saleable value (determined on a going concern basis) of the assets of Purchaser and its Subsidiaries, taken as a whole on a consolidated basis, shall be greater than the total amount of the liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of Purchaser and its Subsidiaries, taken as a whole on a consolidated basis;

(ii) Purchaser and its Subsidiaries, taken as a whole on a consolidated basis, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and

(iii) Purchaser and its Subsidiaries, taken as a whole on a consolidated basis, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage.

Section 4.5 Guaranty. Concurrently with the execution of this Agreement, each Guarantor has delivered to Seller a true, complete and correct copy of the executed Guaranty. The Guaranty is in full force and effect and constitutes the valid, binding and enforceable obligation of each Guarantor in favor of Seller, enforceable by Seller in accordance with its terms (subject to the Enforceability Exceptions). The Guarantors are not in default or breach under any of the terms or conditions of the Guaranty and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Guarantors under the terms and conditions of the Guaranty. Each Guarantor has, and will have at the Closing, access to sufficient capital to satisfy the full amount of the guaranteed obligations under the Guaranty in full.

Section 4.6 Investigation; Acquisition of Shares for Investment. Purchaser has such knowledge and experience in financial and business matters, and is capable of evaluating the merits and risks of the Transaction and the other transactions contemplated by this Agreement. Purchaser confirms that Seller has made available to Purchaser and its Representatives the opportunity to ask questions of the officers and management of Seller and the Business, as well as access to the documents, information and records of or with respect to the Purchased Assets, the Assumed Liabilities, the Business and the Purchased Entities and to acquire additional information about the business and financial condition of the Business, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Purchased Assets, the Assumed Liabilities, the Business and the Purchased Entities. Purchaser is acquiring the Direct Purchased Entity Shares for investment purposes and not with a view toward or for offer or sale in connection with any distribution thereof, or with any present intention of offering, distributing or selling any of the Direct Purchased Entity Shares, in any such case, in violation of or in a manner that would require registration under applicable Securities Laws. Purchaser acknowledges that the Direct Purchased Entity Shares have not been registered under the securities Laws of any jurisdiction, including the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or any state securities Laws, and agrees that the Direct Purchased Entity Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under any such applicable Laws, except pursuant to an exemption from such registration available, or in a transaction not subject to registration, under such Laws and without compliance with any other Laws, in each case, to the extent applicable. Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and any Direct Purchased Entity Shares that Purchaser receives, directly or indirectly, hereunder will be received only on its own behalf and its Affiliate assignees and not for the account or benefit of any other Person. Purchaser is able to bear the economic risk of holding the Direct Purchased Entity Shares for an indefinite period (including total loss of its investment).

Section 4.7 Proceedings. As of the date of this Agreement, there are no Proceedings or claims pending, or, to the Knowledge of Purchaser, threatened in writing, against Purchaser or any of its Affiliates that would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.8 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any of its Affiliates for which Seller or any of its Affiliates would be liable.

Section 4.9 Acknowledgment of No Other Representations or Warranties. Purchaser expressly agrees and acknowledges, on behalf of itself and its Affiliates, that:

(a) none of Seller, the other Seller Entities or any of their respective Representatives has made or makes any representation or warranty, expressed or implied, as to the Purchased Assets, the Assumed Liabilities, the Business (or its financial condition and results of operations) or the accuracy or completeness of any information regarding the Purchased Assets, the Assumed Liabilities or the Business furnished or made available to Purchaser or its Representatives, except as expressly set forth in Article III, in any certificate delivered hereunder or in any other Transaction Document,

(b) none of Seller, the other Seller Entities or any of their respective Representatives has made or makes any representation or warranty, expressed or implied as to the Excluded Assets and Retained Liabilities,

(c) without limiting the generality of the foregoing, none of Seller, the Seller Entities or any of their respective Representatives has made or makes any representation or warranty with respect to any projections, forecasts, plans, prospects, estimates, budgets or other information regarding future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Purchased Assets, the Assumed Liabilities or the Business or any other future business, operations or affairs of the Business,

(d) Purchaser has not relied on any representation or warranty or other information described in this Section 4.9 in determining to enter into this Agreement or otherwise, except as expressly set forth in Article III, any certificate delivered pursuant to this Agreement, or in any other Transaction Document,

(e) without limiting the effect of any of Seller’s representations or warranties expressly set forth in Article III, none of Seller, the other Seller Entities or any of their respective Affiliates shall have, or be subject to, any Liability to Purchaser or any of its Representatives resulting from the distribution to Purchaser or its Representatives, or Purchaser’s or its Representatives’ use of, any such information, including any information, documents or material made available to Purchaser or its Representatives in any “data rooms,” management presentations or in any other form in expectation of or negotiation of this Agreement, the Transaction and the other transactions contemplated by this Agreement, and

(f) should the Closing occur, Purchaser (and its Affiliates) shall acquire the Purchased Assets (including the Direct Purchased Entity Shares), the Assumed Liabilities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as expressly set forth in this Agreement or in any certificate delivered hereunder or in any other Transaction Document.

ARTICLE V

COVENANTS

Section 5.1 Efforts.

(a) From and after the date of this Agreement, Purchaser and Seller shall, and Purchaser and Seller shall cause their respective Affiliates to, use reasonable best efforts to take,

or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible (and, in any event, prior to the Outside Date) the Transaction and the other transactions contemplated by this Agreement, including:

(i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transaction and the other transactions contemplated by this Agreement as soon as practicable and advisable (and with respect to notifications required under the HSR Act and the ICL, to the extent required, within twenty (20) Business Days after the date of this Agreement), and

(ii) the execution and delivery of any additional instruments necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

Without limiting the foregoing, and subject to the limitations set forth in the proviso to Section 5.1(d), Purchaser and Seller shall, and Purchaser and Seller shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions necessary to obtain any Antitrust Approvals required to satisfy the conditions set forth in Section 7.1(a) or Section 7.1(b) (in the case of Section 7.1(b), if the Judgment relates to any Antitrust Law) and to consummate the Transaction and the other transactions contemplated by this Agreement. Additionally, and without limiting the specific other obligations of the Parties set forth in this Agreement, each of Purchaser and Seller shall, and Purchaser and Seller shall cause their respective Affiliates to, use their respective reasonable best efforts to fulfill all conditions precedent to this Agreement and shall not take, or permit any of its Affiliates to take, any action after the date of this Agreement that would reasonably be expected to prevent, impair or materially delay the obtaining of any Antitrust Approval necessary to be obtained prior to the Closing.

Notwithstanding anything in this Agreement to the contrary, neither Purchaser nor Seller, without the other Party’s prior written consent, shall enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would:

(x) have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the Transaction or the other transactions contemplated by this Agreement under the HSR Act or any applicable Antitrust Laws; or

(y) bind or commit the Parties not to complete the Transaction or the other transactions contemplated by this Agreement on or prior to the Outside Date (or that would otherwise prevent or prohibit the Parties from completing the Transaction or the other transactions contemplated by this Agreement on or prior to the Outside Date).

(b) Prior to the Closing, Purchaser and Seller shall, subject to the Confidentiality Agreement and Section 5.3 of this Agreement, each:

(i) keep the other generally apprised of the status of matters relating to the completion of the Transaction and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Antitrust Approvals;

(ii) promptly consult with the other Party to provide any necessary information with respect to (and, in the case of correspondence, provide the other Party (or its counsel) copies of) all filings made by such Party with any Governmental Entity or any other information supplied by such Party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement; and

(iii) promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of material oral communications, advise the other Party orally of) any substantive correspondence, filings and communications between it and any Governmental Entity regarding this Agreement and the Transaction or the other transactions contemplated by this Agreement, and both

(A) furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of filings or submissions of information to any such Governmental Entity and

(B) permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed written (or any material oral) communication with any such Governmental Entity.

If either Party or any Representative of such Party receives a request for additional information or documentary material from any Governmental Entity with respect to the Transaction or the other transactions contemplated by this Agreement, then such Party will use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other Party, an appropriate response in compliance with such request. No Party shall participate in any meeting (whether in person or via video or telephone conference) with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party and its Representatives the opportunity to attend and participate at such meeting (it being agreed that, for the avoidance of doubt, such rights shall not give any Party approval, consent or similar rights in respect of any agreements, orders or similar undertakings made by the other Party to any Governmental Entity). The Parties shall jointly develop the strategy to obtain Antitrust Approvals in accordance with this Section 5.1, and in furtherance thereof, each of the Parties shall consult and cooperate in all respects with one another, and consider in good faith the views of one another, in preparing and with respect to the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with Proceedings under or relating to any Antitrust Law, prior to their submission.

Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1(b) as “outside counsel only.” Such materials and the information contained in such materials shall be given only to outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel. Materials provided pursuant to this Section 5.1(b) may be redacted

(x) to remove references concerning the valuation of the Business,

(y) as necessary to comply with contractual obligations and

(z) as necessary to address reasonable privilege concerns.

(c) Purchaser’s and Seller’s efforts required under clause (a) shall include using reasonable best efforts to take all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity or any other Person may assert under any Antitrust Law with respect to the transactions contemplated by this Agreement, so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including defending any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transaction or the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, no Affiliate of Purchaser shall be required to dispose of, hold separate, or agree to dispose of or hold separate or restrict its ownership and operation of any “portfolio company” or any portion of any business or assets of or held by any investment fund managed by Altaris Capital Partners, LLC (other than with respect to Purchaser, the Purchaser Designees and their respective Subsidiaries, including, following the Closing, the Purchased Entities).

(d) In furtherance and not in limitation of the foregoing, Purchaser and any Purchaser Designees shall, and shall cause their respective Subsidiaries to, proffer to, and agree to:

(i) sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate any assets, licenses, operations, rights, product lines, businesses or interests included in the Purchased Assets (and to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbering by the Seller Entities of any assets, licenses, operations, rights, product lines, businesses or interests included in the Purchased Assets or to any agreement by any of the Seller Entities to take any of the foregoing actions);

(ii) make any changes (including through a licensing arrangement) to, or restriction on, or other impairment of, Purchaser’s or its Subsidiaries’ ability to own or operate any Purchased Assets; and

(iii) make any changes to or restriction on, or other impairment on, Purchaser’s or its Subsidiaries’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to ownership interests in the Purchased Assets (each such auction in clauses (i) through (iii), a “Regulatory Restraint”);

provided, that notwithstanding anything to the contrary in this Agreement (A) no such Regulatory Restraint shall be required if such Regulatory Restraint would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole; and (B) neither Purchaser nor Seller shall be required to take any of the actions referred to above with respect to a Regulatory Restraint if such action is not conditioned on the occurrence of Closing.

(e) Purchaser agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity whose approval is sought in connection with the Transaction and the other transactions contemplated by this Agreement. Whether or not the Transaction is consummated, Purchaser shall be responsible for all filings fees to any Governmental Entity in order to obtain any Antitrust Approvals.

(f) As promptly as practicable following the execution of this Agreement, Seller and its Affiliates shall provide Purchaser commercially reasonable assistance with regard to the transition of Permits and Regulatory Approvals to maintain continuity of Business at Closing, including but not limited to using commercially reasonable efforts to, in each case subject to the Confidentiality Agreement and the limitations in Section 5.4 and at no out-of-pocket cost to Seller and its Affiliates, (i) facilitate, if so requested by Purchaser, (A) Purchaser’s contracting with the Business’ licensing support servicer, IQVIA, for the purpose of preparing pre-Closing notifications and applications, if required, (B) Purchaser’s access to the information held by IQVIA with respect to the Business for the express purpose of assisting with the transition, (ii) provide reasonable access to Seller personnel, records, and information during business hours that would be necessary to effectuate transition, and (iii) executing any necessary written authorizations or other instruments necessary to effectuate the foregoing clauses (i)-(iii), and (C) execution of powers of attorney to rely upon Seller Business Permits prior to the issuance of new Permits to Purchaser, if required.

Section 5.2 Covenants Relating to Conduct of Business.

(a) From the date of this Agreement to the Closing, Seller shall, and shall cause its Subsidiaries and other controlled Affiliates to, use commercially reasonable efforts to conduct the Business (except as it relates to the Excluded Assets and Retained Liabilities) in all material respects in the ordinary course and to preserve in all material respects intact the Business, including relationships with suppliers, customers, distributors, employees, consultants and Governmental Entities with respect to the Business; except

(i) as set forth in Section 5.2 of the Seller Disclosure Schedules,

(ii) as required by applicable Law,

(iii) as permitted pursuant to Section 5.6,

(iv) as otherwise contemplated or required by the terms of this Agreement,

(v) as otherwise consented to by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) or

(vi) for actions taken by Seller or any of its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 5.2.

(b) From the date of this Agreement to the Closing, Seller will not, and will cause each Seller Entity and each Purchased Entity not to, do any of the following with respect to the Business, the Purchased Entities, the Purchased Assets and/or the Assumed Liabilities without the prior consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i) amend the Organizational Documents of any of the Purchased Entities;

(ii) split, combine or reclassify any Direct Purchased Entity Shares or any equity interests of any other Purchased Entity;

(iii) cause any of the Purchased Entities to declare, set aside or pay any non-cash dividend or non-cash distribution to any Person;

(iv) grant to any Business Employee any increase in compensation or benefits, except (A) as may be required under any Benefit Plan as in effect on the date hereof or any Collective Bargaining Agreement, (B) routine salary or base wage increases in the ordinary course of business that in any event are not in excess of 3% in the aggregate, or (C) in connection with promotions in the ordinary course of business (provided that the amount of any such increase is consistent with past practice);

(v) adopt, enter into or amend (other than administrative or de minimis amendments) any Purchased Entity Benefit Plan, except as may be required under any Benefit Plan or Collective Bargaining Agreement;

(vi) hire any new employee who would be a Key Employee (except to replace a Key Employee (on substantially the same terms) who terminates employment with the Seller Entities after the date of this Agreement or to fill an open position), or terminate the employment of any Key Employee (except for cause, as determined by Seller in good faith and in accordance with past practice and applicable Law);

(vii) enter into or amend any Collective Bargaining Agreement or, through negotiation or otherwise, make any binding commitment to any labor organization with respect to any Business Employees, except as required by applicable Law or in connection with renewals of Collective Bargaining Agreements that (A) are consistent with past practice or (B) do not increase aggregate costs to the Business by an amount materially greater than prevailing market practice in the applicable jurisdiction;

(viii) (A) issue or authorize the issuance of any equity interests of a Purchased Entity (other than to a Purchased Entity), (B) grant any options, warrants or other rights to purchase or obtain any equity interests of a Purchased Entity, (C) issue, sell or otherwise dispose of equity interests of a Purchased Entity or (D) redeem, repurchase or otherwise acquire any equity interests of any Purchased Entity;

(ix) cause or permit any Purchased Entity to (A) incur any Indebtedness for borrowed money, under letters of credit or in respect of Capitalized Leases other than in the ordinary course of business for amounts not exceeding $250,000 in aggregate principal amount, (B) make any acquisition of any material assets, or of any businesses, other than acquisitions of assets in the ordinary course of business, or (C) sell or dispose of or transfer ownership of any material assets or businesses, other than sales, dispositions or transfers of inventory in the ordinary course of business, and sales, dispositions or transfers of obsolete equipment in the ordinary course of business;

(x) enter into any Contract for the purchase of real property or lease (as lessee) of real property or exercise any option to extend any leases related to the Transferred Leased Property;

(xi) settle any Proceeding (other than a Tax Proceeding, subject to clause (xiii) below) other than, in the ordinary course of business, (A) solely for money damages that will be paid in full prior to the Closing or are included in the calculation of Working Capital or (B) Proceedings relating to Hatch-Waxman Act Paragraph IV Certifications settled in the ordinary course of business;

(xii) make any material change in any method of financial accounting or financial accounting practice or policy applicable to the Business, other than such changes as are required by GAAP or applicable Law or are consistent with the Transaction Accounting Principles;

(xiii) (A) make (except in the ordinary course of business), change or revoke any material Tax election, (B) settle or compromise any material Tax liability for an amount materially in excess of the amount reserved or accrued on the Business Financial Statements, (C) change any annual Tax accounting period, (D) adopt (except in the ordinary course of business) or change any material method of Tax accounting, (E) file any amended income or other material Tax Return, (F) enter into any Tax closing agreement relating to any material Tax, (G) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment (except, in each case, in connection with any automatic or automatically granted extension to file any Tax Return), in each case of clauses of (A) through (G), except with respect to any Combined Tax Return or Taxes reported or required to be reported on a Combined Tax Return, (H) apply for or receive any Tax ruling from the ITA, or (I) take any position or action that would cause any deemed or actual dividend to materially reduce earnings of the Israeli Purchased Entities generated in a Post-Closing Period (other than “zero tax” earnings);

(xiv) abandon, dispose of or terminate ownership rights in any material Business Intellectual Property or otherwise permit any of their rights to any such Business Intellectual Property to lapse (other than in the ordinary course in connection with the application for or maintenance of any Registered Intellectual Property to the extent Seller determines, consistent with reasonable business judgment, that such Registered Intellectual Property is no longer used or useful in any material respect in the conduct of the Business);

(xv) (A) amend, modify or, in a way that is materially adverse to Purchaser or the Business, waive any material right under, or voluntarily terminate or cancel, any Material Contract (other than, for the avoidance of doubt, any renewal or expiration of such Material Contract according to such Material Contract’s terms) or (B) enter into any Contract that, if in effect on the date of this Agreement, would have been a Material Contract, in each case in (A) or (B), other than in the ordinary course of business or in connection with the implementation of a transaction that is permitted by any of clauses (i) through (xviii) of this Section 5.2(b);

(xvi) incur, create or assume any Lien on any material asset, other than in the ordinary course of business or Permitted Liens (other than with respect to any equity interests of the Purchased Entities);

(xvii) receive a Governmental Grant; or

(xviii) authorize any of, or commit or agree to take, whether in writing or otherwise, the foregoing actions;

except, in each case, (w) as set forth in Section 5.2 of the Seller Disclosure Schedules, (x) as required by applicable Law (y) as permitted pursuant to Section 5.6 or (z) as otherwise contemplated or required by the terms of this Agreement.

(c) Notwithstanding anything set forth in Section 5.2(a) to the contrary, Seller and its Subsidiaries (including the Purchased Entities) may take commercially reasonable actions that Seller reasonably determines are necessary or prudent to take in response to COVID-19 or the COVID-19 Measures; provided, that Seller shall provide written notice to, and consult with Purchaser in good faith to the extent such actions would otherwise require consent of Purchaser under Section 5.2(a).

(d) Purchaser covenants and agrees that, from the date of this Agreement to the Closing, Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly, do any of the following:

(i) acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or dissolve, merge or consolidate with any other Person, if such transaction would reasonably be expected to prevent, delay or impede the consummation of the Transaction or any other transaction contemplated by any Transaction Document; or

(ii) authorize any of, or commit or agree to take, whether in writing or otherwise, the foregoing actions.

Section 5.3 Confidentiality.

(a) Purchaser acknowledges that the information being provided to it in connection with the Transaction and the other transactions contemplated by this Agreement is subject to the terms of that certain non-disclosure agreement between Altaris Capital Partners, LLC and Seller, dated as of January 2, 2019, as amended on November 17, 2020 (the “Confidentiality Agreement”), the terms of which are incorporated in this Agreement by reference in their entirety and shall survive the Closing. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to the information relating to the Purchased Assets and the Assumed Liabilities and the Business; provided that Purchaser acknowledges that its other obligations thereunder of confidentiality, non-disclosure and non-use unrelated to the Purchased Assets or the Assumed Liabilities or the Business shall continue to remain subject to the terms and conditions of the Confidentiality Agreement.

(b) For three (3) years after the Closing (or, solely with respect to the non-disclosure obligations with respect to trade secrets of the Business to the extent included as part of the Purchased Assets, until such time as such information continues to be protectable as trade secret information under applicable Law), unless Purchaser has otherwise consented, Seller shall, and shall cause its Subsidiaries and other controlled Affiliates to, not use, directly or indirectly, for the benefit of itself or its Affiliates in the operation of the Business or in any business engaged in any Business, any and all confidential information exclusively related to the Purchased Assets or the Assumed Liabilities or the Business (including all know-how and trade secrets to the extent included as part of the Purchased Assets or the Assumed Liabilities), and shall not disclose such confidential information to any other Person; provided that the foregoing restrictions shall not apply to any information that

(i) is or becomes generally available to the public other than as a result of disclosure in violation of this Section 5.3(b) or any of the other Transaction Documents,

(ii) is required to be disclosed by applicable Law or to a Governmental Entity or otherwise required in connection with a compliance or regulatory activity or pursuant to a court order, subpoena, administrative, legal or judicial process or order or civil investigative demand, in which case, if legally permitted, Seller shall use commercially reasonable efforts to provide Purchaser with prompt notice of such required disclosure so that Purchaser may seek, at Purchaser’s sole expense, to obtain a protective order, injunctive relief or other reasonable assurance that such disclosure shall be treated confidentially (which shall not be a condition to any disclosure by Seller or any of its Affiliates),

(iii) Seller or any of its Affiliates receives after the Closing from a third party (other than Purchaser, any Purchased Entity, or any of their respective Affiliates or Representatives) that is not, to the Knowledge of Seller, under any obligation of confidentiality to Purchaser or its Affiliates with respect to such information or

(iv) is independently developed by or on behalf of Seller or any of its Affiliates after the Closing without reference to or use of such confidential information (the information described in this clause and the foregoing clauses (i) – (iii) being referred to, collectively, as the “Excluded Information”).

(c) Beginning on the date of this Agreement and ending on the earlier of (i) the third (3rd) anniversary of the Closing and (ii) the third (3rd) anniversary of the termination of this Agreement, unless Purchaser has otherwise consented in writing, Seller shall, and shall cause its Subsidiaries and other controlled Affiliates to, not use, directly or indirectly, for the benefit of itself or its Affiliates in the operation of the Business or in any business engaged in any Business, any and all confidential information concerning Purchaser and its pre-Closing Affiliates furnished by or on behalf of Purchaser in connection with the negotiation of the Transaction (whether disclosed to any Seller Entity or any Representative thereof prior to, on or after the date hereof), and shall not disclose such confidential information to any other Person; provided that the foregoing restrictions shall not apply to any Excluded Information, provided that in the case of Excluded Information of the type described in Section 5.3(b)(ii), Seller complies with the obligations set forth with respect to Excluded Information in such section.

(d) The foregoing shall not prohibit Seller, Purchaser or their respective Affiliates from using or disclosing such confidential information for the purpose of complying with the terms of, or performing under, any of the Transaction Documents, or in connection with any dispute, claim other Proceeding. Furthermore, the provisions of Section 5.3(b) and Section 5.3(c) will not prohibit any retention of copies of records or any disclosure or use of information in connection with the preparation and filing of financial statements with a Governmental Entity (including the U.S. Securities and Exchange Commission) or Tax Returns of Seller or its Affiliates or in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated by this Agreement.

Section 5.4 Access to Information.

(a) During the period prior to the Closing, Seller shall afford to Purchaser reasonable access to the properties, books, Contracts, records and personnel of Seller and its Subsidiaries to the extent related to the Business, the Purchased Assets, the Assumed Liabilities or the Purchased Entities for purposes of preparing for the Closing; provided that:

(i) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject in discharging their obligations pursuant to this Section 5.4(a) (provided that Seller shall otherwise use its commercially reasonable efforts to make appropriate alternative disclosure arrangements in a manner that would not reasonably be expected to violate such obligation of confidentiality);

(ii) Seller shall make available, or cause its Subsidiaries to make available, Business Employee personnel files only after the Closing Date and, with respect to any Business Employees, if and when Purchaser provides Seller with notice reasonably acceptable to Seller that the applicable Business Employees have provided Purchaser with a release permitting transfer of those files (provided that Seller shall not be required to make, or cause to be made, available medical records, workers compensation records or the results of any drug testing and that Purchaser shall indemnify, defend and hold Seller and its Affiliates harmless from any Liabilities arising out of or relating to the transfer of such personnel files); and

(iii) Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, groundwater or building material located at, on, under or within any facility on any property of the Seller Entities, the Purchased Entities or any of their respective Affiliates, including the Transferred Owned Real Property or the Transferred Leased Property.

(b) Without limiting any provision of Article VI, but subject to Section 5.3(b) and Section 5.3(c), from and after the Closing, for a period of seven (7) years, Purchaser shall, and shall cause its Affiliates to, afford Seller and its Representatives reasonable access to the properties, employees and Business Books and Records of Purchaser and its Affiliates (including the Purchased Entities) to the extent that such access may be reasonably requested by Seller for legitimate, non-competitive purposes, including in connection with any services required to be provided by Purchaser and its Subsidiaries pursuant to the Transition Services Agreement, financial statements, reporting obligations and compliance with the Transaction Documents; provided, however, that nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery; and provided, further, that this Section 5.4(b) shall not apply in the case of or in connection with or relating to any claim for indemnification brought pursuant to Section 9.2 or Section 9.3 that is not a Third-Party Claim, in which case the applicable rules of discovery will apply; and provided, further, that any information made available to Seller or its Representatives pursuant to this Section 5.4(b) (other than solely with respect to the Retained Seller Business) shall continue to remain subject to the confidentiality obligations set forth in Section 5.3(b) until the later of three (3) years after the Closing Date and twenty-four (24) months after the date such information is made available to Seller or its Representatives.

(c) From and after the Closing, for a period of seven (7) years, Seller shall, and shall cause its Affiliates to, afford Purchaser and its Representatives, access to (i) Books and Records of Seller and its Subsidiaries that would constitute Business Books and Records but for the exclusion in clause (e) of the definition thereof to the extent that such access may be reasonably requested by Purchaser for legitimate non-competitive purposes and (ii) other books and records of Seller and its Subsidiaries to the extent that such access may be reasonably requested by Purchaser in connection with any services required to be provided by Seller and its Subsidiaries pursuant to the Transition Services Agreement, financial statements, and compliance with the Transaction Documents; provided, however, that nothing in this Agreement shall limit any of Purchaser’s or any of its Affiliates’ rights of discovery, and Purchaser agrees that any confidential or proprietary information made available to Purchaser or its Representatives by Seller or its Affiliates pursuant to this Section 5.4(c) concerning Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business and the Purchased Entities) or the Retained Seller Business or any continuation thereof, shall continue to remain subject to the confidentiality obligations set forth in the proviso to the second sentence of Section 5.3(a) until the later of three (3) years after the Closing Date and twenty four (24) months from the date when such information is made available to Purchaser.

(d) Purchaser agrees to hold all the Business Books and Records existing on the Closing Date and, except in accordance with bona fide internal record-keeping practices that are commercially reasonable and customary for the industry and generally applicable to Purchaser’s books and records, not to destroy or dispose of any such Business Books and Records for a period of seven (7) years from the Closing Date or such longer time as may be required by Law (provided that Purchaser shall, prior to any such destruction or disposition prior to the end of such seven (7)-year period in accordance with such record-keeping practices of any such Business Books and Records that may be of substantive relevance to Seller and its Subsidiaries, provide notice to Seller describing such Books and Records and offer to provide them to Seller).

(e) The Parties acknowledge that the other Party is only required to provide access under this Section 5.4:

(i) during normal business hours;

(ii) upon reasonable notice to the other Party;

(iii) consistent with applicable Law and COVID-19 Measures (it being understood that the Parties may satisfy their obligations set forth under this Section 5.4 by electronic means if physical access is not reasonably feasible or would not permitted under any Law or COVID-19 Measures); and

(iv) in accordance with procedures reasonably established by the other Party.

(f) Each Party agrees that any investigation undertaken pursuant to the access granted under this Section 5.4 must be conducted in such a manner as not to unreasonably interfere with the operation of any Party or any of its Affiliates or the Business.

(g) Each Party agrees that any access or investigation undertaken pursuant to this Section 5.4 will not require any Party or any of its Affiliates to provide access to or disclose information where such access or disclosure would jeopardize attorney-client privilege or contravene any Laws (provided that, if and to the extent practicable, such other Party shall use commercially reasonable efforts to otherwise make appropriate alternative disclosure arrangements in a manner that would not reasonably be expected to violate such attorney-client privilege or contravene any Law).

Section 5.5 Publicity. The Parties agree to consult with each other before issuing, and shall provide each other the opportunity to review and comment upon, any initial press release with respect to this Agreement or the transactions contemplated by this Agreement, and shall not issue or cause the issuance of any such press release or make any similar public statement prior to such consultation, except as may be required by applicable Law, order, court process or the rules and regulations of any national securities exchange or national securities quotation system. Other than such initial press releases, no Party nor any Affiliate or Representative of such Party shall issue or cause the issuance of any press release or make any similar public statement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, order, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, however, that no consent of the other Party will be required for any disclosure contained in, or substantially similar to, the initial press release or other press release or public statement in respect of which the Party issuing such press release or public statement (or on whose behalf it is issued) has complied with this Section 5.5.

Section 5.6 Intercompany Balances Arrangements; Internal Restructuring.

(a) Prior to the Closing, all intercompany balances and accounts (other than intercompany balances and accounts set forth in Section 5.6 of the Seller Disclosure Schedules) owed to or by the Seller Entities and any of their Subsidiaries or other controlled Affiliates (other than the Purchased Entities), on the one hand, and any of the Purchased Entities, on the other hand (“Intercompany Balances”), will be settled or, to the extent permitted by Law, eliminated in such a manner as the Seller Entities shall determine in their sole discretion (including by the Seller Entities or any of their Subsidiaries removing from any Purchased Entity all Cash Amounts or funds from cash pools by means of dividends, distributions, contributions, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise); provided, that, except with the prior consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), no such Intercompany Balance shall be settled or otherwise eliminated, or Cash Amount extracted, in any particular manner if doing so in such manner would result in a Tax Liability (other than a Retained Liability) to a Purchased Entity in respect of such settlement, elimination or extraction as of or following the Closing (except to the extent such Liability is reflected as a liability in the Post-Closing Statement (as finally determined pursuant to Section 2.9)). Intercompany balances and accounts solely among any of the Purchased Entities shall not be affected by this provision.

(b) Prior to the Closing, except for the Transaction Documents and except as set forth in Section 5.6 of the Seller Disclosure Schedules, all intercompany arrangements and Contracts, including all obligations to provide, lease or license goods or services or other benefits, tangible or intangible properties or joint activities, between any of the Seller Entities and any of their Subsidiaries (other than the Purchased Entities), on the one hand, and any of the Purchased Entities, on the other hand (such intercompany arrangements and Contracts, “Intercompany Arrangements”), will be terminated in such a manner as none of Purchaser or any of its Affiliates (including, after the Closing, the Purchased Entities) has any Liability or obligation with respect thereto (including any Tax Liability arising from the termination thereof or directly imposed on such termination (other than a Retained Liability)) and cease to have any further force and effect, such that no party thereto shall have any further obligations or Liabilities therefor or thereunder.

(c) Except to the extent provided to the contrary in this Section 5.6, effective as of the Closing, Purchaser, on behalf of itself and its Affiliates, including the Purchased Entities and their Subsidiaries, releases Seller and each of its Subsidiaries and Affiliates (and their respective officers, directors and employees, acting in their capacity as such) from any Liability to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Retained Seller Business or the operations of the Purchased Entities (or their Subsidiaries) prior to the Closing, or relating to or arising out of Seller’s or its Affiliate’s ownership of the Purchased Assets, except for any obligation arising pursuant to the provisions of this Agreement, the Transaction Documents or the Confidentiality Agreement and any arrangements, understandings or Contracts set forth in Section 5.6 of the Seller Disclosure Schedules.

(d) Except to the extent provided to the contrary in this Section 5.6, effective as of the Closing, Seller, on behalf of itself and its Affiliates, releases the Purchased Entities and their Subsidiaries (and their respective officers, directors and employees, acting in their capacity as such) from any Liability to any of them for any and all past actions or failures to take action prior to the Closing directly or indirectly relating to or arising out of the Business, the Retained Seller Business or the operations of the Purchased Entities (or their Subsidiaries) prior to the Closing, or relating to or arising out of Seller’s or its Affiliate’s ownership of the Purchased Assets, except for any obligation arising pursuant to the provisions of this Agreement, the Transaction Documents or the Confidentiality Agreement and any arrangements, understandings or Contracts set forth in Section 5.6 of the Seller Disclosure Schedules.

(e) Notwithstanding anything in this Agreement to the contrary, Seller and its Affiliates may, prior to the Closing, cause (i) Business Intellectual Property or other Purchased Assets held by, and/or Assumed Liabilities of, Seller or any of its Subsidiaries to be contributed, sold, assigned, transferred or otherwise conveyed to a Purchased Entity (including certain entities to be formed prior to Closing in accordance with the Internal Restructuring Plan), or (ii) Excluded Assets held by, or Retained Liabilities of, a Purchased Entity to be distributed, sold, assigned, transferred or otherwise conveyed to Seller or any of its Subsidiaries (other than a Purchased Entity) (the “Internal Restructuring”); provided, that the Internal Restructuring shall be implemented in accordance with the steps described on Annex A hereto (the “Internal Restructuring Plan”). Any amendment or modification to the Internal Restructuring Plan by Seller shall require the prior written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), provided that no such consent of Purchaser shall be required if the amendment or modification is de minimis and such amendment or modification would not have an adverse Tax or other adverse impact (in each case, other than any de minimis impact) on Purchaser or any of its Subsidiaries (including any Purchased Entity) relative to the relevant transactions or related elections in the then current Internal Restructuring Plan (taking into account the effect of any indemnification obligations of Seller pursuant to this Agreement). Seller shall consider in good faith any amendment or modification proposed by Purchaser to the Internal Restructuring Plan if such changes do not have a material adverse Tax or other adverse impact on Seller or any of its Affiliates relative to the relevant transactions or related elections in the then current Internal Restructuring Plan (taking into account the effect of any indemnification obligations of Purchaser pursuant to this Agreement) and would reasonably be expected to be completed prior to Closing without delaying, interfering with or preventing the Closing or the other aspects of the Internal Restructuring, in each case, in a material respect.

Section 5.7 Employee Matters.

(a) Communications by Purchaser. From and after the date of this Agreement until the Closing Date, Purchaser shall consult with Seller and obtain Seller’s approval and consent (which shall not be unreasonably withheld, delayed or conditioned) before making any written or oral communications to any Business Employees, whether relating to employee benefits, post-Closing terms of employment or otherwise; provided, however, that Purchaser shall be provided reasonable access to contact (i) the Business Employees identified on Section 5.7(a) of the Seller Disclosure Schedule or (ii) the other Business Employees as mutually identified by Seller and Purchaser following the date of this Agreement for purposes of transition planning and business preparedness facilitation, subject in each case to Seller’s reasonable oversight.

(b) Pre-Closing Transfers of Employment. On or prior to the Closing Date and subject to Section 5.7(c)(ii), Seller shall, or shall cause one of its Subsidiaries to, transfer the employment of (i) each Business Employee who is intended to be a Purchased Entity Employee and not employed by a Purchased Entity to the applicable Purchased Entity and (ii) each employee of Seller and its Subsidiaries who is not a Business Employee and who is employed by a Purchased Entity to Seller or any of its Subsidiaries (other than any Purchased Entity), in each case, as designated by Seller. Seller expects that all or substantially all of the Business Employees will have become Purchased Entity Employees as of immediately prior to the Closing.

(c) Transfer or Continuation of Employment.

(i) Generally. As of the Closing Date, Purchaser shall cause each of the Purchased Entities to continue to employ on the Closing Date its Purchased Entity Employees. In addition, if Seller determines that it is impractical to transfer a Business Employee to a Purchased Entity prior to Closing, Purchaser shall, or shall cause one of its Affiliates to, no later than twenty (20) days prior to the Closing (or as soon as reasonably practicable following any later date that Seller informs Purchaser that such Business Employee shall not become a Purchased Entity Employee), make offers of employment, effective subject to and as of the Closing, to any such Business Employee on terms and conditions that meet the standards set forth in this Section 5.7 (and otherwise comply with any applicable Law regarding compensation and benefits).

(ii) Delayed Transfer Employees. Notwithstanding the foregoing, in the case of any Business Employee (excluding any non-U.S. Business Employee employed by a Purchased Entity or covered by a Purchased Entity Benefit Plan) on a leave of absence (including military leave, vacation, short-term or long-term disability or other similar leave) (a “Delayed Transfer Employee”), Seller shall cause the employment of such Delayed Transfer Employee to remain with Seller or a Subsidiary of Seller (other than a Purchased Entity), as applicable, and to remain covered under the applicable Benefit Plans of Seller in which such Delayed Transferred Employee participated prior to Closing, until the end of such leave of absence if the Business Employee returns to active employment, in which case, if such Business Employee returns to active employment no later than the first anniversary of the Closing Date (or such later date as contemplated by applicable Law), such Business Employee’s employment will transfer as provided in Section 5.7(c)(i). With respect to the Delayed Transfer Employees, each reference in this Section 5.7 to “Closing” and “Closing Date” (other than the references in the previous sentence and in the proviso of this sentence, and in Section 5.7(c)(iii)), shall be treated as a reference to the first date on which the applicable Delayed Transfer Employee’s employment commences with or transfers to Purchaser; provided, however, that Purchaser shall be responsible for all Liabilities related to any such Delayed Transfer

Employee who commences or recommences employment with Purchaser or an Affiliate of Purchaser to the same extent as if the employment of such Delayed Transfer Employee had transferred at the Closing and shall reimburse Seller for all Liabilities related to its employment of such Delayed Transfer Employee within ten (10) Business Days following Seller’s request for reimbursement.

(iii) Work Permits. If any Business Employee requires a work permit or employment pass or other legal or regulatory approval for his or her employment with Purchaser or its Affiliates, Purchaser shall, and shall cause its Affiliates to, use its and their commercially reasonable efforts to cause any such permit, pass or other approval to be obtained and in effect prior to the Closing. Notwithstanding the foregoing, to the extent permitted by applicable Law or any applicable Collective Bargaining Agreement, if an applicable work permit for an Business Employee is not in place with Purchaser or its Affiliate as of the Closing, such Business Employee shall be treated as a Delayed Transfer Employee; provided, however, that Purchaser shall, and shall cause its Affiliates to, after the Closing use its and their commercially reasonable efforts to obtain the applicable work permit.

(iv) Defined Terms. Each Purchased Entity Employee, and each other Business Employee who accepts Purchaser’s offer of employment pursuant to this Section 5.7(c), shall be referred as a “Transferred Business Employee.”

(d) Terms and Conditions of Employment. With respect to each Transferred Business Employee, for a period of twelve (12) months following the Closing Date (or such shorter period of time that the Transferred Business Employee remains employed by Purchaser, a Purchased Entity or any of their respective Affiliates) (the “Benefit Continuation Period”), Purchaser shall provide a Comparable Position and maintain:

(i) at least the same wage rate or base salary level in effect for such Transferred Business Employee immediately prior to the Closing;

(ii) short- and long-term incentive compensation opportunities for such Transferred Business Employee that are, in each case, no less favorable than those in effect for such Transferred Business Employee immediately prior to the Closing; provided, that Seller and Purchaser acknowledge and agree that any long-term incentive awards provided to the Transferred Business Employees following the Closing may (A) vest in accordance with terms and conditions or subject to performance criteria that differ from such terms and conditions or performance criteria that applied to Seller awards held by Transferred Business Employees prior to the Closing Date, and (B) be payable solely in cash; and

(iii) health and welfare benefits, retirement benefits, deferred compensation benefits and other benefits (other than with respect to retiree welfare benefits, the Special Program for Severance Related to Rx Separation, and the retention agreement that Seller intends to implement with respect to the collectively bargained Transferred Business Employees in Israel (the “Israel Union Retention Agreement”)) that are no less favorable in the aggregate than those provided to the Transferred Business Employee immediately prior to the Closing.

As of and after the Closing, Purchaser shall provide to each Transferred Business Employee full credit for all purposes under any Purchased Entity Benefit Plan and each employee benefit plan, policy or arrangement sponsored by Purchaser or any of its Affiliates for such Transferred Business Employee’s service prior to the Closing with Seller or any of its Subsidiaries (and their respective predecessors), to the same extent such service is recognized by Seller and its Subsidiaries immediately prior to the Closing under a comparable Benefit Plan; provided that such service shall not be credited to the extent such credit would result in any duplication of compensation or benefits.

(e) Health Coverages. Purchaser shall cause each Transferred Business Employee who is covered by a group health Benefit Plan immediately prior to the Closing (and his or her eligible dependents) to be covered on and after the Closing by a group health plan or plans maintained by Purchaser or any of its Affiliates that:

(i) do not limit or exclude coverage on the basis of any preexisting condition of such Transferred Business Employee or dependent, waiting period or actively-at-work requirement; and

(ii) provide each Transferred Business Employee full credit under Purchaser’s or such Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Transferred Business Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or Purchaser’s or such Affiliate’s group health plans.

(f) Severance.

(i) Except as otherwise set forth in Section 5.7(f) of the Seller Disclosure Schedules, Purchaser and its Affiliates shall (A) be solely responsible for any severance or other benefits (whether pursuant to the terms of any Benefit Plan or as required under applicable Laws) to any Business Employee arising out of or in connection with the Transactions, whether or not such Business Employee becomes a Transferred Business Employee, and (B) reimburse and otherwise indemnify, defend and hold harmless Seller and its Affiliates for any such severance or other benefits and any additional Liabilities incurred by Seller or its Affiliates in connection with the Transactions;

(ii) With respect to each Transferred Business Employee whose employment is terminated during the Benefit Continuation Period under circumstances that would entitle the Transferred Business Employee to severance under a program or arrangement of Seller or its Affiliates in which such Transferred Business Employee participated immediately prior to the Closing, Purchaser shall provide such Transferred Business Employee with severance benefits that are no less favorable than the severance benefits that would have been paid under the program of Seller or its Affiliate(s), as applicable in effect as of the date hereof (which, in the case of Transferred Business Employees located in the United States, means the Seller U.S. Severance Policy and the Special Program for Severance Related to Rx Separation; provided, however, Purchaser only shall be required to honor the Special Program for Severance Related to Rx Separation for Transferred Business Employees terminated following Purchaser’s failure to offer a Comparable Position or otherwise comply with this Section 5.7;

in each case, taking into account such Transferred Business Employee’s service with Seller and its Affiliates prior to the Closing and with Purchaser and its Affiliates on and after the Closing. Without limiting the generality of the foregoing, Purchaser shall honor all accrued obligations in respect of Israeli post-retirement benefits for Business Employees.

(g) Accrued Vacation, Sick Leave and Paid Time Off. Purchaser shall recognize and assume all Liabilities with respect to the Transferred Business Employees’ accrued but unused vacation, sick leave and other paid time off. In addition, Purchaser shall allow Transferred Business Employees to take any vacation, sick leave and other paid time off that was scheduled prior to the Closing.

(h) Cash Incentives. Purchaser shall be responsible for the payment of cash bonus or other cash incentive compensation to the Transferred Business Employees with respect to any performance period that is ongoing as of the Closing. Purchaser shall continue each performance period in effect as of the Closing (but only until the end of such applicable period) under each cash incentive plan, policy or arrangement listed on Section 5.7(h) of the Seller Disclosure Schedules in which the Transferred Business Employees participate as of the Closing, with such adjustments to the performance goals as are reasonably determined by Purchaser (subject to compliance with Section 5.7(d)). Purchaser shall pay the compensation contemplated by this Section 5.7(h) at the time prescribed by the applicable plan, policy or arrangement of Seller or its Affiliates as in effect immediately prior to the Closing and in accordance with the historical past practices under such plan, policy or arrangement, provided that the amount paid by Purchaser to each Transferred Business Employee in respect of any such ongoing performance period shall be no less than the amount accrued by Seller in respect of such period as of the Closing, which accrual shall be based on deemed achievement of applicable performance goals at the greater of target or actual performance as of the Closing.

(i) 401(k) Plan. Effective as soon as reasonably practicable following the Closing, Purchaser shall establish participation by the Transferred Business Employees in a tax-qualified defined contribution plan or plans with a cash or deferred feature (the “Purchaser 401(k) Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to the Closing, was eligible to participate in a tax-qualified defined contribution plan maintained by Seller or its Subsidiaries (collectively, the “Seller 401(k) Plans”). As soon as practicable after the Closing Date, the Seller 401(k) Plans shall, to the extent permitted by Section 401(k)(10) of the Code, make distributions available to the applicable Transferred Business Employees, and the Purchaser 401(k) Plan shall accept any such distribution (including loans but excluding any ordinary shares of Seller or other in-kind distributions) as a rollover contribution if so directed by such Transferred Business Employees.

(j) Nonqualified Deferred Compensation Plans. Effective as soon as reasonably practicable following the Closing, Purchaser shall establish a nonqualified deferred compensation plan (the “Purchaser Deferred Compensation Plan”) for the benefit of each Transferred Business Employee who, as of immediately prior to the Closing, was eligible to participate in the Seller Benefit Plans that are Nonqualified Deferred Compensation Plans (the “Seller Deferred Compensation Plans”). Seller and its Affiliates shall retain all Liabilities related to the participation of the Transferred Business Employees in the Seller Deferred Compensation Plan prior to the Closing, provided that Purchaser shall timely provide Seller with such information as is necessary for Seller to administer the Seller Deferred Compensation Plans (including providing prompt notice of the separation from service of a participating Transferred Business Employee).

(k) Collective Bargaining Agreements. Purchaser agrees that, as of the Closing Date, Purchaser shall cause the applicable Purchased Entity to recognize the unions, works councils or other labor representatives of the Transferred Business Employees that are identified on Section 5.7(k) of the Seller Disclosure Schedules. Without limiting the generality of this Section 5.7 or Purchaser’s obligations under this Agreement:

(i) with respect to each Transferred Business Employee covered by a Collective Bargaining Agreement, Purchaser shall cause the applicable Purchased Entity to comply with the terms of the applicable Collective Bargaining Agreement; and

(ii) Purchaser and Seller shall, and shall cause their respective Affiliates to, cooperate to take all steps, on a timely basis, as are required under applicable Law or any Collective Bargaining Agreement to notify, consult with, or negotiate the effect, impact, terms or timing of the transactions contemplated by this Agreement with the unions, works councils or other labor representatives of the Transferred Business Employees or a Governmental Entity to the extent required by applicable Law or any Collective Bargaining Agreement. Seller shall be responsible for, and retain all Liabilities under, the Israeli Union Retention Agreement, and if Seller does not make any payments directly as required by the terms of the Israeli Union Retention Agreement, Seller shall reimburse Purchaser within ten (10) days following receipt of Purchaser’s request for reimbursement and reasonable documentation of Purchaser’s payment of the relevant amount.

(l) Compliance with the WARN Act and Similar Laws. Purchaser agrees to provide or cause to be provided any required notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar applicable Law, and otherwise to comply with any such applicable Law with respect to any “plant closing” or “mass layoff” or similar event affecting Business Employees and occurring on or after the Closing Date. Purchaser agrees to, and shall cause its Affiliates to, indemnify and hold harmless Seller and its Affiliates from and against any and all Liabilities that Seller or its Affiliates may incur in connection with a claim of violation brought against Seller or its Affiliates under the WARN Act or any similar applicable Law, which relate, in whole or in part, to actions taken by Purchaser or its Affiliates.

(m) Seller Benefit Plans. From and after the Closing, the Transferred Business Employees shall cease to be active participants in the Seller Benefit Plans.

(n) No Third-Party Beneficiaries. Without limiting the generality of Section 10.4, the provisions of this Section 5.7 are solely for the benefit of the Parties and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing in this Section 5.7 shall be construed as an amendment to any Benefit Plan or other employee benefit plan for any purpose.

(o) Business Employee Information. As soon as reasonably practicable following the date of this Agreement, Seller shall provide to Purchaser a list of each Business Employee setting forth each Business Employee’s vacation and sick leave entitlement, whether the Business Employee is active or on leave (including type of leave), and with respect to any Business Employees residing in Israel, their entitlement to any of the following: commissions (including calculation method and amounts received), overtime payment, accrued vacation, travel entitlement (e.g., travel pay, car, leased car arrangement and car maintenance payments), sick leave entitlement and accrual, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers’ insurance and education fund), their respective contribution rates and the salary basis for such contributions, and whether such employee is subject to Section 14 Arrangement (as defined under the Severance Pay Law (as defined below)) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment or otherwise and on the basis of 100% of the salary as defined in the Israel Severance Pay Law, 5723-1963).

Section 5.8 Financial Obligations. At or prior to the Closing, Purchaser shall at its sole expense use reasonable best efforts to (a) arrange for substitute letters of credit, surety bonds, Purchaser guarantees and other obligations to replace the outstanding letters of credit, surety bonds, guarantees and other contractual obligations entered into by or on behalf of any Seller Entity or any of their respective Affiliates (other than the Purchased Entities) in connection with or relating to the Business (except to the extent relating to Excluded Assets or Retained Liabilities) (such arrangements, including those set forth on Section 5.8 of the Seller Disclosure Schedules, the “Guarantees”), and (b) obtain from the credit or other counterparty a full and irrevocable release of the Seller Entity and its Affiliates (other than the Purchased Entities) that are liable, directly or indirectly for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Guarantees. Purchaser further agrees that to the extent a Seller Entity or any of its Affiliates incurs any cost or expense, or is required to make any payment, in connection with such Guarantees on or after the Closing, Purchaser shall indemnify, defend and hold harmless such Seller Entity and its Affiliates against, and reimburse such Seller Entity and such Affiliates for, any and all such costs, expenses or amounts paid and shall in any event promptly and in no event later than three (3) Business Days after written demand therefor from Seller, reimburse the applicable Seller Entity and any of its Affiliates to the extent that any Guarantee is called upon to the extent such Seller Entity or any of its Affiliates makes any payment or incurs any Liability in respect of any such Guarantee. For any Guarantees for which Purchaser or any of its Affiliates, as applicable, is not substituted in all respects for Seller and its Affiliates (or for which Seller and its Affiliates are not fully released)

effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be fully released in respect thereof), Purchaser and Seller shall cooperate and Purchaser shall use its reasonable best efforts to and shall cause its Affiliates to continue to use their reasonable best efforts to effect such substitution or termination and release for up to twelve (12) months after the Closing. Without limiting the foregoing, neither Purchaser nor any of its Affiliates shall extend or renew any Contract containing or underlying a Guarantee set forth on Section 5.8 of the Seller Disclosure Schedules, or which Seller subsequently identifies in writing to Purchaser prior to such extension or renewal, unless, prior to or concurrently with such extension or renewal, Purchaser or any of its Affiliates are substituted in all respects for Seller and its Affiliates, and Seller and its Affiliates are fully released, in respect of all Liabilities under such Guarantees.

Section 5.9 Use of Names Following Closing.

(a) Purchaser and its Affiliates are not purchasing, acquiring or otherwise obtaining any right, title or interest in Seller Marks, except for the limited right to use such Seller Marks as expressly set forth in this Section 5.9 or to the extent, if at all, expressly set forth in the Purchaser Manufacturing and Supply Agreement, the Seller Manufacturing and Supply Agreement or the ORx Distribution Agreement. Neither Purchaser nor any of its Affiliates shall seek to use or register in any jurisdiction any Seller Marks, or any other Trademark that is confusingly similar to a Seller Mark, or to contest the use, ownership, validity or enforceability of any Seller Mark. To the extent that any Purchased Entity has any rights in, or license with respect to, any Seller Mark, pursuant to any written agreements or otherwise, such rights and licenses shall terminate on the Closing Date without recourse, and Purchaser shall cause any such Purchased Entity to take all necessary action to cause such termination.

(b) Except as otherwise provided in this Section 5.9, Purchaser and its Affiliates shall (i) cease and discontinue all uses of the Seller Marks immediately upon the Closing and (ii) not expressly, or by implication, do business as or represent themselves as Seller or an Affiliate of Seller.

(c) As promptly as practicable after the Closing, Purchaser shall pass the requisite shareholders’ resolutions and board resolutions, make all filings, pay all requisite fees and take all other actions necessary to change the legal names, corporate names and business names of the Purchased Entities and apply for their Organizational Documents and business registration certificate or licenses, as applicable, to be amended to remove any reference to the Seller Marks, in all jurisdictions, and shall promptly take any and all follow-up actions that may be required or requested by any Governmental Entity to effect such changes as soon as practicable.

(d) Except as set forth in Section 5.9(e) and Section 5.9(f), as promptly as practicable after the Closing Date, and in no event later than one hundred twenty (120) days after the Closing, Purchaser and its Affiliates shall destroy or exhaust all materials bearing the Seller Marks, including signage, advertising, promotional materials, Products, product components, packaging materials, inventory, electronic materials, collateral goods, business cards, website content, invoices, receipts, forms, product, training and service literature and materials and other materials (collectively, “Materials”) or shall alter any such Materials so as to remove the Seller

Marks. Except as set forth in Section 5.9(e) and Section 5.9(f), Purchaser, for itself and its Affiliates, agrees that use of the Seller Marks in connection with Materials during the one hundred twenty (120)-day period after the Closing authorized by this Section 5.9(d) shall (i) be only with respect to Materials and services existing in inventory at the Closing, without alteration, and (ii) not be for any materials or services (including new marketing or advertising materials or product, training or service literature) produced, created or developed after the Closing. Except as set forth in Section 5.9(e) and Section 5.9(f), Purchaser, on behalf of itself and its Affiliates, agrees that (x) the Materials and all services offered in connection therewith shall be of a level of quality equal to or greater than the quality of materials and services with respect to which the Business used the Seller Marks immediately prior to the Closing and (y) the Seller Marks will be used in the Materials in the same manner as such Seller Marks were used in connection with the Business as of immediately prior to the Closing.

(e) Subject to compliance with the quality control provisions and other terms of this Section 5.9, Purchaser and its Affiliates shall, during the three (3)-year period after the Closing (the “Artwork Change Period”), have a limited, non-exclusive, non-transferable, non-assignable, non-sublicensable right to use the Seller Marks in connection with the marketing and sale of Products or components thereof (including use on any labels and packaging materials and other Materials related to such Products or components thereof) manufactured by or on behalf of Purchaser or any of its Affiliates during the Artwork Change Period and solely in connection with the Business (the “Change Period Products”); provided, that, Purchaser and its Affiliates shall (i) use the Seller Marks in substantially the same manner as such Seller Marks were used in connection with the Business as of immediately prior to the Closing, and (ii) where reasonably practicable (including after taking into account space availability, legibility and other placement factors) shall include an appropriate notice with the use of the Seller Marks in connection with Change Period Products indicating that the Seller Marks are being used by Purchaser and its Affiliates under a license from, and are owned by, Seller (e.g. “[The applicable Seller Mark] is a registered trademark owned by Seller and is used under license.”).

(f) Purchaser and its Affiliates may sell Products or components thereof using the Seller Marks (including use of the Seller Marks on any labels and packaging materials and other Materials related to such Products or components thereof) during the five (5)-year period after the Closing, but only to the extent that such Products or components thereof, as the case may be, (i) are Change Period Products the Manufacture of which has been completed by, or on behalf of, Purchaser or any of its Affiliates during the Artwork Change Period; or (ii) were acquired by Purchaser at Closing.

(g) From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates from and against any and all Covered Losses incurred or suffered by Seller or any of its Affiliates solely to the extent arising out of, resulting from, or relating to use of any Seller Mark by Purchaser or its Affiliates under Section 5.9(e), including on or in connection with any Change Period Products or the sale or marketing of any Change Period Products (but, for clarity, not with respect to the sale of any acquired inventory) or any Seller Supply Agreement Materials or Purchaser Supply Agreement Materials. Purchaser shall have no indemnification obligation pursuant to the preceding sentence for any claim that the use of the Seller Marks in accordance with this Section 5.9 infringes a third party’s trademark rights or to the extent the Covered Losses incurred or suffered by Seller and its Affiliates arise out of, result from or relate to the use of Seller Marks by, or on behalf of, Seller or its Affiliates.

(h) To comply with Seller’s quality control standards, Purchaser and its Affiliates shall: (i) maintain the quality of the Change Period Products with which such Seller Marks are used at least the same level of quality maintained by Seller prior to the Closing; (ii) comply with all applicable Laws and regulations pertaining to the Products; (iii) use the Seller Marks in accordance with sound trademark usage principles and adhere to Seller’s reasonable instructions regarding use and appearance of the Seller Marks; (iv) upon Seller’s reasonable request, promptly provide Seller representative samples of, and other information with respect to, the Products with which the Seller Marks are used or otherwise provide Seller confirmation that applicable quality standards are being met or exceeded, and promptly correct, to Seller’s reasonable satisfaction, any material deficiencies in quality identified by Seller; and (v) not use the Seller Marks in any manner that would tarnish, disparage or otherwise materially damage the reputation and goodwill associated with such Seller Marks.

(i) All goodwill arising from the use of the Seller Marks as described in this Section 5.9 shall inure to the sole and exclusive benefit of Seller and Seller’s Subsidiaries.

(j) Any packaging, promotional and advertising material for the Products sold by Purchaser bearing any Seller Marks shall include all appropriate legal notices as required by Law.

Section 5.10 Insurance.

(a) Subject to Section 5.10(b), from and after the Closing Date, the Purchased Entities, the Purchased Assets and the Assumed Liabilities, and the operations, assets and Liabilities of the Business, will cease to be insured by Seller’s or its Subsidiaries’ insurance policies or by any of their self-insured programs, and neither Purchaser nor its Affiliates (including the Purchased Entities) will have any access, right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds or return premium) to cover the Purchased Assets, the Assumed Liabilities, or the operations, assets and Liabilities of the Business. Seller and its Subsidiaries may amend any insurance policies in the manner they deem appropriate to give effect to this Section 5.10(a). From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Purchased Assets, the Assumed Liabilities and the operations, assets and Liabilities of the Business. Subject to Section 5.10(b), Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Purchased Assets, the Assumed Liabilities or the operations, assets and Liabilities of the Business, under or in respect of any past or current insurance policy under which Seller or any of its Affiliates is a named insured.

(b) Seller and its Subsidiaries will keep each of the workers compensation insurance policies set forth on Section 5.10(b) of the Seller Disclosure Schedule (“Workers Compensation Policies”), or suitable replacements the Workers Compensation Policies, in full force and effect through the Closing. Notwithstanding the last sentence of Section 5.11, with respect to claims relating to acts, omissions, events or circumstances relating to Business Employees that occurred or existed prior to the Closing that are covered by Workers

Compensation Policies (“Pre-Closing WC Claims”), Seller authorizes Purchaser to report Pre-Closing WC Claims directly to the provider of such Workers Compensation Policies (the “WC Insurer”) and shall use commercially reasonable efforts to assist Purchaser’s efforts to obtain the benefit of such insurance coverage; provided that Purchaser shall keep Seller reasonably informed and shall exclusively bear and shall promptly repay or reimburse Seller and its Subsidiaries for the amount of each claim, including any deductibles or self-insured retentions associated with any claims under the Workers Compensation Policies, and shall be liable for and indemnify and hold harmless Seller and its Affiliates against all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Seller shall, on a quarterly basis, submit an invoice to Purchaser for any amounts payable to the WC Insurer in respect of such claims, which Purchaser shall promptly (and in any event within ten (10) calendar days) reimburse to Seller.

Section 5.11 Further Assurances; Misallocated Assets; Mail; Monies and Products Received.

(a) From and after the Closing Date, each of the Parties shall, and shall cause their respective Affiliates to, promptly execute, acknowledge and deliver any additional documents, instruments or conveyances reasonably requested by a Party to further perfect or evidence the consummation of, or otherwise implement, the Transaction or the other transactions contemplated by this Agreement, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and must not impose upon any Party any material Liability, risk, obligation, loss, cost or expense not contemplated by this Agreement. Purchaser and Seller will reimburse each other for any reasonable out-of-pocket expenses incurred by such Party and such Party’s Affiliates to provide the cooperation set forth in the preceding sentence.

(b) Subject to Section 2.10, if, following the Closing, (i) any Excluded Asset is found to have been transferred to Purchaser or its Affiliates, either directly or indirectly (including as a result of such Excluded Assets having been located at the Transferred Owned Real Property or Transferred Leased Property, or not having been transferred out of the Purchased Entities), Purchaser shall transfer, or shall cause its Affiliates (including the Purchased Entities) to transfer, at no cost, such Excluded Asset as soon as practicable to the Seller Entity indicated by Seller in writing, or any Purchased Asset is found to have been retained by any Seller Entity, either directly or indirectly, Seller shall transfer, or shall cause the other Seller Entities to transfer, at no cost, such Purchased Asset as soon as practicable to Purchaser or an Affiliate, indicated by Purchaser in writing.

(c) Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser, or the Purchased Entity designated by Purchaser in writing, any monies or checks related to the Business or the Purchased Entities that have been sent to Seller or any of its Affiliates after the Closing Date by customers, suppliers or other contracting parties of the Business or the Purchased Entities, in each case to the extent that they are in respect of a Purchased Asset or Assumed Liability.

(d) Purchaser shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Seller, or the Seller Entity designated by Seller in writing, any monies or checks that have been sent to Purchaser or any of its Affiliates after the Closing Date, in each case to the extent that they are in respect of an Excluded Asset or Retained Liability.

(e) After the Closing Date, each of Seller and its Affiliates and Purchaser and its Affiliates may receive mail and other communications properly belonging to the other Party (or the other Party’s Affiliates). Accordingly, at all times after the Closing Date:

(i) Seller authorizes Purchaser and its Affiliates to receive and open all mail and other communications that they receive that are not unambiguously intended for Seller (or its Affiliates) or their respective officers or directors, and to retain the same to the extent that they relate to the business of Purchaser or, to the extent that they do not relate to the business of Purchaser, Purchaser shall promptly deliver such mail or other communications (or, if the mail or other communications relate to both businesses, copies of the same) to Seller; and

(ii) Purchaser authorizes Seller and its Affiliates to receive and open all mail and other communications that they receive that are not unambiguously intended for Purchaser (or its Affiliates) or their respective officers or directors, and to retain the same to the extent that they relate to the business of the Seller or, to the extent that they do not relate to the business of the Seller, the Seller shall promptly deliver such mail or other communications (or, if the mail or other communications relate to both businesses, copies of the same) to Purchaser.

The provisions of this Section 5.11(e) are not intended to, and shall not be deemed to, constitute an authorization by either Seller or Purchaser to permit the other Party to accept service of process on its behalf, and neither Party is or shall be deemed to be the agent of the other Party for service of process purposes.

(f) If any Products are received by Seller or any of its Subsidiaries after the Closing, Seller shall or shall cause such Subsidiary to ship such Products to Purchaser, or Purchaser’s stated representative, at Purchaser’s sole cost and expense. Purchaser shall have the sole responsibility for accepting and processing all returns of Products following the Closing and disbursing refunds and credits in respect thereof (whether such Products were sold prior to, on or after the Closing Date). Within fifteen (15) days after notification from Seller or its Subsidiaries, Purchaser shall reimburse Seller or such Subsidiary for all customer claims made against Seller or such Subsidiary in the form of invoice deductions for amounts associated with such returned Products which are received by Seller or its Subsidiaries or their respective agents after the Closing.

Section 5.12 Litigation Support; Non-Indemnified Claims. From and after the Closing, Purchaser and its Affiliates, on the one hand, and Seller and its Subsidiaries, on the other hand, shall reasonably cooperate with each other in the defense or settlement of any Liabilities or Proceedings involving the Purchased Assets, Assumed Liabilities, Excluded Assets or Retained Liabilities, for which the other Party has responsibility under this Agreement, by providing the other Party and such other Party’s legal counsel (at such other Party’s expense) reasonable access to current employees, contractors, records, documents, data, equipment, facilities, products and other information as such other Party may reasonably request, to the extent maintained or under the possession or control of such Party and its Affiliates; provided that either Party may restrict the foregoing access or the provision of such information to the extent that

(i) applicable Law requires such Party or any of its Affiliates, as applicable, to restrict or prohibit such access or the provision of such information,

(ii) providing such access or information would breach any obligation of confidentiality to which a Party or any of its Affiliates may be subject, or

(iii) the information relates to the Transaction or the other transactions contemplated by this Agreement or the other Transaction Documents or

(iv) providing such access or disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney–client or other applicable privilege or protection (provided, that such Party and its Affiliates shall use its reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection, it being understood that this clause (iv) shall not restrict the provision of access or disclosure of information, in each case, that is subject to the Common Interest Agreement).

The requesting Party shall reimburse the other Party for its reasonable internal costs of legal department and IT employees and out-of-pocket expenses paid to third parties, in each case in performing its obligations under this Section 5.12. The Parties agree that, with respect to any matters that are the subject of (x) this Section 5.12 and Section 6.5, the provisions of Section 6.5 (and not this Section 5.12) shall control, or (y) this Section 5.12 and Article IX, the provisions of Article IX (and not this Section 5.12) shall control.

Section 5.13 Directors’ and Officers’ Indemnification. All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of any present or former manager, partner, director or officer of any of the Purchased Entities (each, a “D&O Indemnified Party”) as provided in the Organizational Documents of the Purchased Entities, or any indemnification agreement between such D&O Indemnified Party and any of the Purchased Entities that is disclosed on Section 3.11(a) of the Seller Disclosure Schedules (collectively, “D&O Indemnified Party Arrangements”) shall survive the Closing for six (6) years and Purchaser shall not, and following the Closing shall cause the Purchased Entities not to, terminate, amend, repeal or otherwise modify any such rights with respect to any conduct, act, omission or occurrence at or prior to the Closing in any manner that would adversely affect any such D&O Indemnified Party.

Section 5.14 Bulk Transfer Laws. Purchaser acknowledges that Seller and its Subsidiaries have not taken, and do not intend to take, any action required to comply with any applicable so-called “bulk sale” or “bulk transfer” Laws or similar Laws, and Purchaser waives, to the fullest extent permitted by applicable Law, compliance by Seller and its Subsidiaries with the provisions of any such Laws of any jurisdiction in connection with the sale of the Purchased Assets.

Section 5.15 Purchaser Financing; Financing Cooperation.

(a) On or prior to the Closing Date, Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain funds sufficient to fund any amount payable by Purchaser (or its Affiliates) in connection with the transactions contemplated by this Agreement, including the Closing Purchase Price, the Final Purchase Price, any other amounts payable by Purchaser (or its Affiliates) under any Transaction Document, and the payment of all of Purchaser’s and its Affiliates’ costs and expenses incurred in the evaluation, negotiation and execution of the Transaction and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, advisable or proper to obtain the proceeds of the Financing contemplated by the Commitment Letters (including, in the event all conditions contains in any Commitment Letter or the Definitive Debt Financing Agreements (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied, using reasonable best efforts to (x) cause the Debt Financing Sources thereunder or the Guarantors, as applicable, to comply with their respective obligations, including to fund the Financing and to pay related fees and expenses on the Closing Date and (y) to comply with its obligations and enforce its rights under the Commitment Letters and Definitive Debt Financing Agreements, in each case, in a timely and diligent manner) on or prior to the Closing Date on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to

(i) maintain in effect the Commitment Letters and any Definitive Debt Financing Agreements and comply with its obligations under the Commitment Letters and any Definitive Debt Financing Agreements,

(ii) satisfy on a timely basis, and in a manner that will not impede the ability of the Parties to consummate the Transaction promptly upon the Closing Date, all conditions to the funding of the Financing set forth in the Commitment Letters and the Definitive Debt Financing Agreements, and

(iii) negotiate and enter into definitive debt financing agreements on the terms and conditions contemplated by the Debt Commitment Letter (including, if necessary, any “flex” provisions) (the “Definitive Debt Financing Agreements”).

Purchaser shall keep Seller informed on a regular and current basis and in reasonable detail of the status of Purchaser’s efforts to arrange the Financing contemplated by the Commitment Letters and any other financing and shall give Seller prompt notice of (x) any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, a material adverse impact on the Financing contemplated by the Commitment Letters or (y) any breach by any party to the Commitment Letters or Definitive Debt Financing Agreements of which Purchaser has become aware.

(b) Prior to the Closing, Purchaser shall not, and shall cause its Affiliates not to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, the Commitment Letters or Definitive Debt Financing Agreements without Seller’s prior written consent; provided that, for the avoidance of doubt, Purchaser may, without Seller’s prior written consent:

(i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter or Definitive Debt Financing Agreements that would not, and would not reasonably be expected to, (A) reduce the aggregate amount of the Debt Financing contemplated by the Debt Commitment Letter unless such reduced portion of the available Debt Financing is substantially simultaneously replaced with an amount of new equity financing on terms no less favorable in any material respect to Seller than the terms set forth in the Equity Commitment Letter, (B) adversely affect the ability of Purchaser to enforce its rights against any other party to the Debt Commitment Letter or the Definitive Debt Financing Agreements, in each case, as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date of this Agreement, or (C) prevent, delay in any material respect or impede the consummation of the Transaction, the Debt Financing or the other transactions contemplated by this Agreement; and

(ii) amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement, so long as any such addition would not reasonably be expected to prevent, delay in any material respect or impede the consummation of the Transaction, the Debt Financing or the other transactions contemplated by this Agreement;

but only, with respect to clauses (i) and (ii), to the extent doing so would not impose new or additional conditions precedent or expand any existing condition precedent to the receipt and availability of the Debt Financing. Upon any such amendment, replacement, supplement, modification or waiver, the terms “Debt Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Debt Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended, replaced, supplemented or modified. Purchaser shall promptly deliver to Seller copies of any such amendment, replacement, supplement or other modification of the Debt Commitment Letter and/or any such waiver of a provision of the Debt Commitment Letter.

(c) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any flex provisions) contemplated in the Debt Commitment Letter, or the Debt Commitment Letter or any of the Definitive Debt Financing Agreements are withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor, then Purchaser shall

(i) use reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing in an amount sufficient to consummate the transactions contemplated by this Agreement and pay the Closing Purchase Price, the Final Purchase Price and any other amounts due from Purchaser under this Agreement or under any other Transaction Document and on terms and conditions (including any “flex” provisions) not less favorable to Purchaser in the aggregate than the terms and conditions set forth in the Debt Commitment Letter (including any “flex” provisions) and

(ii) promptly notify Seller of such unavailability and the reason for such unavailability.

In the event any alternative financing is obtained in accordance with this Section 5.15(c) (“Alternative Financing”), references in this Agreement to the “Debt Financing” shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the “Debt Commitment Letter” and the “Definitive Debt Financing Agreements” shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Purchaser pursuant to this Section 5.15 shall be applicable thereto to the same extent as Purchaser’s obligations with respect to the Debt Financing.

(d) Seller Cooperation.

(i) Seller shall use its reasonable best efforts to, and shall use reasonable best efforts to cause its Subsidiaries to, provide such cooperation as is reasonably requested by Purchaser, in connection with the Debt Financing and is customarily provided for borrowers in financings of the type contemplated by the Debt Commitment Letter, including using reasonable best efforts to: (A) furnish Purchaser and the Debt Financing Sources as promptly as practicable with (x) customary financial and other pertinent information regarding the Business, the Purchased Assets and the Assumed Liabilities (including the Required Information) as may be reasonably requested by Purchaser or the Debt Financing Sources and promptly providing Purchaser with any supplements to such information reasonably requested by Purchaser or the Debt Financing Sources and (y) customary authorization letters for inclusion in the marketing materials for the Debt Financing and customary “know your customer” certifications pursuant to 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”); (B) cause senior management of the Business to participate in the marketing activities undertaken in connection with the marketing of the Debt Financing, including (1) assisting with Purchaser’s preparation of a customary confidential information memorandum, presentations and other offering materials, (2) due diligence sessions and (3) a reasonable number of road shows and meetings (including customary one-on-one meetings) with prospective lenders and ratings agencies, at reasonable times and with reasonable advance notice; (C) obtain customary surveys and title insurance as reasonably requested by Purchaser or the Debt Financing Sources and customary for financings similar to the Debt Financing; (D) cause the Purchased Entities to (1) execute and deliver on the

Closing Date, one or more credit or other agreements on terms reasonably satisfactory to Purchaser and the Debt Financing Sources in connection with the Debt Financing as well as any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates or documents as may be reasonably requested by Purchaser or the Debt Financing Sources (including a certificate of the chief financial officer or similar officer of each Purchased Entity with respect to solvency matters of the Purchased Entities on a consolidated basis), (2) otherwise reasonably facilitate the pledging of collateral and (3) take all necessary corporate or other entity actions to facilitate all of the foregoing (it being understood that no Purchased Entity shall be required to execute any such Contracts, certificates or documents prior to the Closing Date); and (E) at least four (4) Business Days prior to the Closing Date, provide all documentation and other information about the Business, the Purchased Assets and the Assumed Liabilities as is reasonably requested in writing by the Debt Financing Sources at least ten (10) days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

(ii) Notwithstanding the foregoing, neither Seller nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 5.15(d):

(A) that would require Seller, its Subsidiaries or any other Persons who are directors or officers of Seller or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing, provided that the Purchased Entities and their respective Representatives shall cooperate with Purchaser to replace any officers and directors of the Purchased Entities who will not be employed thereby immediately after Closing with Persons designated by Purchaser and to add any officers and directors designated by Purchaser, such replacements and additions to become effective immediately at Closing,

(B) that would require Seller, its Subsidiaries (other than any Purchased Entity) or any other Persons to execute or deliver any certificate, opinion, document, instrument or agreement or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement (other than customary “know your customer” certifications pursuant to the Beneficial Ownership Regulation and customary authorization letters in connection with the Debt Financing marketing materials),

(C) that would require any Purchased Entity to execute or deliver any certificate, opinion, document, instrument or agreement, or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, in each case, that would be effective prior to the Closing,

(D) that would cause Seller or any of its Subsidiaries to breach any representation or warranty in this Agreement,

(E) that would require Seller or any of its Subsidiaries to pay any commitment or other similar fee or incur any Liability or obligation in connection with the Debt Financing,

(F) that could cause any director, officer or employee or stockholder of Seller or any of its Subsidiaries (other than, after the Closing, a Purchased Entity) to incur any personal Liability,

(G) that could reasonably be expected to conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, any of their respective Organizational Documents, or any applicable Law or material Contract,

(H) that provides access to or discloses information that Seller or any of its Subsidiaries determines would jeopardize any attorney–client privilege of Seller or any of its Subsidiaries,

(I) to prepare (x) except for the Required Information, any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice or (y) any projections or pro forma financial statements, or

(J) that would unreasonably interfere with the ongoing operations of its or its Affiliates’ businesses (including the Business).

Nothing contained in this Section 5.15(d) or otherwise shall require Seller or any of its Subsidiaries (other than any Purchased Entity) to be an issuer or other obligor with respect to the Debt Financing or require any Purchased Entity to be an issuer or other obligor with respect to the Debt Financing prior to the Closing. Purchaser shall, promptly upon request by Seller, reimburse Seller and its Affiliates for all reasonable and documented out-of-pocket costs incurred by any of them or their respective Representatives in connection with fulfilling their respective obligations pursuant to this Section 5.15(d) (including reasonable attorneys’ fees). Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the provisions contained in this Section 5.15(d) represent the sole obligations of Seller and any of its Subsidiaries and any of their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Purchaser or any of its Affiliates with respect to the transactions contemplated by this Agreement and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Transaction Documents shall be deemed to expand or modify such obligations. Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by them in connection with the Financing or any other financing by Purchaser or any of its Affiliates (including the arrangement thereof) and any information used in connection therewith (other than information used in connection therewith and provided to Purchaser in writing by Seller (including the Required Information), and other than in connection with or relating to the fraud, gross negligence or breach of this Agreement by Seller). The reimbursement and indemnification obligations of Purchaser set forth in this Section 5.15(d) are referred to, collectively, as the “Reimbursement Obligations.”

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of Purchaser’s obligations hereunder.

Section 5.16 Licenses.

(a) To Purchaser. Effective as of the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller and its Subsidiaries grant to Purchaser and its Subsidiaries, including the Purchased Entities, a perpetual (except in the case of licenses in respect of (x) Patents, which will expire upon the expiration of the applicable Patent and (y) copyrights, which will expire upon the expiration of the term of such Copyright), non-exclusive, irrevocable, non-transferable (except as provided pursuant Section 5.16(d)), royalty-free, fully paid-up, world-wide right and license:

(i) under the Seller Licensed Patents, to make, have made, import, use, offer to sell, sell, and otherwise provide any product or service, including to practice any method, process or procedure claimed in any of the Seller Licensed Patents, in each case so long as such Seller Licensed Patents are not used to make, have made, use, sell, offer for sale, market, import, develop of Manufacture products for over the counter pharmaceutical products; and

(ii) under the Seller Licensed IP, to copy, use, modify and otherwise exploit the Purchased Assets and make, have made, use, sell, offer for sale, market, import, develop and Manufacture products, and to otherwise operate the Business following the Closing so long as during the ten-year period after the Closing the Seller Licensed IP is not used to make, have made, use, sell, offer for sale, market, import, develop or Manufacture products for over the counter pharmaceutical products.

(b) To Seller. Effective as of the Closing, on the terms and subject to the conditions set forth in this Agreement, Seller and its Subsidiaries shall retain, and Purchaser and its Subsidiaries, including the Purchased Entities, hereby grant to Seller and its Subsidiaries, a non-exclusive, irrevocable, non-transferable (except as provided pursuant Section 5.16(d)), royalty-free, fully paid-up, world-wide right and license:

(i) under the Business Patents, to make, have made, import, use, offer to sell, sell, and otherwise provide any product or service, including to practice any method, process or procedure claimed in any of Business Patents, in each case so long as such Business Patents are not used to make, have made, use, sell, offer for sale, market, import, develop of Manufacture prescription pharmaceutical products; and

(ii) under the Purchaser Licensed IP, to copy, use, modify and otherwise exploit the Excluded Assets and to make, have made, use, sell, offer for sale, market, import, develop and Manufacture products, and to otherwise operate the businesses of Seller and its Subsidiaries following the Closing, so long as during the ten-year period after the Closing the Purchaser Licensed IP is not used to make or have made, use, sell, offer for sale, market, import, develop or Manufacture prescription pharmaceutical products.

(c) Sublicensing.

(i) Each Party (and its Subsidiaries), as a licensee under the licenses set forth in this Section 5.16 (such parties in such capacity, a “Licensee”), may sublicense the license and rights granted to it by the other Party and its Subsidiaries (such parties in such capacity a “Licensor”) under Section 5.16(a)(ii) and Section 5.16(b)(ii), respectively, freely to a third party in connection with the operation of the Licensee’s business in the ordinary course, including in connection with its products; provided, that the Licensee shall treat any material Trade Secrets or confidential information that embodies, or is, Purchaser Licensed IP or Seller Licensed IP, as the case may be, licensed to the Licensee in the same manner, and with the same degree of care, that it treats its own like confidential information and Trade Secrets, but in no event with less than reasonable care, and Licensee shall not disclose such Trade Secrets or confidential information licensed to it hereunder to a third party, except in connection with the disclosure of such Licensee’s own confidential information or Trade Secrets of at least comparable importance and value and on the same terms.

(ii) The licenses set forth in Section 5.16(a)(i) and Section 5.16(b)(i) are not sublicenseable by the applicable Licensee except as provided in Section 5.16(e).

(d) Transfer of Licenses. Except as expressly set forth herein, neither Licensee may assign or transfer the licenses granted to it pursuant to this Section 5.16 directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, without the other Party’s prior written consent (which consent shall not be unreasonably conditioned, delayed or withheld). Notwithstanding the foregoing, (A) a Licensee may assign such licenses to a third party, or permit a third party to assume such license, in connection with an acquisition of such Licensee (whether by stock or asset sale or merger or otherwise) or the sale of substantially all of the assets of Licensee to which this Agreement relates, to such third party, and (B) such licenses may, in whole or in part, be assigned or transferred to, or assumed by, an Affiliate of Licensee. Any assignment in violation of this Section 5.16(d) shall be null and void from the beginning. Notwithstanding the foregoing, nothing set forth herein shall limit either Party as Licensor from licensing, selling or otherwise disposing of any of its Intellectual Property Rights licensed to the other Party hereunder; provided that none of the foregoing shall impact the rights and licenses with respect to such Intellectual Property Rights hereunder.

(e) Rights of Subsidiaries.

(i) All rights and licenses granted under this Section 5.16 extend to each entity that is a Party’s Subsidiary but only for so long as such entity is a Subsidiary and, accordingly, except as provided in Section 5.16(e)(ii) the license to such entity shall terminate upon such entity ceasing to be a Subsidiary of such Party.

(ii) Notwithstanding the limitations on sublicensing set forth in Section 5.16(c), if a Licensee divests a Subsidiary or business unit or product line (including in a sale to a third party or in a public offering) such that such entity is no longer a Subsidiary (a “Divested Entity”), upon providing written notice of such divestiture to the other Party, Licensee may grant the Divested Entity a sub-license under the licenses granted to Licensee pursuant to this Section 5.16, but only in connection with the products, product lines and services offered by such Divested Entity at the time it ceased to become a Subsidiary or business unit or product line of Licensee, and natural evolutions of such products, product lines or services that are of the same general type. Such sublicense grant to the Divested Entity in accordance with the foregoing shall not affect or limit the licenses granted to Licensee or the obligations and duties of Licensee hereunder.

(f) Bankruptcy Rights. All rights and licenses granted to a Licensee hereunder, are, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of “intellectual property rights” within the scope of Section 101 of the Bankruptcy Code. The Licensor acknowledges that the Licensee, as a licensee of such rights and licenses hereunder, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Each Licensor irrevocably waives all arguments and defenses arising under 11 U.S.C. § 365(c)(1) or successor provisions to the effect that applicable Law excuses such Licensor from accepting performance from or rendering performance to an entity other than the debtor or debtor-in-possession as a basis for opposing assumption of the licenses granted by this Section 5.16 in a case under Chapter 11 of the Bankruptcy Code to the extent that such consent is required under 11 U.S.C. § 365(c)(1) or any successor statute.

Section 5.17 Data Room DVD. Seller shall deliver to Purchaser no later than five (5) Business Days after the date hereof a Digital Versatile Disc (DVD) or comparable medium reasonably acceptable to Purchaser (it being understood that a downloadable version of the Data Room shall be acceptable to Purchaser) that contains a true and complete electronic copy of the Data Room as of 5:00 p.m. Eastern Time on the day prior to the date of this Agreement.

Section 5.18 Non-Solicitation of Employees.

(a) For a period of eighteen (18) months from the Closing Date, without the prior written consent of Purchaser, Seller shall not, and shall cause its Subsidiaries not to, solicit for employment, employ, or engage as a consultant, any Key Employee as of immediately prior to the Closing who shall have become employed by Purchaser or its Subsidiaries as of immediately following the Closing (or, in the case of a Delayed Transfer Employee, as of the date of such applicable Delayed Transfer Employee’s commencement of employment by Purchaser or its Subsidiaries) provided that Seller and its Subsidiaries shall not be precluded from soliciting or hiring any such individual whose employment ceased at least six (6) months prior to commencement of employment discussions between Seller or its Subsidiaries and such individual; and provided, further, that Seller and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.

(b) For a period of eighteen (18) months from the Closing Date, without the prior written consent of Seller, Purchaser shall not, and shall cause its Subsidiaries (including the Purchased Entities) not to, solicit for employment, employ, or engage as a consultant, any employee of Seller or its Subsidiaries who has base salary equal to or greater than $200,000 as of immediately prior to the Closing (other than any Business Employee who shall have become employed by Purchaser or its Subsidiaries as of immediately following the Closing (or in the case of a Delayed Transfer Employee, as of the date of such applicable Delayed Transfer Employee’s commencement of employment by Purchaser or its Subsidiaries); provided that Purchaser and its Subsidiaries shall not be precluded from soliciting or hiring any such individual whose employment ceased at least six (6) months prior to commencement of employment discussions between Purchaser or its Subsidiaries and such individual; and provided, further, that Purchaser and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any such Persons described above.

Section 5.19 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement, Seller shall not, and shall not authorize or cause any of its Affiliates or any of their respective Representatives to, directly or indirectly, (a) initiate, solicit, engage, or knowingly encourage or participate in (including by way of furnishing confidential information) discussions or negotiations with or enter into any agreement with any Person or other group or entity (other than Purchaser or any of its Affiliates or Representatives) concerning or relating to the acquisition, sale, lease, license or other disposition of all or a significant portion of the assets of the Business (including by merger, consolidation, sale of Equity Securities, recapitalization, restructuring or other business combination transaction), (each, an “Acquisition Proposal”), (b) disclose, directly or indirectly, to any Person who, to Seller’s knowledge, is considering an Acquisition Proposal any confidential information concerning the Business, the Purchased Assets or the Assumed Liabilities, or (c) enter into any understanding, agreement or commitment with any third party concerning any Acquisition Proposal. Seller shall notify Purchaser within two (2) Business Days of receiving any proposals, offers or inquiries by any Person in respect of the foregoing.

Section 5.20 Gage Buyback Reimbursements. Without limiting any of Purchaser’s obligations pursuant to Section 2.8, no later than the date that is 180 days after the Closing Date, Purchaser shall deliver to Seller, by wire transfer of immediately available funds, an amount in cash equal to the aggregate amount of Gage Payments made by Seller or any of its Subsidiaries (in accordance with the terms of the Contracts relating to such Gage Payments) from the date hereof through the Closing, it being understood that in no event shall Purchaser be entitled to any set off or other similar rights with respect to the obligation to make such reimbursement based on any amounts owed to Purchaser or any of its Affiliates or any other matter. Within two Business Days after any such payment is made by Seller or any of its Subsidiaries prior to the Closing, Seller shall notify Purchaser in writing of the payment and amount of payment in respect of each such Gage Payment. On the Closing Date, Seller shall also deliver to Purchaser a schedule of such Gage Payments that have been made by Seller in respect of which Seller is to be reimbursed pursuant to this Section 5.20.

Section 5.21 Financial Information. Seller shall use commercially reasonable efforts to furnish Purchaser, for each calendar month ending after the date of this Agreement and prior to the Closing, reasonably promptly following the time after the end of such month when such information is made available in connection with Seller’s ordinary course financial reporting processes, with an unaudited pre-Tax balance sheet for Seller’s Prescription Pharmaceutical Segment as of the end of each such month and unaudited pre-Tax income statement information for Seller’s Prescription Pharmaceutical Segment for each such month.

Section 5.22 Common Interest and Confidentiality Agreement. At the Closing, Seller and Purchaser shall enter into a common interest and confidentiality agreement on mutually agreed-upon terms, it being agreed that such terms shall be customary and reasonably acceptable to Seller and Purchaser and shall be negotiated in good faith as promptly as reasonably practicable after the date of this Agreement (the “Common Interest Agreement”).

Section 5.23 Rx to OTC Switches.

(a) For five years after the Closing, if the Reference Listed Drug in any abbreviated new drug application in respect of a Product is switched from a prescription indication to an over-the-counter indication (a “Rx to OTC Switch Product”), then, prior to entering into any arrangement with any third party for the commercialization, marketing, distribution or sale of such Rx to OTC Switch Product (a “Switch Product Arrangement”), Purchaser and any Purchaser Designee shall, and shall cause their respective Subsidiaries (including the Purchased Entities) to, give written notice to Seller stating the Business’ intention to seek a third party to enter into a Switch Product Arrangement with respect to such Rx to OTC Switch Product (a “Switch Product Notice”).

(b) Within thirty (30) days of receipt of a Switch Product Notice (the “Seller Review Period”), Seller may deliver a notice to Purchaser (a “Switch Product Offer Notice”) specifying the terms and conditions on which Seller would be willing to enter into a Switch Product Arrangement with Purchaser with respect to such Rx to OTC Switch Product. Purchaser will not, nor will any Purchaser Designee or any Subsidiary of Purchaser or any Purchaser Designee, enter into a Switch Product Arrangement with respect to such Rx to OTC Switch Product with any third party prior to the end of such Seller Review Period, and if Seller submits a Switch Product Offer Notice prior to the end of the Seller Review Period, Purchaser or the applicable Purchaser Designee or Subsidiary will consider in good faith such offer, provided that none of Purchaser, the applicable Purchaser or any such Subsidiary shall be obligated to enter into any Switch Product Arrangement with Seller with respect to such Rx to OTC Switch Product, and after the end of the Seller Review Period, Purchaser, any Purchaser Designee or any of their respective its Subsidiaries (including the Purchased Entities) will be free to enter into any Switch Product Arrangement with any third party or Affiliate with respect to such Rx to OTC Switch Product.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.1 Tax Sharing Agreements. To the extent relating to the Purchased Entities, Seller shall terminate or cause to be terminated, on or before the Closing Date, all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Purchased Entities, on the one hand, and Seller or any of its Subsidiaries (other than the Purchased Entities), on the other hand, are parties, and none of Seller, any of its Subsidiaries, any of the Purchased Entities or any of their respective Subsidiaries shall have any rights or obligations thereunder after the Closing.

Section 6.2 Section 336/338 Elections; Transaction Tax Treatment.

(a) Seller and Purchaser shall cooperate with each other and shall (or shall cause their relevant Affiliates to) jointly make a timely and irrevocable election, at the election of Purchaser, under Section 338(h)(10) or Section 336(e) of the Code (and any corresponding elections under any applicable state or local Tax Law) with respect to the acquisition of the Section 336/338 Entities pursuant to this Agreement (collectively, the “Section 336/338 Elections”). Seller and Purchaser agree not to take any action that could cause the Section 336/338 Elections to be invalid and shall take no position contrary thereto unless required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of other applicable Tax Law).

(b) Seller and Purchaser shall (and shall cause their relevant Affiliates to) cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 336/338 Elections, including IRS Forms 8023 and 8883, as may be applicable, and any similar forms under applicable state and local income Tax Laws (collectively, the “Section 336/338 Forms”) in a manner consistent with the Allocation. Seller and Purchaser shall (or shall cause their relevant Affiliates to) each timely file such Section 336/338 Forms with the applicable Taxing Authorities as such Party is (or their relevant Affiliates are) required by applicable Law to file, and the Party that is required to make such filing shall deliver a draft of each such Section 336/338 Form to the other Party at least thirty (30) days before the applicable filing due date (taking into account any extension of time permitted by applicable Law for filing) and shall incorporate any revision that is reasonably requested by the other Party (for the avoidance of doubt, it being understood that any revision that is not consistent with the Transaction Tax Treatment or the Allocation shall not be considered reasonable). Each of Seller and Purchaser agrees that it shall not, and shall not permit any of its Affiliates to, revoke the Section 336/338 Elections following the filing of the Section 336/338 Forms without the prior written consent of Purchaser and Seller, respectively.

(c) In the case of each Section 336/338 Election under Section 338(h)(10) of the Code (a “Section 338(h)(10) Election”), prior to the Closing, Seller and Purchaser shall agree on the form and content of and shall incorporate any revision that is reasonably requested by the other Party (for the avoidance of doubt, it being understood that any revision that is not consistent with the Transaction Tax Treatment shall not be considered reasonable), and at the Closing, Seller and Purchaser shall each deliver to the other Party one or more duly executed IRS Forms 8023 that reflects such Section 338(h)(10) Election (and any analogous forms required to effectuate such Section 338(h)(10) Election for state or local Tax purposes). In the case of each Section 336/338 Election under Section 336(e) of the Code, the Seller shall prepare and deliver to Purchaser at or prior to the Closing (i) an agreement for each applicable Section 336/338 Entity reflecting a binding agreement to make such Section 336(e) Election for such Section 336/338 Entity, with such agreement executed by each applicable Section 336/338 Entity and the actual or deemed Seller Entity of such Section 336/338 Entity, as provided in Treasury Regulations Section 1.336-2(h), which agreement shall be reasonably satisfactory in form and substance to Purchaser, and (ii) drafts of the Section 336(e) election statements described in Treasury Regulations Section 1.336-2(h)(5) and (6), which statements shall be reasonably satisfactory in form and substance to Purchaser.

(d) For all U.S. federal income (and applicable state and local income) Tax purposes, Seller and Purchaser agree to (and agree to cause their respective Affiliates to) treat (i) the sale of the Direct Purchased Entity Shares of each of the Disregarded Entities pursuant to this Agreement as a sale of the assets of each such Disregarded Entity (and the assets of any of its relevant disregarded Subsidiaries) by the applicable Seller Entity, (ii) the sale or deemed sale of the Purchased Entity Shares of Cobrek Pharmaceuticals, Inc. and Section 336/338 Entities with respect to which no Section 336/338 Election is made pursuant to this Agreement as a sale of the shares of such entity by the applicable Seller Entity and (iii) the sale or deemed sale of the Purchased Entity Shares of the Section 336/338 Entities with respect to which a Section 336/338 Election is made pursuant to this Agreement in accordance with Treasury Regulations Section 1.338(h)(10)-1 or Treasury Regulations Section 1.336-2, as applicable (the treatment described in clauses (d)(ii) and (d)(iii) above, the “Transaction Tax Treatment”).

Section 6.3 Purchase Price Allocation.

(a) For Tax purposes, Seller and Purchaser agree to (and agree to cause their respective Affiliates to) allocate the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes among the assets and shares deemed sold for U.S. federal income tax purposes in accordance with this Section 6.3.

(b) No later than sixty (60) days after the date on which the Purchase Price is finally determined pursuant to Section 2.9, Seller shall deliver to Purchaser a proposed allocation of the Purchase Price (as finally determined pursuant to Section 2.9) and any other items that are treated as additional consideration for Tax purposes among the Purchased Assets (including if applicable among the assets of any Disregarded Entity that is organized under the laws of the United States or any state thereof and any Section 336/338 Entity), which allocation shall incorporate, reflect and be consistent with the Transaction Tax Treatment, and be determined in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Seller’s Allocation”). If Purchaser disagrees with the Seller’s Allocation, Purchaser may, within thirty (30) days after delivery of the Seller’s Allocation, deliver a notice (“Purchaser’s Allocation Notice”) to Seller to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation. If Purchaser’s Allocation Notice is duly and timely delivered, Seller and Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (and other relevant amounts). If Seller and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. Any allocation of the Purchase Price (and other relevant amounts) determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the Transaction Tax Treatment and the terms of this Agreement. Any costs and expenses of the Independent Accounting Firm incurred pursuant to this Section 6.3(b) shall be borne equally by the Seller, on the one hand, and Purchaser, on the other hand. The allocation, as prepared by Seller if no Purchaser’s Allocation Notice has been timely given, as adjusted pursuant to any agreement between Seller and Purchaser or as determined by the Independent Accounting Firm pursuant to this Section 6.3(b) (the “Allocation”), shall be conclusive and binding on the Parties. The Allocation shall be adjusted, as necessary, to reflect any subsequent payments treated as adjustments to the Purchase Price pursuant to Section 6.4. Any such adjustment shall be allocated, consistent with this Section 6.3(b), to the asset, assets, share or shares (if any) to which such adjustment is attributable.

(c) Purchaser shall allocate the “adjusted grossed-up basis” (as defined in Treasury Regulations Section 1.336-4 or 1.338-5, as applicable) and Seller shall allocate the “aggregate deemed asset disposition price” (as defined in Treasury Regulations Section 1.336-3) or the “aggregate deemed sale price” (as defined in Treasury Regulations Section 1.338-4), as applicable, in each case, among the assets and equity interests deemed sold for U.S. federal income tax purposes in a manner consistent with the Allocation and applicable Treasury Regulations. Seller and Purchaser shall (and shall cause their respective Affiliates to) (i) prepare and file all Tax Returns (including the Section 336/338 Forms), in a manner consistent with the Transaction Tax Treatment, the Section 336/338 Elections and the Allocation and (ii) not take any position inconsistent therewith on any Tax Return, in connection with any Tax Proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any applicable analogous provision of state, local or non-U.S. Law). In the event that the Allocation is disputed by any Taxing Authority, the Party receiving notice of such dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.

Section 6.4 Tax Treatment of Payments. Except to the extent otherwise required by applicable Law, Seller, Purchaser, the Purchased Entities and their respective Affiliates shall treat any and all payments under Section 2.9 and Article IX as an adjustment to the Purchase Price for Tax purposes.

Section 6.5 Cooperation and Exchange of Information.

(a) Not more than thirty (30) days after the receipt of a request from Seller, Purchaser shall, and shall cause its Affiliates to, provide (or cause its Representatives to provide) to Seller, in each case, at Seller’s expense, a package of Tax information materials, including schedules and work papers reasonably requested by Seller to enable it and its Affiliates to prepare and file all Combined Tax Returns to be prepared and filed by it with respect to the Purchased Entities or their activities or assets, provided that such Tax information materials are in possession of Purchaser or its Affiliates (including the Purchased Entities, after the Closing). Purchaser shall use commercially reasonable efforts to prepare or cause to be prepared such package completely and accurately, in good faith (provided that Purchaser shall be deemed to have satisfied its obligations under this sentence with respect to any Tax information materials prepared by a nationally recognized accounting firm). Notwithstanding the foregoing, Purchaser shall not be required to provide such information earlier than ninety (90) days prior to the due date for the applicable Tax Return, taking into account all applicable extensions.

(b) Each Party shall, and shall cause its Affiliates to, provide to the other Party to this Agreement such reasonable cooperation, documentation and information relating to the Purchased Entities, the Purchased Assets, the Assumed Liabilities and the Business as either of them may request that is reasonably necessary in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability or indemnity obligation for Taxes or a right to refund of Taxes or other Tax Benefits (including, in each case, pursuant to this

Agreement), (iii) any financial statement in relation to Taxes, or (iv) conducting any Tax Proceeding or other claim or proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to relevant rulings or other relevant determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of relevant property and other relevant information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its own cost to provide an explanation of any documents or information so provided.

(c) Purchaser and Seller shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Purchased Entities for their respective Tax periods (or portions thereof) ending on or prior to the Closing Date until seven (7) years following the Closing Date. Thereafter, Purchaser and Seller may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents (provided, that any such notice must in any event be made in writing at least sixty (60) days prior to such disposition).

(d) Notwithstanding anything to the contrary in this Agreement, access to and the retention of all Tax Returns, work papers and other documents and records relating to, and cooperation and procedures with respect to, Tax matters with respect to the Purchased Entities shall be governed by this Article VI and the provisions of Section 5.4 and Section 9.4 (other than Section 9.4(a) and Section 9.4(c)) shall not apply.

Section 6.6 Post-Closing Tax Covenants; Certain Tax Returns.

(a) Purchaser shall not, and shall not cause or permit any of its Affiliates (including the Purchased Entities after the Closing) to, make any election under Section 338 or 336(e) of the Code with respect to the acquisition of any Purchased Entity pursuant to this Agreement, except for the Section 336/338 Elections in accordance with Section 6.2.

(b) Purchaser shall not, and shall not cause or permit any of its Affiliates (including the Purchased Entities after the Closing) to, without Seller’s consent (which shall not be unreasonably withheld), to (i) make, change or revoke any Tax election other than any Section 336/338 Election pursuant this Agreement (including any entity classification election pursuant to Treasury Regulation Section 301.7701-3) with respect to the Purchased Entities, the Purchased Assets, the Assumed Liabilities or the Business that has retroactive effect to any taxable period (or portion thereof) ending on or before the Closing Date, except, in each case, in connection with any Tax Return (other than, for the avoidance of doubt, any Combined Tax Return) required to be filed by an Israeli Purchased Entity after the Closing with respect to a Straddle Period and that has been prepared and filed pursuant to and in accordance with Section 6.6(e), (ii) amend any material Tax Return of a Purchased Entity that was filed prior to the Closing or (iii) take any material position on any material Tax Return of a Purchased Entity for or in respect of any Pre-Closing Period (or in any Tax Proceeding related thereto) that is inconsistent with past practices or a material position taken by Seller or any of its Subsidiaries (including the Purchased Entities prior to the Closing) of which position Seller has informed Purchaser, including any material position in respect of the Internal Restructuring, in the case of each of clauses (i) through (iii), if such election, amendment or position, as applicable, could, individually or in the aggregate, reasonably be expected to result in a material increase in the liability of Seller or any of its Affiliates (other than the Purchased Entities) in respect of Taxes (including pursuant to this Agreement as an indemnity obligation or reduction in the Purchase Price).

(c) Seller shall have the exclusive right and obligation to prepare and file any Tax Return of Seller or any of its Affiliates and any Combined Tax Return. Seller shall cause the income of the U.S. Purchased Entities that are included in the U.S. consolidated federal income Tax group of which Seller or any of its Subsidiaries is the common parent for all taxable periods ending on or prior to the Closing Date to be reflected on such U.S. consolidated federal income Tax Return for the taxable year in which the Closing occurs to the extent consistent with the past practices of Seller and its applicable Subsidiaries. The Parties agree (i) to not elect to ratably allocate income and loss items pursuant to Treasury Regulation Section 1.1502-76(b)(2) and (ii) that the end of the day rule in Treasury Regulation Section 1.1502-76(b)(1)(ii)(A) shall apply. Subject to Section 6.6(d) or Section 6.6(e), Purchaser shall be responsible for the preparation and filing of any Tax Return (other than, for the avoidance of doubt, any Combined Tax Return) required to be filed by a Purchased Entity after the Closing. Purchaser shall (or shall cause its Affiliates to) timely file any such Tax Return and remit to the appropriate Governmental Entity all Taxes due with respect thereto. For the avoidance of doubt, subject to the provisions of Section 5.2(b), Seller shall have the exclusive right to prepare and file any and all Tax Returns, filings or other submissions with a Taxing Authority with respect to any Purchased Entity prior to the Closing.

(d) Seller shall prepare or shall cause to be prepared any Tax Return required to be filed by an Israeli Purchased Entity (an “Israeli Tax Return”) for any taxable period that ends on or before the Closing Date (a “Pre-Closing Israeli Tax Return”) in a manner consistent with past practices of the Israeli Purchased Entity (except with respect to any portion of such Tax Return (or any position or election taken or made thereon or relating thereto) relating to the settlement or compromise or discharge of any Tax Proceeding or any pre-closing restructuring transaction (including the Internal Restructuring). Seller shall timely file or cause to be timely filed any Pre-Closing Israeli Tax Return that is required to be filed on or before the Closing Date (taking into account any extensions). Seller shall deliver, or cause to be delivered, to Purchaser any Pre-Closing Israeli Tax Return that is required to be filed after the Closing Date at least thirty (30) days prior to the due date for filing such Tax Return (taking into account any applicable extensions) and Purchaser shall timely file or cause to be timely filed such Tax Return. Seller shall permit Purchaser to review and comment on each Tax Return described in the immediately preceding sentence and shall consider in good faith any comments offered by Purchaser. Unless required by Law, Purchaser shall not amend or revoke any Pre-Closing Israeli Tax Return (or any notification or election relating thereto) without the prior written consent of Seller (which will not be unreasonably withheld, conditioned or delayed). At Seller’s request, Purchaser shall file, or cause to be filed, amended Pre-Closing Israeli Tax Returns unless (x) such Tax Return reflects a position for which there is not at least a “more likely than not” level of comfort or (y) such filing would be reasonably likely to have an adverse effect on Purchaser or any of its Affiliates (including the Purchased Entities for a Post-Closing Period) (taking into account Tax offsets, credits or other Tax assets resulting from such filing), provided, notwithstanding clauses (x) and (y), Purchaser (at Seller’s request) shall file, or cause to be filed any amendment of a Tax Return required in connection with the resolution of any Tax Proceeding reached in accordance with the requirements of Section 6.9(b) or Section 6.9(c).

(e) In the case of any Israeli Tax Return for a Straddle Period (a “Straddle Period Israeli Tax Return”), Purchaser shall prepare or cause to be prepared such Tax Return in a manner consistent with past practices of the Israeli Purchased Entities (except with respect to any portion of such Tax Return (or any position or election taken or made thereon or relating thereto) relating to the settlement or compromise or discharge of any Tax Proceeding or any pre-closing restructuring transaction (including the Internal Restructuring)). Purchaser shall deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) each Straddle Period Israeli Tax Return at least thirty (30) days prior to the due date therefor (taking into account any applicable extensions). Purchaser shall revise such Straddle Period Israeli Tax Return to reflect any reasonable comments received from Seller not later than fifteen (15) days before the due date therefor (taking into account any applicable extensions). Unless required by Law, Purchaser shall not amend or revoke any Straddle Period Israeli Tax Return without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.7 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement (other than the proviso in this sentence), each Party shall pay, when due, and be responsible for, 50% of any sales, use, transfer (including real estate transfer, including with respect to any transfer taxes in connection with the assignment of leases and so-called “change of control”), registration, documentary, conveyance, franchise, stamp, value added, goods and services or similar Taxes and related fees and costs imposed on or payable in connection with the Transaction or the other transactions contemplated by this Agreement (“Transfer Taxes”); provided, however, that notwithstanding the foregoing, (a) Seller shall pay, when due, and be responsible for, 100% of any Transfer Taxes (other than any VAT that is recoverable by a Purchased Entity (whether by way of repayment or credit) within four (4) years) imposed with respect to the Internal Restructuring (except for any such Transfer Taxes for which Purchaser is responsible pursuant to clause (b)(y) below), and (b) Purchaser shall pay, when due, and be responsible for, 100% of (x) any applicable value-added tax (“VAT”) imposed on or payable in connection with the Transaction or the other transactions contemplated by this Agreement if such VAT is recoverable (whether by way of repayment or credit) within three (3) years) by Purchaser or its Affiliates (including the Purchased Entities) and (y) any Transfer Taxes (including any applicable VAT) imposed as a result of any change or modification to the Internal Restructuring Plan made or entered into at the request of Purchaser after the date hereof. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Seller and Purchaser shall, and shall cause their respective Affiliates to, reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes; provided that, notwithstanding any of the foregoing, neither Party nor any of its respective Affiliates shall be required to file any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, or any claim for any reduction thereof, if such Party determines in its reasonable discretion that the filing of the claim or any related action would have a material adverse effect on such Party or any of its Affiliates.

Section 6.8 Straddle Periods. For purposes of this Agreement, in the case of any Straddle Period, (x) Taxes (other than Taxes described in clause (y) below) allocable to the Pre-Closing Period shall be equal to the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (y) Taxes measured by income, receipts or transactions (including income, sales, use, transfer, (other than Transfer Taxes covered by Section 6.7) withholding, and payroll taxes) allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date.

Section 6.9 Tax Contests.

(a) If the ITA asserts an Israeli Tax Claim after the Closing, Purchaser shall promptly provide written notice thereof to Seller; provided, that Purchaser’s failure to provide such prompt notice shall not relieve Seller of any of its obligations under Article IX, except to the extent that Seller is actually prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Israeli Tax Claim and shall include a copy of the relevant portion of any correspondence received from the ITA.

(b) Notwithstanding anything to the contrary in Section 9.4, in the case of a Tax Proceeding of or with respect to any of the Israeli Purchased Entities for any taxable period ending on or before the Closing Date, Seller shall have the exclusive right, at its sole cost and expense, to control all aspects of and represent the interests of the Israeli Purchased Entities in such Tax Proceeding and related communications (any such Tax Proceeding, an “Israeli Pre-Closing Tax Proceeding”) (including the submission of any written materials and the preparation of any Tax Return in connection therewith); provided that, (i) Seller shall keep Purchaser reasonably informed as to the progress of any such Tax Proceeding, and (ii) Seller shall not consent to the entry of any judgement, or settle or compromise or discharge any such Israeli Pre-Closing Tax Proceeding without the prior written consent of Purchaser (which shall not be unreasonably, withheld, conditioned or delayed) if the terms of such judgement, settlement, compromise or discharge would be binding on the relevant Israeli Purchased Entity or any Affiliate thereof with respect to a material Tax position so as to require such Israeli Purchased Entity or any Affiliate thereof, under the terms of such judgement, settlement, compromise or discharge, to take such Tax position in a Post-Closing Period (it being agreed and understood that nothing in this clause (ii) of this proviso shall be interpreted to preclude Seller from consenting to the entry of any judgement, or settling, compromising or discharging any such Israeli Pre-Closing Tax Proceeding without the prior written consent of Purchaser as a result of such action having the effect of (x) reducing any earnings generated by the Israeli Purchased Entities in a Pre-Closing Period or (y) settling or extinguishing any deemed intercompany loan deemed to have been created in a Pre-Closing Period on account of certain intellectual property owned by a U.K. Subsidiary of Seller being deemed as owned by an Israeli Purchased Entity (as asserted by the ITA in connection with item # 1 of Section 3.14 (Taxes) of the Seller Disclosure Schedules)). If Seller does not elect to control and represent the interests of the Purchased Entities with respect to any part of an Israeli Pre-Closing Tax Proceeding, then Purchaser shall have the right and obligation to control such Israeli Pre-Closing Tax Proceeding and the provisions of Section 6.9(c) shall apply, mutatis mutandis to such Israeli Tax Proceeding (substituting all references therein to the “Tax Controlling Party” with “Purchaser” and all references therein to the “Tax Non-Controlling Party” with “Seller”).

(c) Notwithstanding anything to the contrary in Section 9.4, in the case of a Tax Proceeding of or with respect to any of the Israeli Purchased Entities for any Straddle Period (an “Israeli Straddle Period Tax Proceeding”), the Tax Controlling Party shall be entitled to control the defense of such Israeli Straddle Period Tax Proceeding; provided that the other party (the “Tax Non-Controlling Party”) shall be entitled to participate fully (at the Tax Non-Controlling Party’s sole cost and expense) in the conduct of such Israeli Straddle Period Tax Proceeding, (ii) the Tax Controlling Party shall provide the Tax Non-Controlling Party with a timely and reasonably detailed account of each stage of such Israeli Straddle Period Tax Proceeding, (iii) the Tax Controlling Party shall consult with the Tax Non-Controlling Party before taking any significant action in connection with such Israeli Straddle Period Tax Proceeding, (iv) the Tax Controlling Party shall consult with the Tax Non-Controlling Party and offer the Tax Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Israeli Straddle Period Tax Proceeding, (v) the Tax Controlling Party shall defend such Israeli Straddle Period Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Israeli Straddle Period Tax Proceeding, and (vi) the Tax Controlling Party shall not settle, compromise or abandon any such Israeli Straddle Period Tax Proceeding without obtaining the prior written consent of the Tax Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. The reasonable costs and expenses of conducting the defense of such Israeli Straddle Period Tax Proceeding shall be reasonably apportioned based on the relative amounts of the Taxes at issue in such Israeli Straddle Period Tax Proceeding for which Seller, on the one hand, and Purchaser, on the other hand, are responsible for pursuant to this Agreement. For purposes of this Agreement, “Tax Controlling Party” shall mean Seller, if Seller is reasonably expected to bear the greater Tax liability in connection with such Israeli Straddle Period Tax Proceeding, or Purchaser, if Purchaser is reasonably expected to bear the greater Tax liability in connection with such Israeli Straddle Period Tax Proceeding. Notwithstanding any provision in the Agreement to the contrary, Seller shall not settle, compromise or abandon any Israeli Straddle Period Tax Proceeding or Israeli Pre-Closing Tax Proceeding in a manner that would be reasonably likely to result in any deemed or actual dividend materially reducing earnings of the Israeli Purchased Entities generated in a Post-Closing Period (other than “zero tax” earnings) without obtaining the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.10 Certain Tax Benefits and Refunds.

(a) Seller shall be entitled to reflect on its Tax Return and the Tax Return of its Affiliates any Tax Items that are reflected in, reserved for or taken into account in Transaction Expenses or to or with respect to a Business Employee or Benefit Plan for which Seller or its Affiliates are economically responsible pursuant to this Agreement, and Purchaser acknowledges and agrees that neither Purchaser nor any of its Affiliates (including the Purchased Entities) shall claim any such Tax Item that is reflected on the Tax Return of Seller or its Affiliates on any Tax Return of Purchaser or any of its Affiliates (including the Purchased Entities); provided, that if any such Tax Item is not permitted by Law to be claimed on a Tax Return of Seller or any of its Affiliates (other than a Purchased Entity) or on any Combined Return, and is permitted by Law

(using a “should” level of comfort) to be claimed on a Tax Return of any Israeli Purchased Entity, then Purchaser shall claim or cause to be claimed such Tax Item on the applicable Tax Return and shall pay or cause to be paid to Seller the amount of any Tax Benefit (determined on a “with and without” basis) actually realized by Purchaser or any of its Affiliate as a result of such Tax Item promptly after such Tax Benefit is actually realized (in the form of Tax refund actually received or the Taxes actually remitted to a Taxing Authority actually reduced) to the extent such Tax Benefit is realized in the taxable year of the relevant Israeli Purchased Entity that includes the Closing or in the three (3) taxable years following the taxable year in which the Closing occurs. If any such Tax Benefit that is paid to Seller is subsequently disallowed, Seller shall promptly pay to Purchaser (or to its applicable Affiliate) the amount of such disallowed Tax Benefit, together with any interest and penalties that are payable to the applicable Taxing Authority. Nothing in this provision shall require that Purchaser makes any payment with respect to any Tax Benefit that gives rise to a payment obligation by Purchaser or any of its Affiliates to any Person pursuant to a provision of a written agreement entered (or assumed) by the Purchased Entities prior to the Closing.

(b) If Purchaser or any of its Subsidiaries receives a refund (or a credit in lieu of a refund) of (i) any Excluded Taxes (other than Excluded Taxes paid by Purchaser or any of its Subsidiaries (including the Purchased Entities after Closing) after the Closing for which Purchaser has not been indemnified by Seller pursuant to this Agreement), (ii) any Taxes as to which it has been indemnified pursuant to this Agreement or (iii) any Tax liability that was reflected in, reserved for or taken into account in the determination of Adjustment Amount, Closing Cash Amount, Closing Funded Debt or Closing Transaction Expenses (each as finally determined pursuant to Section 2.9), Purchaser shall pay to Seller an amount equal to such refund, net of any reasonable, out-of-pocket expenses (including Taxes) of Purchaser incurred in connection with the receipt of such refund or credit and without interest (other than any interest paid by the relevant Governmental Entity with respect to such refund or credit). If any such refund that is paid to Seller is subsequently disallowed, Seller shall promptly pay to Purchaser (or to its applicable Affiliate) the amount of such disallowed refund, together with any interest and penalties that are payable to the applicable Taxing Authority. Nothing in this provision shall require that Purchaser makes any payment with respect to any refund for a Tax that gives rise to a payment obligation by Purchaser or any of its Affiliates to any Person pursuant to a provision of a written agreement entered (or assumed) by the Purchased Entities or with respect to the Business prior to the Closing.

Section 6.11 Unified Loss Rules. If any of the Tax attributes of Cobrek Pharmaceuticals, Inc. would otherwise be reduced pursuant to Treasury Regulation Section 1.1502-36(d) (or a similar provision of state or local applicable Law) as a result of the Transaction (and, in the Allocation, the amount of the Purchase Price, together with any items treated as consideration for Tax purposes, allocated to the shares of Cobrek Pharmaceuticals, Inc. is not less than $55 million), then Seller shall cause a valid election to be made pursuant to Treasury Regulation Sections 1.1502-36(d)(6)(i)(A) and 1.1502-36(e)(5)(viii) (and pursuant to any similar provision of state or local applicable Law and, for the avoidance of doubt, for both regular tax and alternative minimum tax purposes) to reduce the Selling Entities’ tax basis in the equity interests of Cobrek Pharmaceuticals, Inc. to the extent necessary to ensure (including after taking into account amounts treated as adjustments to the purchase price paid by the Purchaser hereunder for the Purchased Entities for Tax purposes) that none of the Tax attributes of Cobrek Pharmaceuticals, Inc. will be reduced.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing are subject to the satisfaction or written waiver (to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a) Antitrust Approvals. (i) Any waiting period (and extensions thereof) applicable to the Transaction under the HSR Act must have expired or been terminated; and (ii) the Antitrust Approvals specified in Section 7.1(a) of the Seller Disclosure Schedules must have been obtained.

(b) No Laws or Judgments. No Law shall have been enacted, promulgated, enforced or issued by a Governmental Entity of competent jurisdiction (other than any Antitrust Law), and no Judgment shall have been entered and remain in effect, in either case which prevents the consummation of the Transaction.

Section 7.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or written waiver (to the extent permitted by Law) by Purchaser) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Seller set forth in the first three sentences of Section 3.2 (Purchased Entities) shall be true and correct in all but de minimis respects at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except that representations and warranties that are made as of a specific date shall be tested only at and as of such date), (ii) the representations and warranties of Seller set forth in Section 3.1 (Organization, Standing and Power), Section 3.3 (Authority; Execution and Delivery; Enforceability) and Section 3.16 (Brokers) (disregarding any Business Material Adverse Effect, “material” or “in all material respects” or similar materiality qualifications) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except that representations and warranties that are made as of a specific date shall be tested only at and as of such date) and (iii) the representations and warranties of Seller contained in Article III (other than representations and warranties of Seller referred to in clauses (i) and (ii) above) (disregarding any Business Material Adverse Effect, “material” or “in all material respects” or similar materiality qualifications) shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, except (A) that representations and warranties that are made as of specific date shall be tested only at and as of such date, and (B) where the failure of such representations and warranties to be true and correct would not have a Business Material Adverse Effect. The representations and warranties of Seller set forth in the first sentence of Section 3.7 shall be true and correct in all respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date.

(b) Performance of Obligations of Seller. The covenants and agreements of Seller to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Business Material Adverse Effect. No Business Material Adverse Effect shall have occurred since the date of this Agreement.

Section 7.3 Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or written waiver (to the extent permitted by Law) by Seller) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in Article IV (disregarding any Purchaser Material Adverse Effect, “material” or “in all material respects” qualifications, and except as set forth in the following sentence) shall be true and correct at and as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, except (i) that representations and warranties that are made as of specific date shall be tested only on and as of such date, and (ii) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Purchaser Material Adverse Effect. The representations and warranties of Purchaser contained in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority; Execution and Delivery; Enforceability) and Section 4.8 (Brokers) (disregarding any Purchaser Material Adverse Effect, “material” or “in all material respects” or similar materiality qualifications) shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except that representations and warranties that are made as of a specific date shall be tested only at and as of such date).

(b) Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Sections 7.3(a) and 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.

ARTICLE VIII

TERMINATION; EFFECT OF TERMINATION

Section 8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transaction and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller, if Purchaser shall have breached any of its representations and warranties contained in Article IV or Purchaser shall have breached any of its covenants or other agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured prior to the Outside Date or, if capable of being cured prior to the Outside Date, has not been cured by the earlier of (x) the date that is sixty (60) days after the date that Seller has notified Purchaser of such failure or breach and (y) the Outside Date; provided that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(c) by Purchaser, if Seller shall have breached any of its representations and warranties contained in Article III, or Seller shall have breached any of its covenants or other agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured prior to the Outside Date or, if capable of being cured prior to the Outside Date, has not been cured by the earlier of (x) the date that is sixty (60) days after the date that Purchaser has notified Seller of such failure or breach and (y) the Outside Date; provided that Purchaser is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(d) by Seller or by Purchaser, if the Closing shall not have occurred on or prior to 5:00 p.m., New York City time, on September 1, 2021 (such date, as it may be extended pursuant to this Section 8.1(d), the “Outside Date”); provided that if the conditions set forth in Section 7.1(a) or in Section 7.1(b) (if the Judgment relates to any Antitrust Law) are the only conditions set forth in Article VII that have not been satisfied or waived by such date (other than conditions that, by their nature, are to be satisfied by action taken at the Closing, but which would be reasonably capable of being satisfied if Closing were to occur), then the Outside Date shall be extended to 5:00 p.m., New York City time, on December 1, 2021; provided, further, that if the conditions set forth in Section 7.1(a) or in Section 7.1(b) (if the Judgment relates to any Antitrust Law) are the only conditions set forth in Article VII that have not been satisfied or waived by the date set forth in the immediately preceding proviso (other than conditions that, by their nature, are to be satisfied by action taken at the Closing, but which would be reasonably capable of being satisfied if Closing were to occur), then the Outside Date shall automatically be extended to 5:00 p.m., New York City time, on March 1, 2022; and provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(e) by Seller or by Purchaser, if a Judgment preventing the consummation of the Transaction shall have become final and nonappealable or if the condition set forth in Section 7.1(a) shall have become incapable of fulfillment by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any Party whose failure to perform any covenant or obligation under this Agreement has been the cause of, or resulted in, such Judgment; or

(f) by Seller if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied by action taken at the Closing, but which would be reasonably capable of being satisfied if the Closing were to occur), (ii) Seller has confirmed in writing to Purchaser that Seller stands ready, willing and able to consummate the Closing and (iii) Purchaser has failed to consummate the Closing by the later of three (3) Business Days after (A) such confirmation and (B) the date the Closing should have occurred pursuant to Section 2.3.

Section 8.2 Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except that the first sentence of Section 2.10(c), the second sentence of Section 5.1(e), Section 5.3, Section 5.5, the Reimbursement Obligations, this Section 8.2, Section 8.3, Section 8.4 and Article X shall survive the termination of this Agreement.

Section 8.3 Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section 8.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement.

Section 8.4 Termination Fees.

(a) If this Agreement is terminated pursuant to Section 8.1(b) or Section 8.1(f) or pursuant to another provision of Section 8.1 at a time that this Agreement was terminable pursuant to Section 8.1(b) or Section 8.1(f) (a “Specified Termination”) then Purchaser shall, within two (2) Business Days of such Specified Termination, pay to Seller, in cash by wire transfer of immediately available funds to the account designed by Seller in writing, $90,000,000 (the “Reverse Termination Fee”).

(b) It is understood that in no event shall Purchaser be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) Each Party acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Party would not enter into this Agreement. If Purchaser fails to promptly pay the Reverse Termination Fee when due, Purchaser will reimburse Seller for all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket fees and disbursements of counsel) incurred in connection with the collection of such amount and the enforcement by Seller of its rights under this Section 8.4 (collectively, the “Collection Fees and Expenses”) within two (2) Business Days after the later of (i) the date Purchaser actually pays the Reverse Termination Fee to Seller, and (ii) the date Seller provides Purchaser with a notice of such Collection Fees and Expenses; provided, however, that Purchaser shall not be required to pay any Collection Fees and Expenses that in the aggregate exceed $2,000,000. If Purchaser fails to timely pay any amounts due pursuant to this Section 8.4, Purchaser will pay to Seller, from the date such payment was required to be paid until the date of actual payment, interest at the Interest Rate on such amounts. The Parties acknowledge that the Reverse Termination Fee will not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transaction, which amount would otherwise be impossible to calculate with precision.

(d) Except as provided in Section 2.10(c), Section 5.1(e), Section 5.3, Section 5.5, Section 5.15(d) and Section 8.4(b), in a circumstance in which Seller effects a Specified Termination (including as a result of any willful breach by Purchaser) and the Reverse Termination Fee is paid in full pursuant to Section 8.4(a), the Reverse Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of Seller against Purchaser, the Guarantors under the Guaranty, the parties to the Commitment Letters, any other Debt Financing Entities, any Affiliates of any of the foregoing and any of their respective general or limited partners, managers, officers, directors or employees or Representatives of any of the foregoing for any loss or any other Covered Loss suffered as a result of such Specified Termination. For the avoidance of doubt, nothing in this Section 8.4(d) shall limit (i) any remedies of Seller prior to a Specified Termination or Specified Regulatory Termination, including specific performance pursuant to Section 10.6, or (ii) any of Purchaser’s obligations under or remedies available to Seller with respect to the Confidentiality Agreement, whether in equity or at Law, in contract, tort or otherwise. While Seller may pursue both a grant of specific performance under Section 10.6 and the payment of the Reverse Termination Fee, under no circumstances shall Seller be permitted or entitled to receive both (x) a grant of specific performance of Purchaser’s obligation to consummate the Closing as contemplated by this Agreement which results in such consummation and (y) the payment of all or any portion of the Reverse Termination Fee in connection with any termination of this Agreement.

(e) The Parties agree to the matters set forth on Section 8.4(e) of the Seller Disclosure Schedules.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival. The representations and warranties of Seller contained in this Agreement or in any certificate delivered hereunder shall not survive the Closing. The representations and warranties of Purchaser contained in this Agreement or in any certificate delivered hereunder shall not survive the Closing. The covenants and agreements contained in this Agreement, to the extent requiring by their terms performance prior to the Closing, in each case, shall survive the Closing until the day that is nine (9) months after the Closing Date. The covenants and agreements in this Agreement, to the extent requiring by their terms performance at or after the Closing, in each case, shall survive the Closing for the period provided in such covenants and agreements, if any, or until fully performed. For the avoidance of doubt, the obligation of Seller to retain, and indemnify and hold harmless the Purchaser Indemnified Parties for, any Retained Liabilities, and the obligation of Purchaser to assume, and indemnify and hold harmless the Seller Indemnified Parties for, any Assumed Liabilities, as well as any covenants and agreements of the Parties that by their terms provide for indemnification or reimbursement or allocate fees, payments, costs or expenses as between the Parties, shall survive the Closing indefinitely. No Person shall be entitled to indemnification, and no Proceeding seeking to recover Covered Losses or other relief shall be commenced or maintained, after the end of the relevant survival period set forth herein, unless a claim for indemnification with respect thereto has previously been made in accordance with this Agreement.

Section 9.2 Indemnification by Seller. Subject to the provisions of this Article IX, effective as of and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and each of their respective successors and permitted assigns (each hereinafter referred to individually as a “Purchaser Indemnified Party” and collectively as “Purchaser Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of, resulting from or relating to:

(a) any breach of any covenant or other agreement of Seller contained in this Agreement requiring by its terms performance (i) prior to the Closing or (ii) at or after the Closing; and

(b) any Retained Liability.

Section 9.3 Indemnification by Purchaser. Subject to the provisions of this Article IX, effective at and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of, resulting from or relating to:

(a) any breach of any covenant or other agreement of Purchaser contained in this Agreement requiring by its terms performance (i) prior to the Closing or (ii) at or after the Closing; and

(b) any Assumed Liability.

Section 9.4 Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party liable (or who may be liable) for such indemnification (the “Indemnifying Party”) in writing promptly after becoming aware of a claim or a possible claim against an Indemnified Party in respect of which such Indemnified Party may seek indemnity pursuant to this Agreement (including a claim or possible claim by a third party against the Indemnified Party, such claim or possible claim by a third party being a “Third-Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand (to the extent known) and the Covered Losses incurred, suffered or anticipated as a result thereof (to the extent then known); provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX, except to the extent that the Indemnifying Party suffers actual loss or prejudice as a result of such failure or delay.

(b) Upon receipt of a notice of a Third-Party Claim for indemnity from an Indemnified Party pursuant to Section 9.2 or Section 9.3:

(i) The Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third-Party Claim, to assume the defense and control of such Third-Party Claim (at the expense of such Indemnifying Party). Notwithstanding an election to assume the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ one separate co-counsel (and one local co-counsel for each jurisdiction in which local counsel is reasonably required) and to participate in the defense as counsel of record, if applicable, in such Proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (A) there exists a conflict of interest, as advised by outside counsel for the Indemnified Party, between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third-Party Claim in which both the Indemnified Party and Indemnifying Party are defendants, that would make representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate, (B) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party or (C) such Third-Party Claim is related to or otherwise arises in connection with any criminal or regulatory enforcement Proceeding. In any other event not set forth in the preceding sentence, the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense.

(ii) If the Indemnifying Party does not assume the defense and control of any Third-Party Claim pursuant to this Section 9.4(b), the Indemnified Party will be entitled to control such defense in a reasonably appropriate manner (and the costs of such defense shall be borne by the Indemnifying Party to the extent they constitute Covered Losses), but the Indemnifying Party may nonetheless participate in the defense of such Third-Party Claim with its own counsel and at its own expense.

(iii) Regardless of whether the Indemnifying Party or the Indemnified Party is entitled to control the defense of the Third-Party Claim, each of the Indemnifying Party and the Indemnified Party shall, and shall cause each of its respective Representatives to, reasonably cooperate with the other in the defense of any Third-Party Claim governed by this Article IX, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third-Party Claim, and shall keep such Persons reasonably informed of all material developments relating to any such Third-Party Claims, and provide copies of all relevant correspondence and documentation relating thereto; provided that either party may restrict the provision of such information to the extent that (A) applicable Law requires such party or any of its Representatives, as applicable, to restrict or prohibit the provision of such information, (B) providing such information would breach any obligation of confidentiality to which a party or any of its Representatives may be subject (provided that, if and to the extent practicable, such party shall use reasonable best efforts to otherwise make appropriate alternative disclosure arrangements in a manner that would not reasonably be expected to result in a breach of any obligation of confidentiality to which a party or any of its Representatives may be subject), or (C) providing disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney–client or other applicable privilege or protection (provided, that such party and its Representatives shall use its reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection, it being understood that this clause (C) shall not restrict the disclosure of information that is subject to the Common Interest Agreement). For the avoidance of doubt, the Indemnifying Party shall reimburse the Indemnified Party for its reasonable internal costs of legal department and IT employees and out-of-pocket expenses paid to third parties, in each case in connection with the Indemnified Party’s cooperation with the Indemnifying Party under this Section 9.4(b)(iii).

(iv) If the Indemnifying Party has assumed the defense and control of a Third-Party Claim, it shall not be authorized to consent to a settlement or compromise of, or the entry of any Judgment arising from, any Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless (A) the Indemnified Party, as a condition to settlement, is given a complete and unconditional release of any and all Liabilities relating to such Third-Party Claim by all relevant parties to such Third-Party Claim, (B) the damages payable under the settlement are limited only to monetary payments for which the Indemnified Party is fully indemnified by the Indemnifying Party (net of any proceeds or Tax Benefits described in Section 9.6) and (C) such Third-Party Claim does not involve any non-monetary relief of any kind (including any injunctive relief) against any Indemnified Party or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party. No Indemnified Party will consent to the entry of any Judgment or enter into any settlement or compromise with respect to a Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 9.4 shall not apply in respect of any Tax Proceeding.

(c) Notwithstanding the foregoing provisions of this Section 9.4 but subject to Section 6.9:

(i) If a Third-Party Claim includes or could reasonably be expected to include both a claim for Excluded Taxes and a claim for Taxes that are not Excluded Taxes, Seller and Purchaser shall use commercially reasonable efforts to sever such Third-Party Claim into separate Tax Proceedings relating to Excluded Taxes and Taxes that are not Excluded Taxes, respectively. If such Third-Party Claim is not so severable, Seller (if the claim(s) for Taxes that are Excluded Taxes exceeds or reasonably could be expected to exceed in amount the claim(s) for Taxes that are not Excluded Taxes) or otherwise Purchaser (Seller or Purchaser, as the case may be, the “Tax Controlling Party”), will be entitled to control the defense of such Third-Party Claim (such Third-Party Claim, a “Tax Claim”). In such case, (A) the other party (the “Tax Non-Controlling Party”) will be entitled to participate fully (at the Tax Non-Controlling Party’s sole cost and expense) in the conduct of such Tax Claim, (B) the Tax Controlling Party shall provide the Tax Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Claim, (C) the Tax Controlling Party shall consult with the Tax Non-Controlling Party before taking any significant action in connection with such Tax Claim, (D) the Tax Controlling Party shall consult with the Tax Non-Controlling Party and offer the Tax Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Claim, (E) the Tax Controlling Party shall defend such Tax Claim diligently and in good faith as if it were the only party in interest in connection with such Tax Claim, (F) the Tax Non-Controlling Party will be entitled to participate in such Tax Claim, and (G) the Tax Controlling Party shall not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of the Tax Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. The reasonable costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the claim for Taxes that are Excluded Taxes and the claim for Taxes that are not Excluded Taxes.

(ii) Notwithstanding anything to the contrary in this Agreement (including Section 9.4(b) and Section 9.4(c)(i)), (A) the foregoing provisions of this Section 9.4(c) shall not apply in respect of any Tax Proceeding of or with respect to any of the Israeli Purchased Entities and (B) a Party shall be entitled to control the defense of a Tax Claim and neither the other Party nor any of its Affiliates (including the Purchased Entities in the case Purchaser is the other Party) will be entitled to participate in (in accordance with Section 9.4(c)(i)(A)), any Tax Proceeding with respect to any consolidated, affiliated, fiscal, loss sharing, combined or similar group of which such Party or any of its Affiliates is a member (including, in the case of Seller, any Tax Proceeding in respect of a Combined Tax Return).

(d) This Section 9.4 shall not apply with respect to any Third-Party Claims in respect of Specified Liabilities, which Third-Party Claims shall be governed by Section 9.9.

Section 9.5 Exclusive Remedy. From and after the Closing, except (a) for provisions of this Agreement that by their terms provide for indemnification or reimbursement or allocate fees, payments, costs or expenses as between the Parties, (b) as provided in Section 2.9, (c) equitable relief (including pursuant to Section 10.6) with respect to any breach or nonfulfillment of any covenant or agreement required to be performed or fulfilled at or following the consummation of the Closing, (d) in the case of actual fraud by a Party solely in the making by such Party of an express representation or warranty set forth in Article III or Article IV hereto, and (e) any indemnification or equitable relief provisions in any other Transaction Document, the indemnification provisions of this Article IX will be the sole and exclusive remedies of Seller and Purchaser and their respective Affiliates arising out of or in connection with this Agreement, the Transaction or the other transactions contemplated by this Agreement (including claims for breach of contract, warranty, tortious conduct (including negligence) and whether predicated on common law, statute, strict liability, or otherwise). Without limiting the generality of the foregoing, each Party irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

Section 9.6 Additional Indemnification Provisions.

(a) With respect to each indemnification obligation contained in this Agreement, all Covered Losses shall be decreased by (i) any net Tax Benefit actually realized by the Indemnified Party or its Affiliates in connection with the incurrence of such Covered Loss (determined on a “with and without” basis) in the taxable year in which such Covered Loss is incurred and the following four (4) taxable years, net of costs reasonably incurred by the Indemnified Party in connection therewith and any third-party insurance or indemnity, contribution or similar proceeds that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification, net of costs reasonably incurred by the Indemnified Party in seeking such collection or indemnity and any increase in premiums as a result of the associated claims (it being agreed that if any such third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are recovered by the Indemnified Party, subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, the amount of any such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made). The Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss to the same extent as it would if such Covered Loss were not subject to indemnification hereunder; provided that nothing set forth in this Section 9.6 shall require any Indemnified Party to pursue any claim under any such insurance, indemnity, contribution or similar arrangement prior to pursuing an indemnification claim against the Indemnifying Party. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article IX, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party to such extent.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) no Indemnified Party will be entitled to any indemnification hereunder to the extent that such indemnification would constitute a duplicative payment for the same Covered Losses;

(ii) (A) the aggregate indemnification obligation of Seller under Section 9.2(a)(i) shall in no event exceed 50% of the Base Purchase Price (it being understood, for clarity, that such limitation will not apply to any other indemnification obligation under Section 9.2) and (B) the aggregate indemnification obligation of Purchaser under Section 9.3(a)(i) shall in no event exceed 50% of the Base Purchase Price (it being understood, for clarity, that such limitation will not apply to any other indemnification obligation under Section 9.3); and

(iii) neither Party (and its respective Affiliates) shall have any liability under this Agreement for any Covered Losses to the extent such Covered Losses arise out of or result from an item to the extent (but only to the extent) that such Party was actually compensated therefor through the Adjustment Amount, Closing Cash Amount, Closing Funded Debt or Closing Transaction Expenses, each as finally determined pursuant to Section 2.9.

Section 9.7 Mitigation. Each of the Parties shall use its commercially reasonable efforts to mitigate its Covered Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder.

Section 9.8 Specified Liabilities. The Parties agree to the additional matters set forth on Section 9.8 of the Seller Disclosure Schedules.

Section 9.9 Specified Liabilities Procedures. The Parties agree to the additional matters set forth on Section 9.9 of the Seller Disclosure Schedules.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Entire Agreement. This Agreement (including the Seller Disclosure Schedules and Purchaser Disclosure Schedules) and the other Transaction Documents (including their respective Schedules and Exhibits) and the Confidentiality Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter of this Agreement, the Transaction Documents and the Confidentiality Agreement and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties, covenants or agreements relating to such subject matter, except as specifically set forth in this Agreement, the other Transaction Documents and the Confidentiality Agreement.

Section 10.2 Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or transferred by either Party (whether by operation of Law or otherwise) without the prior written consent of the other Party; provided, however, that Purchaser may assign in whole or in part any or all of its rights and/or obligations under this Agreement (a) prior to the Closing, to one or more Purchaser Designees as provided herein, (b)

at or after the Closing, to any Debt Financing Source or other lender of Purchaser, any Purchaser Designee or any Purchased Entity as security for obligations to such Debt Financing Source or other lender in respect of any financing arrangements entered into by Purchaser, any Purchaser Designee or any Purchased Entity, and any refinancings, extensions, refundings or renewals thereof, or (c) after the Closing, to any subsequent purchaser of Purchaser, any Purchaser Designee, any Purchased Entity, or all or a material portion of the Business or the Purchased Assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise); provided, further, that, with respect to clauses (a), (b) and (c), Purchaser shall nonetheless remain responsible for the performance of all of its obligations under this Agreement and such assignment shall not impede or delay the consummation of the Transaction or the other transactions contemplated hereby or result in any withholding or deduction of, or any requirement to withhold or deduct, any incremental amount of Tax pursuant to this Agreement or the imposition of any incremental Tax on Seller or any of its Affiliates (determined in aggregate on a “with and without” basis), in each case, except to the extent of the assignment that is consistent with the Internal Restructuring Plan. Any attempted assignment in violation of this Section 10.2 shall be void. Subject to the two preceding sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.3 Amendments and Waivers. Other than as expressly set forth in Section 10.15 this Agreement may not be amended except by an instrument in writing signed by each of the Parties. A term or provision of this Agreement that a Party was or is obligated to comply with or perform may only be waived by a written instrument signed by the other Party. A waiver or failure to insist on strict compliance on a term or provision of this Agreement will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance of such term or provision of this Agreement.

Section 10.4 No Third-Party Beneficiaries. Except with respect to: (a) the Debt Financing Entities with respect to Section 10.15, (b) the Purchaser Indemnified Parties and the Seller Indemnified Parties solely with respect to Article IX, (c) the express beneficiaries of the Reimbursement Obligations or (d) Affiliates of the Parties, to the extent provisions of this Agreement are expressly for the benefit of such Affiliates, each Party agrees that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies under this Agreement, including the right to rely upon the representations and warranties set forth in this Agreement. Each of the Persons described in clauses (a) through (d) of the immediately preceding sentence is and will be an express third-party beneficiary with respect to the applicable Section(s) or Article(s) specified in clauses (a) through (d) of the immediately preceding sentence, and may enforce this Agreement with respect to such Section(s) or Article(s).

Section 10.5 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or five (5) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of an email transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or email address as such Party shall designate by like notice):

(a)	if to Purchaser, to:

c/o Altaris Capital Partners, LLC

10 E. 53rd Street, 31st Floor

New York, NY 10022

Attention: George Aitken-Davies

Garikai Nyaruwata

Email:       george.aitken-davies@altariscap.com

garikai.nyaruwata@altariscap.com

with a copy (which shall not constitute notice) to:

Schiff Hardin LLP

233 South Wacker Drive, Suite 7100

Chicago, IL 60606

Attention: Steve Isaacs

Alex Young

Email:       sisaacs@schiffhardin.com

ayoung@schiffhardin.com

(b)	if to Seller, to:

Perrigo Company, plc

c/o Perrigo Company

515 Eastern Ave.

Allegan, MI 49010

Attention: Jim Larson

Legal Department

Email:	james.larson@perrigo.com

legal@perrigo.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Igor Kirman

Victor Goldfeld

Eric M. Feinstein

Email:	IKirman@wlrk.com

VGoldfeld@wlrk.com

EMFeinstein@wlrk.com

Section 10.6 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such order or injunction or relief. The Parties further agree that nothing set forth in this Section 10.6 shall require any Party to institute any Proceeding for (or limit any Party’s right to institute any Proceeding for) specific performance under this Section 10.6 prior or as a condition to exercising any termination right under Article VIII (and, subject to the limitations set forth in Article VIII, pursuing damages after such termination).

(b) Notwithstanding Section 10.6(a), it is agreed that Purchaser has an obligation hereunder to draw down the Equity Financing under the Equity Commitment Letter (upon the terms and subject to the conditions contained in the Equity Commitment Letter), including by exercising its rights under the Equity Commitment Letter, and Seller’s entitlement to specific performance to enforce such obligation of Purchaser and to consummate the Closing shall be subject to the requirements that:

(i) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied by action taken at the Closing, but which are capable of being satisfied at Closing);

(ii) the Debt Financing (or any Alternative Financing in accordance with Section 5.15(c)) has been funded, or would be available to be funded to Purchaser at the Closing if the Equity Financing is funded at the Closing (or, if the Debt Financing (or any such Alternative Financing) has been funded into escrow, such funds have been or would be released from escrow); provided that the limitations set forth in this clause (ii) shall not apply if the failure of the Debt Financing (or any Alternative Financing in accordance with Section 5.15(c)) to be funded or to be available is caused by or has resulted from the breach of any representations, warranty, covenant or agreement of Purchaser or the Guarantors (or any Affiliate of the foregoing) under this Agreement, the Commitment Letters or the Guaranty; and

(iii) Seller has confirmed in writing to Purchaser that (A) Seller is prepared to consummate the Closing and stands ready, willing and able to consummate the Closing and (B) if specific performance is granted and the Debt Financing (or any Alternative Financing in accordance with Section 5.15) is funded and the Equity Financing is funded, then Seller will effect the Closing pursuant to Section 2.3.

Section 10.7 Governing Law and Jurisdiction. This Agreement is for the benefit of the Parties, and shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties irrevocably and unconditionally:

(a) submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (and, in the case of appeals, appropriate appellate courts therefrom), in the event that any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the Transaction or the other transactions contemplated by this Agreement;

(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;

(c) agrees that it will not bring any Proceeding or arbitration relating to this Agreement or the Transaction or the other transactions contemplated by this Agreement in any court other than the above-named courts;

(d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than one of the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts, or (iv) that this Agreement may not be enforced in or by the above-named courts; and

(e) agrees that service of process upon such Party in any such Proceeding will be effective if notice is given in accordance with Section 10.5 and waives any defenses based upon insufficient service or process provided notice is given in accordance with Section 10.5.

Seller further irrevocably consents to process being served on it in any Proceeding by mailing a copy thereof in the manner for delivery of notices specified in Section 10.5 to Corporation Service Company with an address on the date hereof of 601 Abbot Road, East Lansing, MI 48823, as Seller’s agent for the purpose of accepting service of any process in the United States. Seller agrees that such service upon receipt by Corporation Service Company (x) shall be deemed in every respect effective service of process upon Seller in any such Proceeding and (y) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to Seller. Nothing in this Agreement shall affect the right of any Party (or any Purchaser Indemnified Party or Seller Indemnified Party) to serve process in any other manner permitted by applicable Law. Notwithstanding anything to the contrary contained in this Agreement, each Party agrees that a final Judgment in any Proceeding shall be conclusive, subject to any appeals, and may be enforced in other jurisdictions by suit or other Proceeding on the Judgment or in any other manner provided by Law. Each Party further agrees to waive any objection to and shall not challenge the validity or enforceability of any final Judgment, provided that no appeal from that Judgment remains pending, in any suit or other Proceeding initiated to enforce that Judgment.

Section 10.8 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH

(a) THIS AGREEMENT,

(b) ANY OTHER TRANSACTION DOCUMENTS OR

(c) THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. NO PARTY TO THIS AGREEMENT WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.8. NO PARTY TO THIS AGREEMENT HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner so that the Transaction and the other transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered (by facsimile, electronic mail, or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile, by electronic mail in “portable document format,” or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures.

Section 10.11 Expenses. Whether or not the Closing takes place, and except as set forth otherwise in this Agreement, including Section 2.10(c), Section 5.1(e), Section 5.15(d), Section 6.7 and Section 8.4(e), all costs and expenses incurred in connection with this Agreement, the Transaction and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense.

Section 10.12 Non-Recourse. Each Party agrees, on behalf of itself and its Affiliates, that all actions, claims or causes of action that are in respect of or arise under this Agreement or any other Transaction Documents or the transactions contemplated by this Agreement or any other Transaction Documents, any breach or violation of this Agreement or any other Transaction Document or any failure of the transactions contemplated by this Agreement or under any other Transaction Document to be consummated, in each case, may be made only against (and, except with respect to claims by the Indemnified Parties pursuant to Article IX or the Debt Financing Entities pursuant to Section 10.15, may be made only by) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (or any permitted assignee), in each case, solely as and to the extent specified, and on the terms and subject to the conditions set forth, in this Agreement or in such Transaction Document, as applicable. No other Person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or Representative of, any party to this Agreement or the other Transaction Documents, shall have any liability for any claims or causes of action that are in respect of or arise under this Agreement or any other Transaction Documents or the transactions contemplated by this Agreement or any other Transaction Documents.

Section 10.13 Interpretation; Absence of Presumption. It is understood and agreed that the specification of any dollar amount in the representations and warranties or covenants contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedules or Purchaser Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedules or Purchaser Disclosure Schedules is or is not material for purposes of this Agreement. Nothing in this Agreement (including the Seller Disclosure Schedules or the Purchaser Disclosure Schedules) shall be deemed an admission by either Party or any of its Affiliates, in any Proceeding, that such Party or any such Affiliate, or any third party, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or Law. For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement and the Transaction Documents shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement and the other Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the other Transaction Documents; (i) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the other Transaction Documents and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Documents shall be construed as if drafted jointly by the Parties or the parties thereto, as applicable, and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement or the other Transaction Documents; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) where used with respect to information, the phrases “delivered” or “made available” means that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, in the case of “made available” to Purchaser, material that has been made available in the “data room” (virtual or otherwise) established by Seller in connection with the Transaction (the “Data Room”) prior to the execution of this Agreement (or 5:00 p.m. Eastern Time on the day prior to the Closing Date, in the case of information required to be delivered or made available after the date hereof and prior to the Closing Date); (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if”; and (n) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 10.14 Waiver of Conflicts; Attorney–Client Privilege.

(a) Purchaser waives and will not assert, and agrees to cause its Affiliates, including the Purchased Entities, to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller, any of its Affiliates or any shareholder, officer, employee or director of Seller or any of its Affiliates in any matter involving this Agreement or any other agreements or transactions contemplated hereby or thereby (including matters in which the interests of Seller or any of its Affiliates may be directly adverse to Purchaser and its Affiliates, including the Purchased Entities), by any legal counsel currently representing Seller or any of its Affiliates in connection with this Agreement or any other agreements or transactions contemplated by this Agreement, including Wachtell, Lipton, Rosen & Katz (the “Current Representation”).

(b) Purchaser waives and will not assert, and agrees to cause its Affiliates, including the Purchased Entities, to waive and not to assert, any attorney–client or other applicable legal privilege or protection with respect to any communication between any legal counsel and Seller, any of its Affiliates, or any shareholder, officer, employee or director of Seller or any of its Affiliates relating in any way to the Current Representation, it being the intention of the Parties hereto that all such rights to such attorney–client and other applicable legal privilege or protection and to control such attorney–client and other applicable legal privilege or protection shall be retained by Seller and that Seller, and not Purchaser, its Affiliates or the Purchased Entities, shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after the Closing, none of Purchaser, its Affiliates or the Purchased Entities shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser, its Affiliates or the Purchased Entities, and none of Purchaser, its Affiliates, the Purchased Entities or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process. Notwithstanding the foregoing, in the event that following the Closing a dispute arises between Purchaser or its Affiliates, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, Purchaser or its Affiliates may seek to prevent the disclosure of such communications to such third party and Seller shall reasonably cooperate with Purchaser in connection with any request by Purchaser that Seller not permit such disclosure.

Section 10.15 Certain Financing Provisions. Notwithstanding anything in this Agreement to the contrary, Seller on behalf of itself and its Subsidiaries:

(a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Entities, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated by this Agreement or the agreements entered into in connection with the Debt Financing or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court;

(b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Debt Financing;

(c) agrees not to bring or support or permit any of its Subsidiaries to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Entity in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated by this Agreement or the Debt Commitment Letter or the performance of any services under the Debt Commitment Letter in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(d) agrees that service of process upon Seller or its Subsidiaries in any such Proceeding shall be effective if notice is given in accordance with Section 10.5;

(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court;

(f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Debt Financing Entity in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated by this Agreement or the Debt Commitment Letter or the performance of any services under the Debt Commitment Letter;

(g) agrees that none of the Debt Financing Entities will have any liability to Seller or any of its Subsidiaries or any of their respective Affiliates or Representatives (in each case, other than Purchaser or its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated by this Agreement or the Debt Commitment Letter or the performance of any services under the Debt Commitment Letter, whether in law or in equity, whether in contract or in tort or otherwise; and

(h) agrees that the Debt Financing Entities are express third-party beneficiaries of, and may enforce, (x) any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.15 and Section 8.4(d), and such provisions and the definitions of “Debt Financing Entities” and “Debt Financing Sources” and (y) Section 8.4(d) (and the definitions referenced therein), and that each such Section, provision and definition shall not be amended in any way adverse to any Debt Financing Entity without the prior written consent of the Debt Financing Sources.

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IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

PERRIGO COMPANY PLC

By:	/s/ Murray S. Kessler
Name: Murray S. Kessler
Title: President and Chief Executive Officer

VESTAS PHARMA LLC

By:	/s/ George Aitken-Davies
Name: George Aitken-Davies
Title: Authorized Signatory

[Signature Page to Stock and Asset Purchase Agreement]